Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

December 20, 2017

among

DIPLOMAT PHARMACY, INC.,

The LENDERS Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

CAPITAL ONE, NATIONAL ASSOCIATION,
as Syndication Agent

BANK OF AMERICA, N.A.,

CITIZENS BANKS, N.A.,

FIFTH THIRD BANK,

MORGAN STANLEY SENIOR FUNDING, INC.

and

WELLS FARGO BANK, N.A.

as Documentation Agents

JPMORGAN CHASE BANK, N.A.
and
CAPITAL ONE, NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

Schedule 1.01	—	Existing Letters of Credit
Schedule 1.01A	—	Closing Date Mortgaged Property
Schedule 2.01	—	Commitments
Schedule 3.03		Governmental Approvals; No Conflicts
Schedule 3.06	—	Environmental Matters
Schedule 3.11	—	Subsidiaries
Schedule 3.12	—	Insurance
Schedule 5.18	—	Post-Closing Actions
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Guarantee and Collateral Agreement
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Interest Election Request
Exhibit F	—	Form of Perfection Certificate
Exhibit G	—	Form of Supplemental Perfection Certificate
Exhibit H	—	Form of Solvency Certificate
Exhibit I-1	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-2	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-3	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-4	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J	—	Auction Procedures
Exhibit K	—	Form of Closing Certificates

CREDIT AGREEMENT dated as of December 20, 2017, among DIPLOMAT PHARMACY, INC., the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01                                                  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” has the meaning set forth in Section 2.23(a).

“Acquisition Agreement” means the Securities Purchase Agreement and Plan of Merger dated as of November 15, 2017, by and among the Company, Leeward Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser, LDI Holding Company, LLC , a Delaware limited liability company, Nautic Partners VII, L.P., a Delaware limited partnership, Nautic Partners VII-A, L.P., a Delaware limited partnership, Nautic Partners VIII-A, L.P., a Delaware limited partnership, and Oak HC/FT L.P., a Delaware limited partnership, Nautic Capital VIII, L.P., a Delaware limited partnership, solely in its capacity as the Securityholder Representative and Nautic VIII, L.P., a Delaware limited partnership, solely for purposes of its obligations under non-solicit, confidentiality and release provisions thereof (together with all definitive schedules, annexes, exhibits and other agreements effecting the terms thereof or related thereto).

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning set forth in Section 2.23(a).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified; provided that for purposes of Section 6.09, the term “Affiliate” shall include any Person that, directly or indirectly, beneficially owns Equity Interests in the Person specified representing 10%

or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified.

“Aggregate Revolving Commitment” means at any time the sum of the Revolving Commitments of all the Revolving Lenders at such time, as the same may be increased or decreased from time to time.

“Aggregate Revolving Exposure” means at any time the sum of the Revolving Exposures of all the Revolving Lenders at such time.

“Agreement” means this Credit Agreement, as the same may be modified, amended and/or supplemented from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in U.S. Dollars with a maturity of one month plus 1%; provided that for purposes of this definition, the LIBO Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one-month period, the Interpolated Rate in respect of a one-month Interest Period) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB or the Adjusted LIBO Rate shall be effective from and including the Closing Date of such change in the Prime Rate, the NYFRB or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. If the Alternate Base Rate is less than zero, it shall be deemed zero for purposes of this Agreement; provided, however, that notwithstanding the foregoing, at no time shall ABR with respect to the Initial Term B Loans be less than 2.00% per annum.

“Alternative Incremental Facility Indebtedness” means any Indebtedness incurred by a Loan Party in the form of one or more series of secured or unsecured bonds, debentures, notes or similar instruments or term loans; provided that (a) if such Indebtedness is secured, (i) such Indebtedness shall be secured by the Collateral (x) in the case of bonds, debentures, notes or similar instruments, on a pari passu or junior basis to the Obligations, and (y) in the case of loans, on a junior basis to the Obligations (but, in each case, without regard to the control of remedies) and shall not be secured by any property or assets of the Company or any of the Subsidiaries other than the Collateral, (ii) the security agreements relating to such Indebtedness are substantially similar to the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent and other than, in the case of Indebtedness secured on a junior basis, with respect to priority) and (iii) a representative, trustee, collateral agent, security agent or similar Person acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement, (b) such Indebtedness does not mature earlier than the date that is 91 days after the Latest Maturity Date in effect hereunder at the time of incurrence thereof and has a weighted average life to maturity no shorter than the Class of Term Loans with the latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) such Indebtedness contains covenants, events of default and other terms that are customary for similar

Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, fees and optional prepayment or redemption terms), are substantially identical to, or are not more favorable to the investors or lenders providing such Indebtedness than, those set forth in the Loan Documents (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect), (d) in the case of Alternative Incremental Facility Indebtedness in the form of bonds, debentures, notes or similar instruments, such Indebtedness does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, conversion or exchange in the case of convertible or exchangeable Indebtedness, certain debt issuances (on terms no less restrictive on the Company and its Subsidiaries than such mandatory debt prepayment requirements set forth herein), customary asset sale or event of loss mandatory offers to purchase, and customary acceleration rights after an event of default) prior to the Latest Maturity Date then in effect and (e) such Indebtedness is not guaranteed by any Person other than Loan Parties.  Alternative Incremental Facility Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“AmerisourceBergen” has the meaning provided in the AmerisourceBergen Intercreditor Agreement.

“AmerisourceBergen Indebtedness” has the meaning provided in the AmerisourceBergen Intercreditor Agreement.

“AmerisourceBergen Intercreditor Agreement” means the Intercreditor Agreement dated on or about December 20, 2017 between AmerisourceBergen and the Administrative Agent, as amended, supplemented, modified or refinanced with the consent of the Administrative Agent.

“AmerisourceBergen Inventory Collateral” has the meaning provided in the AmerisourceBergen Intercreditor Agreement.

“AmerisourceBergen Vendor Contract” means the contracts giving rise to the AmerisourceBergen Indebtedness or pursuant to which a Lien is granted by Borrower or any other Loan Party in favor of AmerisourceBergen, including but not limited to the Prime Vendor Agreement dated as of January 1, 2012 among Borrower, the other subsidiaries party thereto and AmerisourceBergen, and the Credit Agreement dated July 13, 2010 among Borrower, the other Loan Parties party thereto and AmerisourceBergen, in each case as amended, supplemented, modified or refinanced in a manner not materially adverse to the Lenders.  For purposes of this definition, it is acknowledged and agreed that changes to pricing terms and extensions of the term of the AmerisourceBergen Vendor Contract shall not be deemed to be materially adverse to the Lenders.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor” has the meaning set forth in Section 9.18(b).

“Applicable Funding Account” means the applicable account of the Borrower that shall be specified in a written notice signed by a Financial Officer and delivered to (and, in the case of any account located outside the United States, reasonably approved by) the Administrative Agent.

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as required to give effect to any reallocation of LC Exposure or Swingline Exposure made pursuant to paragraph (a)(iv) of Section 2.20.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures that occur after such termination or expiration and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any (i) ABR Loan that is an Initial Term B Loan, 3.50%  per annum and (ii) Eurocurrency Loan that is an Initial Term B Loan, 4.50% per annum, (b) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Amendment establishing the Incremental Term Commitments of such Series and (c) with respect to any ABR Loan or Eurocurrency Loan that is a Revolving Loan, an Initial Term A Loan or a Swingline Loan, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Total Net Leverage Ratio as of the end of the fiscal quarter of the Company for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that, for purposes of clause (c), until the date of the delivery of the consolidated financial statements pursuant to Section 5.01(a) or 5.01(b) as of and for the first full fiscal quarter of the Borrower ended after the Closing Date, the Applicable Rate shall be based on the rates per annum set forth in Category 1:

Total Net Leverage Ratio:	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1 > 4.00 to 1.00	2.50%	1.50%	0.40%
Category 2 < 4.00 to 1.00 but > 3.00 to 1.00	2.25%	1.25%	0.40%
Category 3 < 3.00 to 1.00 but > 2.00 to 1.00	2.00%	1.00%	0.35%
Category 4 < 2.00 to 1.00	1.75%	0.75%	0.30%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the 5th Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements (commencing with the financial statements for the first full fiscal quarter ending after the Closing Date) indicating such change and ending on the date immediately preceding the effective date of the next such change.  Notwithstanding the foregoing, unless waived by the Required Lenders, the Applicable Rate shall be based on the rates per annum set forth in Category 1 if the Company fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof. If the Borrower’s calculation of the Total Net Leverage Ratio used to determine the applicable Category is subsequently determined to be incorrect and the corrected Total Net Leverage Ratio would have resulted in a higher Applicable Rate for such applicable period of time prior to it being corrected, the Borrower shall pay to the Administrative Agent within 3 Business Days of demand and for the account of the Lenders to whom such amounts would have been paid, an amount equal to the amount of additional interest and fees that would have been payable (over what has already been paid) had such higher Applicable Rate been in effect at the beginning of the applicable period.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A. and Capital One, National Association in their respective capacities as joint lead arrangers and bookrunners for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auction Manager” has the meaning set forth in Section 2.24(a).

“Auction Notice” means an auction notice given by the Company in accordance with the Auction Procedures with respect to an Auction Purchase Offer.

“Auction Procedures” means the auction procedures with respect to Auction Purchase Offers set forth in Exhibit J hereto.

“Auction Purchase Offer” means an offer by the Company to purchase Term Loans of one or more Classes pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.24.

“Authorized Officer” means the chief executive officer, president, chief operating officer, chief financial officer, treasurer or assistant treasurer, of the applicable Loan Party.

“Available Amount” means, as of any time, the excess, if any, of:

(a)                                 the sum of (i) $25,000,000, plus (ii) the Cumulative Company’s ECF Share, plus (iii) the Net Proceeds received by the Company from the issuance of Qualified Equity Interests of the Company (other than the issuance of Equity Interests to any Subsidiary) and of Indebtedness and Disqualified Equity Interests of the Company which have been exchanged or converted into Qualified Equity Interests of the Company, in each case incurred or issued after the Closing Date, plus (iv) the Net Proceeds of Dispositions of Investments made using the Available Amount (in an amount, together with amounts added pursuant to clause (v) below, not to exceed the amount of such Investment made using the Available Amount), plus (v) returns, profits, distributions and similar amounts received in cash or Permitted Investments on Investments made using the Available Amount (in an amount, together with amounts added pursuant to clause (iv) above, not to exceed the amount of such Investments made using the Available Amount), plus (vi) cash distributions from any Unrestricted Subsidiary that have been transferred to the Company or any of its Subsidiaries in an amount not to exceed the amount of the Investment of the Company and its Subsidiaries in such Unrestricted Subsidiary made using the Available Amount; over

(b)                                 the sum of all Investments made prior to such time in reliance on Section 6.04(w)(iii), plus all Restricted Payments made prior to such time in reliance on Section 6.08(a)(viii)(B), plus all expenditures in respect of Indebtedness made prior to such time in reliance on Section 6.08(b)(v)(B), in each case utilizing the Available Amount or portions thereof in effect on the date of any such Investment, Restricted Payment or expenditure.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment.

“Base Incremental Amount” means, as of any date, an amount equal to (a) $125,000,000 less (b) the sum of (i) the aggregate amount of Incremental Commitments established pursuant to Section 2.21 prior to such date in reliance on the Base Incremental Amount and (ii) the aggregate original principal amount of Alternative Incremental Facility Indebtedness incurred pursuant to Section 6.01(l) prior to such date in reliance on the Base Incremental Amount.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means $500,000.

“Borrowing Multiple” means $250,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of any such written request, substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in U.S. Dollars in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures (including capitalized software expenditures) of the Company and its Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP, excluding (i) any such expenditures made to restore, replace or rebuild assets to the condition of such assets immediately prior to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, such assets to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty, damage, taking, condemnation or similar proceeding, (ii) any such expenditures constituting Permitted Acquisitions or any other acquisition of all the Equity Interests in, or all or substantially all the assets of (or the assets constituting a business unit, division, product line or line of business of), any Person and related costs and expenses and (iii) any such expenditures in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Company and its Subsidiaries, and (b) such portion of principal payments on Capital Lease Obligations made by the Company and its Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment for such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (without giving effect to any subsequent changes in GAAP arising out of a change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010, or a substantially similar pronouncement).  The amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Management Agreement” means an agreement pursuant to which a bank or other financial institution provides Cash Management Services.

“Cash Management Services” means (a) treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to the Company or any Subsidiary and (b) commercial credit card and purchasing card services provided to the Company or any Subsidiary.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.

“CFC Holding Company” means a Subsidiary, substantially all of the assets of which consist of Equity Interests or Indebtedness of (a) one or more CFCs or (b) one or more CFC Holding Companies.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) other than Permitted Holders of Equity Interests in the Company representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Company; (b) persons who were (i) directors of the Company on the Closing Date, (ii) nominated or approved by the board of directors of the Company or (iii) appointed by directors who were directors of the Company on the Closing Date or were nominated or approved as provided in clause (ii) above ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Company; or (c) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Company under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness of the Company.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term A Loans, Initial Term B Loans, Incremental Term Loans of any Series, Revolving Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is an Initial Term A Loan Commitment, an Initial Term B Loan Commitment, an Incremental Term Commitment of any Series or a Revolving Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.  Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Sections 2.21, 2.22 and 2.23.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is December 20, 2017.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Company, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)                                 the Administrative Agent shall have received from the Company and each Designated Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Collateral Agreement, substantially in the form specified therein, duly executed and delivered on behalf of such Person, together with documents of the type referred to in paragraph (b) of Section 4.01 and, to the extent reasonably requested by the Administrative Agent, opinions of the type referred to in paragraph (a) of Section 4.01, with respect to such Designated Subsidiary;

(b)                                 (i) all outstanding Equity Interests in any Subsidiary (other than Excluded Equity Interests), in each case directly owned by any Loan Party, shall have been pledged pursuant to the Collateral Agreement and (ii) the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)                                  all (i) Indebtedness of the Company and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and (ii) Indebtedness (other than intercompany Indebtedness) for borrowed money in a principal amount exceeding $5,000,000 (individually) or $10,000,000 (in the aggregate) that is owing to any Loan Party and evidenced by a promissory note shall, in each case, have been pledged pursuant to the Collateral Agreement or a supplement to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)                                 all documents and instruments, including Uniform Commercial Code financing statements, required by Requirements of Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to evidence the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e)                                  the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) any items required pursuant to Section 5.15 and (iv) such surveys, abstracts and legal opinions, in each case, as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the Loan Parties shall have the time periods specified in (x) Section 5.18 to satisfy the Collateral and Guarantee Requirement with respect to the items specified in Schedule 5.18 and (y) Section 5.11 to satisfy the Collateral and Collateral Requirement with respect to Designated Subsidiaries newly acquired or formed (or which first become Designated Subsidiaries) after the Closing Date and with respect to assets acquired after the Closing Date that do not automatically constitute Collateral under the Collateral Agreement, (b) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, as to which the Administrative Agent and the

Company reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse Tax consequences to the Company and the Subsidiaries (including the imposition of, or increase in, withholding or other material Taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (c) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the Company and (d) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may, without the consent of any Lender, grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables (subject to Section 5.15, as applicable) with respect to particular assets or the provision of any Guarantee by any Designated Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Designated Subsidiaries formed or acquired, after the Closing Date) where it and the Company reasonably agree that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.  In addition, in no event shall (a) control agreements or control or similar arrangements be required with respect to cash deposit or securities accounts, (b) notice be required to be sent to account debtors or other contractual third parties prior to the occurrence and absent the continuance of an Event of Default, (c) perfection be required with respect to letter of credit rights and commercial tort claims (except to the extent perfected through the filing of Uniform Commercial Code financing statements), or (d) security documents governed by the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia be required.

JPMorgan Chase Bank, N.A. has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitution therefor and any regulations promulgated thereunder (the “Flood Laws”). JPMorgan Chase Bank, N.A., as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMorgan Chase Bank, N.A., as Administrative Agent, reminds each lender and participant in the facility that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment, Initial Term Loan Commitment, Incremental Term Commitment of any Series or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S. C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” means Diplomat Pharmacy, Inc., a Michigan corporation.

“Company Material Adverse Effect” means (with, solely for purposes of this definition, all capitalized terms used in this definition having the meanings ascribed thereto in the Acquisition Agreement as in effect on November 15, 2017) any change, effect, event or occurrence that, individually or in the aggregate, (a) does, or would be reasonably expected to, prevent or materially impair, delay or affect the ability of the Company or the Blocker Sellers to consummate the Transactions or (b) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Subsidiary taken as a whole; provided, however, that in the case of this clause (b), none of the following shall be deemed in themselves to constitute a Material Adverse Effect and excluding any change, effect, event or occurrence arising from the following: (i) the announcement or pendency or consummation of the Transactions, including any related losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ii) any change, effect, event or occurrence in any industry in which the Company participates, the U.S. economy or any other economy where the Company conducts business (in each case, as a whole) or the capital, banking or financing markets in general or the markets in which the Company operates or any geographical area in which the Company conducts its business; (iii) any “act of God” including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (iv) any change in global, national or regional political conditions; (v) changes after the date hereof in GAAP or any change in any applicable Laws, rules or regulations issued by any Governmental Entity; (vi) any failure, in and of itself, by the Company to meet any internal projections or forecasts for any period ending on or after the date of the Agreement (but not the change, effect, event or occurrence underlying, causing or contributing to such failure to the extent such change, effect, event or occurrence would otherwise constitute or contribute to a Material Adverse Effect under this definition); (vii) any existing event or occurrence or circumstance of which the Purchaser has actual knowledge on November 15, 2017 as a result of such existing event or occurrence or circumstance having been expressly disclosed in reasonable detail in the Disclosure Schedules; or (viii) any action taken by a party to the Agreement as expressly required by the Purchaser; except, in the case of the foregoing clauses (ii) through (v), any change, effect, event or occurrence that has a material disproportionate effect on the Company or the Subsidiary or the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or the Subsidiary as compared to other participants in the industry in which the Company or the Subsidiary operate.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated November 2017, relating to the credit facilities provided for herein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, for any period, Consolidated Net Income for such period, plus without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(a)                                 (i)                                     consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations),

(ii)                                  provision for taxes based on income, profits or losses, including foreign withholding taxes, and for corporate franchise, capital stock, net worth and value-added taxes, in each case during such period,

(iii)                               all amounts attributable to depreciation, depletion and amortization for such period (excluding amortization expense attributable to a prepaid cash expense that was paid in a prior period),

(iv)                              any extraordinary losses or charges for such period,

(v)                                 any Non-Cash Charges for such period; provided that any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a)(v) (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made,

(vi)                              any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(vii)                           any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements or attributable solely to fluctuations in currency value,

(viii)                        the cumulative effect for such period of a change in accounting principles,

(ix)                              non-recurring out-of-pocket transactional fees, costs and expenses relating to (a) the Transactions, Permitted Acquisitions, Investments, Indebtedness, securities offerings and Dispositions, and (b) any attempted consummation of any Permitted Acquisition, Investment, or securities offering or Disposition, in each case, including legal fees, advisory fees and upfront financing fees,

(x)                                 charges and expenses (whether cash or non-cash) comprised of earnouts and deferred purchase price obligations incurred in connection with the LDI Acquisition, acquisitions consummated prior to the Closing Date or any Permitted Acquisition,

(xi)                              out-of-pocket transaction fees, costs and expenses incurred in connection with any amendments or waivers under this Agreement or any other Loan Document,

(xii)                           losses for which third party insurance or indemnity recovery is actually received in cash during such period,

(xiii)                        non-recurring fees, costs and expenses related to the termination of vendor agreements in an aggregate amount not to exceed $2,000,000 in the aggregate in any Test Period,

(xiv)                       one-time non-recurring or unusual expenses or losses that are disclosed in the Borrower’s filings with the SEC, including, without limitation, relocation costs, restructuring costs, severance costs, losses in connection with non-ordinary course Dispositions and other one-time non-recurring or unusual expenses or losses not otherwise added back to Consolidated EBITDA in an aggregate amount for this clause (xiv) not to exceed 3.5% of Consolidated EBITDA (before giving effect to such addback) in the aggregate in any Test Period,

(xv)                          payroll taxes paid in connection with the redemption of employee, officer, director or consultant options, not to exceed $3,000,000 in the aggregate in any Test Period, plus

(b)                                 Pro Forma Adjustments in connection with the LDI Acquisition, Permitted Acquisitions and other acquisitions consummated during such period (including to the extent such period occurred prior to the Closing Date); provided that (i) such Pro Forma Adjustments shall be calculated net of the amount of actual benefits realized and (ii) the aggregate amount of all amounts under this clause (b) that increase Consolidated EBITDA in any Test Period shall not exceed, and shall be limited to, 10% of Consolidated EBITDA in respect of such Test Period (calculated before giving effect to such adjustments and all other adjustments to Consolidated EBITDA); and minus

(c)                                  without duplication and to the extent included in determining such Consolidated Net Income:

(i)                                     any extraordinary gains for such period,

(ii)                                  any non-cash gains for such period, including with respect to write-ups of assets or goodwill,

(iii)                               any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(iv)                              the cumulative effect for such period of a change in accounting principles, and

(v)                                 any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements or attributable solely to fluctuations in currency value, provided further that, Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) non-cash foreign translation gains and losses. Notwithstanding anything to the contrary contained herein, but subject to the next sentence and (without duplication) exclusive of any Pro Forma Adjustments permitted in accordance with clause (b) above (other than those arising from the LDI Acquisition or other acquisitions announced prior to the Closing Date, which are included in the below), Consolidated EBITDA shall be deemed to be $34,170,000, $36,601,000, $36,923,000 and $41,276,000 for the fiscal quarters ended on December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017, respectively.  For purposes of calculating Consolidated EBITDA for any period to determine the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Interest Coverage Ratio, Consolidated EBITDA for such period shall be calculated on a Pro Forma Basis in accordance with Section 1.04(b); and provided further that, for the avoidance of doubt, with respect to the Company and its Subsidiaries for the period from October 1, 2017 through the Closing Date, Consolidated EBITDA shall be calculated in a manner consistent with the methodology used to calculate the amounts in the immediately preceding proviso.

“Consolidated Four Quarter EBITDA” means, as of any date of determination, Consolidated EBITDA for the Test Period most recently ended for such date for which financial statements shall have been delivered pursuant to Sections 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the pro forma financial statements delivered pursuant to Section 4.01(n), calculated on a Pro Forma Basis in accordance with Section 1.04(b).

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Company) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or other cash distributions actually paid by such Person to the Company or, subject to clauses (b) and (c) of this proviso, any consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) of this proviso paid to, any Subsidiary (other than a Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or other cash distributions by such Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other cash distributions have been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) of this proviso paid to, any consolidated Subsidiary that is not wholly-owned by the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.  Notwithstanding the foregoing, the amount of any cash dividends paid by any Unrestricted Subsidiary and received by the Company or the Subsidiaries during any such period shall be included, without duplication and subject to clauses (b) and (c) of the proviso in the immediately preceding sentence, in the calculation of Consolidated Net Income for such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Cumulative Company’s ECF Share” means, as of any date of determination, for each fiscal year (commencing with the fiscal year ending December 31, 2018) with respect to which a Compliance Certificate has been delivered in connection with the delivery of annual financial statements pursuant to Section 5.01(a), an amount (in no event less than zero) equal to the sum of the Retained Percentage of Excess Cash Flow for such fiscal years covered by such Compliance Certificates.

“Declined Amount” has the meaning set forth in Section 2.11(c).

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Lender notifies the Administrative Agent in writing that such failure is the result of such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, made in good faith, to provide a certification in writing from an authorized officer of such Revolving Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such written certification, (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or a Bail-In Action, or (e) has, or has a direct or indirect parent company that has, had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of (a) the ownership or acquisition of any equity interest in that Lender or its Revolving Lender Parent by a Governmental Authority or (b) if such Lender and its parent entities are solvent, the appointment of a receiver, conservator, trustee, administrator or other similar official by a Governmental Authority having regulatory authority over such Lender or such parent under or based on the law in the country where it is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed, in each case, so long as such ownership interest or appointment, as applicable, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Company, each Issuing Bank, the Swingline Lender and each other Lender.

“Designated Subsidiary” means each Subsidiary that is not an Excluded Subsidiary.

“Disposition” has the meaning set forth in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)                                 matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)                                 is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)                                  is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Company or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Closing Date, the Closing Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Documentation Agents” means Bank of America, N.A., Citizens Banks, N.A., Fifth Third Bank, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, N.A., in their capacity as documentation agents for the credit facilities provided for herein.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“ECF Percentage” means 75%; provided, that, starting with respect to the first full fiscal year of the Borrower ended after the Closing Date (or if the Closing Date occurs in 2018, starting with the fiscal year of the Borrower ended in 2018 based on the Excess Cash Flow from the Closing Date to the last day of such fiscal year), the ECF Percentage shall be reduced to (a) 50% if the Total Net Leverage Ratio as of the last day of such fiscal year is less than 4.25 to 1.00 but greater than or equal to 3.75 to 1.00, (b) 25% if the Total Net Leverage Ratio as of the last day of such fiscal year is less than 3.75 to 1.00 but greater than or equal to 3.25 to 1.00 and (c) 0% if the Total Net Leverage Ratio as of the last day of such fiscal year is less than 3.25 to 1.00.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other than, in each case, (i) a natural person or (ii) except to the extent permitted under Sections 2.24 and 9.04(e), the Company, any Subsidiary or any other Affiliate of the Company.

“Environmental Laws” means all Requirements of Law relating to pollution or the protection of the environment or natural resources (or, as it relates to exposure to hazardous or toxic substances, human health and safety matters).

“Environmental Liability” means any liability, obligation, loss, claim, lawsuit or order, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities) directly or indirectly resulting or arising from (a) the violation of any Environmental Law or Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the Release or threatened Release of any Hazardous Materials, (d) exposure to any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization issued or required under Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into Equity Interests).

“Equity Issuance To Seller” means the issuance of common stock of the Company to the Sellers as consideration for the LDI Acquisition in at least the amount and in the manner provided for in the Acquisition Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) the existence, with respect to any Plan of the Borrower, of a non-exempt Prohibited Transaction; (b) any Reportable Event; (c) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (f) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (g) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any ERISA Affiliate of any liability under Section 4063 of ERISA or under Part I of Subtitle E of Title IV of ERISA with respect to the withdrawal or partial withdrawal by the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or terminated (within the meaning of Section 4041A of ERISA); (j) the failure by the Borrower or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; or (k) a Foreign Plan Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Article VII.

“Excess Cash Flow” means, for any fiscal year, an amount equal to:

(a)                                 the sum, without duplication, of:

(i)                                     Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events;

(ii)                                  depreciation, depletion, amortization and other Non-Cash Charges, expenses or losses, including the non-cash portion of interest expense, deducted in determining such Consolidated Net Income or loss for such fiscal year;

(iii)                               the sum of (x) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa) and (y) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries increased during such fiscal year; and

(iv)                              income tax expense, including penalties and interest, to the extent deducted in determining Consolidated Net Income for such fiscal year;

minus

(b)                                 the sum, without duplication, of:

(i)                                     the amount of all non-cash gains included in arriving at such Consolidated Net Income for such fiscal year;

(ii)                                  the sum of (x) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa) and (y) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries decreased during such fiscal year;

(iii)                               the sum of, in each case except to the extent financed with Excluded Sources, (x) the aggregate amount of Capital Expenditures by the Company and its consolidated Subsidiaries made in cash for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations), (y) the aggregate amount of cash consideration paid during such fiscal year by the Company and its consolidated Subsidiaries to make Permitted Acquisitions and other Investments (including contingent earn out payments and other purchase price adjustments) permitted under Section 6.04 (excluding intercompany Investments and Investments in cash and cash equivalents) and (z) payments in cash made by the Company and its consolidated Subsidiaries with respect to any noncash charges added back pursuant to clause (a)(ii) above in computing Excess Cash Flow for any prior fiscal year;

(iv)                              except to the extent financed with Excluded Sources, the aggregate principal amount of Long-Term Indebtedness repaid or prepaid in cash by the Company and its consolidated Subsidiaries during such fiscal year (together with any related premium, make-whole or penalty payments paid in cash), excluding (x) revolving extensions of credit (except to the extent that any repayment or prepayment of such Indebtedness is accompanied by a permanent reduction in related commitments and excluding in any event prepayments of Revolving Loans) and (y) optional prepayments of Term Loans pursuant to Section 2.11(a);

(v)                                 (x) income taxes, including penalties and interest, and (y) payments and other contributions to employee pension benefit, retirement or similar plans, in each case paid in cash during such period;

(vi)                              to the extent not deducted in the calculation of Consolidated Net Income, (x) transaction expenses incurred in connection with the Transactions and (y) transaction expenses incurred in connection with any Permitted Acquisition or other Investment permitted under Section 6.04 (excluding intercompany Investments and Investments in cash and cash equivalents), in each case paid in cash during such period; and

(vii)                           without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Company and its consolidated Subsidiaries pursuant to binding contracts entered into prior to or during such period related to Permitted Acquisitions, other Investments permitted under Section 6.04 (excluding intercompany Investments and Investments in cash and cash equivalents), or Capital Expenditures to the extent expected to be made during the period of four consecutive fiscal quarters following the end of such period (provided that, to the extent such consideration is not actually paid in such future period, such amount shall increase Excess Cash Flow with respect to such future period).

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Assets” means (a) any fee-owned real property with an assessed value for real estate taxation purposes of less than $5,000,000 and all leasehold interests; (b) motor vehicles and other assets subject to certificates of title (other than to the extent a security interest in such assets can be perfected by filing a Uniform Commercial Code financing statement); (c) Excluded Equity Interests; (d) commercial tort claims with a value of less than $5,000,000; (e) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or any Subsidiary thereof) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; and (f) “intent-to-use” trademark applications; provided that no assets or property that secures any AmerisourceBergen Indebtedness shall constitute an Excluded Asset; provided further that for the avoidance of doubt the Proceeds (as defined in the Collateral Agreement) of any Excluded Asset shall not constitute Excluded Assets, unless such Proceeds otherwise separately constitute assets or property described in any of clauses (a) through (f) above.

“Excluded Equity Interests” means (a) any Equity Interests that consist of voting stock of a Subsidiary that is a CFC or a CFC Holding Company in excess of 65% of the outstanding voting stock (or 65% of the outstanding Equity Interests in the case of an entity that is not a corporation for U.S. federal income tax purposes) of such Subsidiary, (b) any Equity Interests if, to the extent, and for so long as, the grant of a Lien thereon to secure the Obligations is effectively prohibited by any Requirements of Law; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect, and (c) Equity Interests in joint ventures permitted under this Agreement to the extent and for so long as the granting of security interests in such Equity Interests would be prohibited by the Organizational Documents or shareholder agreements or similar contracts between the owners of the Equity Interests of such joint venture (provided the Borrower shall have taken commercially reasonable efforts to obtain a waiver of such restriction); provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect.

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness or Capital Lease Obligations, (b) the Net Proceeds of any Disposition of assets made in reliance on Section 6.05(l), (c) proceeds of any issuance or sale of Equity Interests in the Company or any capital contributions to the Company and (d) amounts used in reliance on clause (a)(ii) of the Available Amount.

“Excluded Subsidiary” means (a) any Domestic Subsidiary that is not a Significant Subsidiary, (b) any Subsidiary that is a CFC or a CFC Holding Company (and accordingly, in no event shall a CFC or a CFC Holding Company be required to enter into any Security Document or pledge any assets hereunder), (c) any Subsidiary formed or acquired after the Closing Date that is prohibited by Requirements of Law from guaranteeing the Loan Document Obligations and (d) any non-wholly-owned Subsidiary that is prohibited by its

Organizational Documents or any joint venture or similar documents from guaranteeing the Loan Document Obligations; provided that any Subsidiary shall cease to be an Excluded Subsidiary at such time as none of clauses (a), (b), (c) or (d) above apply to it.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, and only for so long as, the Guarantee by such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant by any Loan Party of a security interest, as applicable, becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Excluded Term Lender” means any Term Lender that, if it were a Revolving Lender, would be a Defaulting Lender pursuant to clause (d) or (e) of the definition of Defaulting Lender herein, and the Administrative Agent shall make such determination and give notice thereof in accordance with, and with the effect specified, in the last sentence of such definition.

“Existing Credit Facility” means the Second Amended and Restated Credit Agreement dated as of April 1, 2015 among the Company, General Electric Capital Corporation as agent and the other parties thereto (including any amendments, increases or other modifications thereof).

“Existing Indebtedness Refinancing” has the meaning set forth in the definition of “Transactions”.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01, which letters of credit are outstanding on the Closing Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.  If the Federal Funds Effective Rate is less than zero, it shall be deemed zero for purposes of this Agreement.

“Financial Covenants” means the covenants set forth in Sections 6.12(a) and 6.12(b).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Lien Net Leverage Ratio” means, on any date of determination, the ratio of (a) an amount equal to (i) Total Indebtedness as of such date that is secured by Liens on the assets or property of the Borrower or its Subsidiaries (other than any such Liens that are expressly junior in priority to the Liens securing the Loan Document Obligations), less (ii) the aggregate amount of Unrestricted Cash as of such date to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

“Flood Laws” has the meaning set forth in the definition of Collateral and Guarantee Requirement.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), program or agreement that is not subject to U.S. law and is maintained or contributed to by, or entered into with, the Borrower or any ERISA Affiliate, other than any employee benefit plan, program or agreement that is sponsored or maintained exclusively by a Governmental Authority.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any contributions or payments required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable Governmental Authorities of any such Foreign Plan required to be registered with such Governmental Authorities; or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Company)).  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, mercury, lime solids, radon gas and all other substances, wastes or other pollutants (including explosive, radioactive, hazardous or toxic substances or wastes) that are regulated pursuant to, or would reasonably be expected to give rise to liability under, any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a Hedging Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreements.

“Impacted Interest Period” has the meaning set forth in the definition of LIBO Rate.

“Incremental Acquisition Revolving Facility” means Incremental Revolving Commitments designated as an “Incremental Acquisition Revolving Facility” by the Company, the Administrative Agent and the applicable Incremental Lenders in the applicable Incremental Facility Amendment, the effectiveness of which is conditioned upon the consummation of a Permitted Acquisition or other acquisition or Investment permitted hereunder (including the refinancing of Indebtedness in connection therewith (to the extent required in connection with such Permitted Acquisition, acquisition or Investment) and the payment of related fees and expenses).

“Incremental Acquisition Term Facility” means Incremental Term Commitments designated as an “Incremental Acquisition Term Facility” by the Company, the Administrative Agent and the applicable Incremental Lenders in the applicable Incremental Facility Amendment, the making of which is conditioned upon the consummation of, and the proceeds of which will be used to finance, a Permitted Acquisition or other acquisition or Investment permitted hereunder (including the refinancing of Indebtedness in connection therewith (to the extent required in connection with such Permitted Acquisition, acquisition or Investment) and the payment of related fees and expenses).

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.

“Incremental Facility” means an Incremental Revolving Facility or an Incremental Term Facility.

“Incremental Facility Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term

Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Amendment and Section 2.21, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Amendment.

“Incremental Revolving Facility” means an incremental portion of the Revolving Commitments established hereunder pursuant to an Incremental Facility Amendment providing for Incremental Revolving Commitments.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Amendment and Section 2.21, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Facility” means an incremental term loan facility established hereunder pursuant to an Incremental Facility Amendment providing for Incremental Term Commitments.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Company pursuant to Section 2.21.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Amendment.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding, for the avoidance of doubt, trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable, deferred compensation arrangements for employees, directors and officers and other accrued obligations, in each case in the ordinary course of business), (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (j) all Guarantees by such Person of Indebtedness of others.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) purchase price adjustments, earnouts, holdbacks or deferred payments of a similar nature (including deferred compensation representing consideration or other contingent obligations incurred in connection with an acquisition), except in each case to the extent that such amount payable is, or becomes, reasonably determinable and contingencies have been resolved or such amount would otherwise be required to be reflected on a balance sheet prepared in accordance with GAAP; (ii) current accounts payable incurred in the ordinary course of business; (iii) obligations in respect of non-competes and similar agreements; (iv) Hedging Obligations; (v) obligations in respect of Cash Management Services; and (vi) licenses and operating leases. The amount of Indebtedness of any Person for purposes of clause (i) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Initial Lender” means JPMorgan Chase Bank, N.A.

“Initial Term Loan” means an Initial Term A Loan and/or Initial Term B Loan, as applicable.

“Initial Term Loan Commitment” means an Initial Term A Loan Commitment and/or Initial Term B Loan Commitment, as applicable.

“Initial Term A Loan” means a Loan made pursuant to clause (c) of Section 2.01.

“Initial Term A Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term A Loan on the Closing Date, expressed as an amount representing the maximum principal amount of the Initial Term A Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of the Lender’s Initial Term A Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term A Loan Commitment, as applicable.  The initial aggregate amount of the Lenders’ Initial Term A Loan Commitments is $150,000,000.

“Initial Term B Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Initial Term B Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term B Loan on the Closing Date, expressed as an amount representing the maximum principal amount of the Initial Term B Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of the Lender’s Initial Term B Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term B Loan Commitment, as applicable.  The initial aggregate amount of the Lenders’ Initial Term B Loan Commitments is $400,000,000.

“Intercreditor Agreement” means (a) in respect of Indebtedness intended to be secured by some or all of the Collateral on a pari passu basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Company, (b) in respect of Indebtedness intended to be secured by some or all of the Collateral on a junior priority basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Company, (c) the AmerisourceBergen Intercreditor Agreement and (d) with respect to any Permitted Vendor Indebtedness, an intercreditor agreement on terms reasonably acceptable to the Administrative Agent.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Test Period most recently ended on or prior to such date to (b) consolidated cash interest expense of the Company and its Subsidiaries for such Test Period.  Such consolidated interest expense for such period shall be calculated on a Pro Forma Basis in accordance with Section 1.04(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Loan Borrowing or Term Loan Borrowing in accordance with

Section 2.07, which shall be, in the case of any such written request, substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, to the extent made available by all Lenders of the Class participating therein, twelve months thereafter), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the Closing Date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, with respect to U.S. Dollars at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available for U.S. Dollars) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available for U.S. Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, with respect to a specified Person, (a) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment in, any other Person that are held or made by the specified Person and (b) the purchase or acquisition (in one transaction or a series of related transactions) of all or substantially all the property and assets or business of another Person or assets constituting a business unit, line of business, division or product line of such other Person.  The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date (excluding any portion thereof representing paid-in-kind interest or principal accretion), without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the Company in accordance with GAAP) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received in cash, or other property that has been converted into cash or is readily marketable for cash, by such specified Person representing a return of capital of such Investment, but without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such transfer, (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness, other securities or assets of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (v) any Investment (other than any Investment referred to in clause (i), (ii), (iii) or (iv) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair value (as determined reasonably and in good faith by a Financial Officer of the Company) of such Equity Interests at the time of the issuance thereof.  For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer of the Company.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A., (b) Capital One, National Association, (c) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder and (d) solely with respect to Existing Letters of Credit, the issuer thereof.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Judgment Currency” has the meaning set forth in Section 9.18(b).

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including in respect of any

Incremental Facility and including any Maturity Date that has been extended from time to time in accordance with this Agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit at such time that, in accordance with the terms of such Letters of Credit, could upon satisfaction of drawing conditions be drawn thereunder, and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LDI” means LDI Holding Company, LLC, a Delaware limited liability company.

“LDI Acquisition” means the acquisition by the Company of all the outstanding Equity Interests of LDI pursuant to the Acquisition Agreement.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Individual Sublimit” means, with respect to (a) JPMorgan Chase Bank, N.A., $5,000,000, (b) Capital One, National Association, $5,000,000 and (c) with respect to any additional Issuing Bank that becomes a party hereto after the Closing Date, such amount as agreed between the Company and such Issuing Bank and notified to the Administrative Agent in writing.

“LIBO Rate” means, with respect to a Eurocurrency Borrowing denominated in U.S. Dollars for any Interest Period, (a) the applicable Screen Rate as of the Specified Time on the Quotation Day, (b) if the applicable Screen Rate for U.S. Dollars shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate with respect to U.S. Dollars as of the Specified Time on the Quotation Day or (c) if no Screen Rate or Interpolated Rate is available for such currency, then Section 2.14 shall apply. If the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided that with respect to Initial Term B Loans, the LIBO Rate shall at no time be less than 1.00% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower in cash of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans of such Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by such Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of such Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Incremental Facility Amendment, any Refinancing Facility Agreement, any Loan Modification Agreement, the Collateral Agreement, the other Security Documents, any Intercreditor Agreement, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(c) (and, in each case, any amendment, restatement, waiver, supplement or other modification to any of the foregoing).

“Loan Modification Agreement” means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Company, among the Company and, if applicable, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

“Loan Modification Offer” has the meaning set forth in Section 2.23(a).

“Loan Parties” means the Company and each Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including pursuant to any Incremental Facility Amendment or any Refinancing Facility Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class (or as applicable Classes), means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the unused Aggregate Revolving Commitment at such time (other than that attributable to Defaulting Lenders), (b) in the case of the Term Lenders of any Class, Lenders other than Excluded Term Lenders holding outstanding Term Loans of such Class representing more than 50% of the aggregate principal amount of all Term Loans of such Class outstanding at such time (other than Term Loans of Excluded Term Lenders) and (c) in the case of the Revolving Lenders and Term A Lenders, Lenders having Revolving Exposures, unused Revolving Commitments and holding outstanding Term A Loans representing more than 50% of the sum of the Aggregate Revolving Exposure, the unused Aggregate Revolving Commitment (other than that attributable to Defaulting Lenders) and the aggregate principal amount of all Term A Loans outstanding at such time (other than Term A Loans of Excluded Term Lenders).

“Material Acquisition” means any acquisition, or a series of related acquisitions by the Company or any Subsidiary, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment, as estimated in good faith by the Company, but excluding earnout, contingent payment or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $5,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Disposition” means any Disposition, or a series of related Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) the Company or any Subsidiary; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment, as estimated in good faith by the Company, but excluding earnout, contingent payment or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $5,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents) or Hedging Obligations of any one or more of the Company and the Subsidiaries in an aggregate principal amount of $25,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if the applicable Hedging Agreement were terminated at such time.

“Maturity Date” means the Term A Maturity Date, the Term B Maturity Date, the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series or the Revolving Maturity Date, and any extended maturity date with respect to all or a portion of any Class of Loans or Commitments hereunder pursuant to a Refinancing Facility Agreement or a Loan Modification Agreement, as the context requires.

“Maximum Incremental Ratio Amount” means an amount represented by Incremental Commitments to be established pursuant to Section 2.21 or Alternative Incremental Facility Indebtedness to be incurred pursuant to Section 6.01(l), as the case may be, that would not, immediately after giving effect to the establishment or incurrence thereof ((x) assuming that the full amount of any Incremental Revolving Commitments have been borrowed as Revolving Loans and (y) excluding from such pro forma calculation the Net Proceeds of such Incremental Commitments or Alternative Incremental Facility Indebtedness (if any)), cause the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis as of the date of incurrence of such Indebtedness, but including for purposes of such calculation all such Incremental Commitments and Alternative Incremental Facility Indebtedness, to exceed 3.75 to 1.00; provided that with respect to Alternative Incremental Facility Indebtedness established pursuant to Section 6.01(l) in lieu of the First Lien Net Leverage Ratio test applicable to Incremental Commitments, such test with respect to such Alternative Incremental Facility Indebtedness shall instead be: (1) in the case of such Indebtedness secured on a pari passu basis with the Liens securing the Loan Document Obligations, a First Lien Net Leverage Ratio not to exceed 3.75 to 1.00, (2) in the case of such Indebtedness secured on a junior basis to the Liens securing the Loan Document Obligations, a Secured Net Leverage Ratio not to exceed 4.25 to 1.00 or (3) in the case of such unsecured Indebtedness, a Total Net Leverage Ratio not to exceed 5.00 to 1.00.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Minimum Extension Condition” has the meaning set forth in Section 2.23(a).

“MIRE Event” means, if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Loans (including any Incremental Revolving Commitments, Incremental Term Loans or any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit).

“MNPI” means material information concerning the Company, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.  For purposes of this definition, “material information”

means information concerning the Company, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that would reasonably be expected to be material for purposes of the United States Federal and State securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means, (a) as of the Closing Date, for so long as owned by any Loan Party, the properties set forth on Schedule 1.01A and (b) each parcel of real property owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has an assessed value for real estate taxation purposes of $5,000,000 or more, subject to the limitations in the definition of the term “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds (which term, for purposes of this definition, shall include Permitted Investments) (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by the Company and the Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, (A) the amount of all payments required to be made by the Company and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans, any Permitted First Priority Refinancing Indebtedness, any Permitted Second Priority Refinancing Indebtedness and any Alternative Incremental Facility Indebtedness) secured by such asset, (B) the pro rata portion of net cash proceeds thereof (calculated without regard to this subclause (B)) attributable to minority interests and not available for distribution to or for the account of the Company and the Subsidiaries as a result thereof, and (C) the amount of any liabilities directly associated with such asset and retained by the Company or any Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries (including any taxes paid or payable in connection with transferring or distributing any such amounts to the Company or any other Loan Party), and the amount of any reserves established by the Company and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout, holdback or similar obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer of the Company).  For purposes of this definition, in the event any taxes estimated to be payable with respect to any event as described in clause (b)(iii) above are determined by the Company or the applicable Subsidiary not to be payable or any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, in an aggregate amount equal to or greater than $500,000, the amount of such estimated taxes not payable or reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such determination or reduction, of cash proceeds in respect of such event.

“Net Working Capital” means, at any date of determination, (a) the consolidated current assets of the Company and its consolidated Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Company and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness).  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Cash Charges” means any non-cash charges, including (a) any write-off for impairment of long lived assets (including goodwill, intangible assets and fixed assets such as property, plant and equipment), or of deferred financing fees or investments in debt and equity securities, in each case, pursuant to GAAP, (b) non-cash expenses resulting from or relating to the grant of stock options, restricted stock awards or other equity-based incentives to any director, officer or employee of the Company or any Subsidiary (excluding, for the avoidance of doubt, any cash payments of income taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof), (c) any non-cash charges resulting from (i) the application of purchase accounting or (ii) investments in minority interests in a Person, to the extent that such investments are subject to the equity method of accounting; provided that Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense and any noncash charge that results from the write-down or write-off of accounts receivable, (d) the non-cash impact of accounting changes or restatements and (e) non-cash charges and expenses resulting from pension adjustments.

“Non-Compliant Assets” has the meaning set forth in the definition of Permitted Acquisition.

“Non-Compliant Subsidiary” has the meaning set forth in the definition of Permitted Acquisition.

“Non-Consenting Lender” has the meaning set forth in Section 9.02(c).

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Notice Period” as defined in Section 2.25.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, collectively, (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Hedging Obligations.

“Organizational Documents”  means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other First Lien Secured Indebtedness” means at any time all Alternative Incremental Facility Indebtedness secured by the Collateral on a pari passu basis with the Obligations and all Permitted First Priority Refinancing Indebtedness then outstanding.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight U.S. Dollar Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Company or any Subsidiary of substantially all the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person and each subsidiary of such Person is (except to the extent permitted below in the case of foreign and other Subsidiaries that will not become Loan Parties) organized under the laws of the United States of America, any State thereof or the District of Columbia and, upon the consummation of such acquisition, will be a wholly-owned Subsidiary that is a Domestic Subsidiary, in each case including as a result of a merger or consolidation between any Subsidiary and such Person and will be or become a Subsidiary Loan Party as required under the Collateral and Guarantee Requirement, or (b) in the case of any purchase or other acquisition of assets other than Equity Interests, such assets will be owned by the Company or a Subsidiary Loan Party; provided that, in each case, (i) the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.03(b), (ii) with respect to each such purchase or other acquisition, all actions required to be taken with respect to each newly created or acquired Subsidiary or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” shall be taken within the required time periods for satisfaction of such requirements set forth therein, subject to Section 5.15, and (iii) at the time of and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing on a Pro Forma Basis for such purchase or other acquisition and the incurrence of Indebtedness in connection therewith and (iv) on a Pro Forma Basis for such purchase or other acquisition and the incurrence of Indebtedness in connection therewith, the Company shall be in compliance with the Financial Covenants.  Notwithstanding the foregoing, a Permitted Acquisition may include the acquisition of Non-Compliant Subsidiaries or Non-Compliant Assets if the consideration allocable to the acquisition of such Non-Compliant Subsidiaries or such Non-Compliant Assets, as applicable (determined in accordance with GAAP and as reasonably estimated by a Financial Officer of the Company at the time such Permitted Acquisition is consummated), consists of the issuance of Qualified Equity Interests of the Company; provided that all or any portion of the consideration for the acquisition of any Non-Compliant Subsidiaries and/or any Non-Compliant Assets that cannot be made pursuant to the foregoing provisions of this definition may also be funded in an amount not in excess of the amount, including the Available Amount, then available for Investments by Loan Parties in Subsidiaries that are not Loan Parties under Section 6.04(d), Investments under 6.04(w) or Investments under Section 6.04(x) (it being understood that any amounts funded in reliance in Section 6.04(d), 6.04(w) or 6.04(x) shall be deemed a usage of the applicable basket and an Investment outstanding thereunder).  For purposes of this definition, “Non-Compliant Subsidiary” means any Subsidiary of a Person acquired pursuant to a Permitted Acquisition that will not become a Subsidiary Loan Party in accordance with the requirements of clause (a) of this definition, and “Non-Compliant Assets” means any assets acquired pursuant to a Permitted Acquisition to be held by a Person that is not a Loan Party.

“Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.23, providing for an extension of the Maturity Date and/or amortization applicable to the Loans and/or Commitments of the Accepting Lenders of a relevant Class and, in connection therewith, may also provide for (a)(i) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans and/or Commitments, (b) changes to any prepayment premiums with respect to the applicable Loans and Commitments of a relevant Class, (c) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” of loans and/or commitments resulting therefrom and (d) additional amendments to the terms of this Agreement applicable to the applicable Loans and/or Commitments of the Accepting Lenders that are less favorable to such Accepting Lenders than the terms of this Agreement prior to giving effect to such Permitted Amendments and that are reasonably acceptable to the Administrative Agent.

“Permitted Amount” means, as of any date, (a) $75,000,000 less (b) the sum of, without duplication, (i) the aggregate outstanding principal amount of Indebtedness incurred under Section 6.01(h) by Subsidiaries that are not Subsidiary Loan Parties as of such date, (ii) the aggregate outstanding principal amount of Indebtedness incurred under Section 6.01(n) as of such date, (iii) the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties outstanding under Section 6.04(d) as of such date, (iv) the aggregate outstanding amount of loans or advances made by Loan Parties to Subsidiaries that are not Loan Parties under Section 6.04(e) as of such date, (v) the aggregate outstanding amount of Indebtedness of Subsidiaries that are not Loan Parties Guaranteed by Loan Parties under Section 6.04(f) as of such date, (vi) the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties or by the Company or the Subsidiaries in Unrestricted Subsidiaries, in each case outstanding under Section 6.04(t) as of such date and (vii) the aggregate amount of Investments by the Company and the Subsidiaries in Unrestricted Subsidiaries outstanding under Section 6.04(u) as of such date.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c)                                  (i) Liens (including pledges and deposits) arising in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations and (ii) pledges and deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (c)(i) above;

(d)                                 pledges and deposits made (i) to secure the performance of bids, trade and commercial contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, or surety or appeal bonds which secure a judgment that does not constitute an Event of Default under clause (k) of Article VII and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (d)(i) above;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)                                   survey exceptions, easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business, and other minor title imperfections with respect to real property, that in any case do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)                                  Liens arising from Permitted Investments described in clause (d) of the definition of the term Permitted Investments;

(h)                                 banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations;

(i)                                     Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and the Subsidiaries in the ordinary course of business;

(j)                                    Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(k)                                 Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement entered into in the ordinary course of business;

(l)                                     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(m)                             Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clauses (c) and (d) above securing obligations under letters of credit, bank guarantees or similar instruments.

“Permitted First Priority Refinancing Indebtedness” means Indebtedness of the Company or any other Loan Party in the form of term loans (other than, for the avoidance of doubt, Incremental Term Loans or other Term Loans under this Agreement) or bonds, debentures, notes or similar instruments (a) that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) to the Liens on the Collateral securing the Obligations and any Other First Lien Secured Indebtedness and is not secured by any property or assets of the Company or any of the Subsidiaries other than the Collateral, (b) the Net Proceeds of which, substantially concurrently with the incurrence thereof, are applied to the repayment or prepayment of then outstanding Term Loan Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Permitted First Priority Refinancing Indebtedness (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loan Borrowings and any reasonable fees, premium and expenses relating to such refinancing), (c) that does not mature earlier than the Latest Maturity Date then in effect for such refinanced Class, and has a weighted average life to maturity no shorter than the Class of Term Loans being refinanced at the time of incurrence of such Indebtedness, (d) that contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or optional redemption terms), are no more favorable to the lenders or investors, as the case may be, providing such Permitted First Priority Refinancing Indebtedness than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect), (e) the security agreements relating to which are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (f) that is not incurred or guaranteed by any Persons other than the Company and Subsidiaries that are Subsidiary Loan Parties and (g) in respect of which a trustee, collateral agent, security agent or similar Person, acting on behalf of the holders thereof, shall have become party to an Intercreditor Agreement; provided that in the case of Permitted First Priority Refinancing Indebtedness in the form of term “B” loans, the terms of Section 2.21(b)(iii) shall apply to such loans as if they were Incremental Term Loans.  Permitted First Priority Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means Philip R. Hagerman and (i) his spouse, a parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (collectively, “Family Members”); (ii) a trust under which the distribution of Equity Interests may be made only to Philip R. Hagerman and/or any of his Family Members; (iii) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only Philip R. Hagerman and/or his Family Members or of which Philip

R. Hagerman has the right to designate a majority of the board of directors or similar governing body; or (iv) for a bona fide estate planning purposes, either by will or by the laws of intestate succession, to Philip R. Hagerman’s executors, administrators, testamentary trustees, legatees or beneficiaries; provided that in the event any Person or Persons listed in this “Permitted Holders” definition, individually or in the aggregate, acquire ownership, directly or indirectly, beneficially or of record (or are part of a group (within the meaning of the Exchange Act and the rules of the SEC thereunder) that acquires such ownership) of Equity Interests in the Company representing more than 50% of the aggregate outstanding voting power represented by the issued and outstanding Equity Interests of the Company, there shall be deemed no Permitted Holders under this Agreement and a Change of Control shall occur.

“Permitted Investments” means:

(a)                                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition,  (i) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (ii) a long term rating of “A2” or higher from Moody’s or “A” or higher from S&P;

(c)                                  investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)                                  “money market funds” that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act, (ii) with (A) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (B) a long term rating of “A2” or higher from Moody’s or “A” or higher from S&P and (iii) have portfolio assets of at least $5,000,000,000;

(f)                                   investments in Indebtedness that is (x) issued by Persons with (i) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (ii) a long term rating of “A2” or higher from Moody’s or “A” or higher from S&P, in each case for clauses (i) and (ii) with maturities not more than 12 months after the date of acquisition and (y) of a type customarily used by companies for cash management purposes; and

(g)                                  in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Second Priority Refinancing Indebtedness” means Indebtedness of the Company or any other Loan Party in the form of term loans (other than, for the avoidance of doubt, Incremental Term Loans or other Term Loans under this Agreement) or bonds, debentures, notes or similar instruments (a) that is secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Obligations and any Other First Lien Secured Indebtedness and is not secured by any property or assets of the Company or any of the Subsidiaries other than the Collateral, (b) the Net Proceeds of which, substantially concurrently with the incurrence thereof, are applied to the repayment or prepayment of then outstanding Term Loan Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Permitted Second Priority Refinancing Indebtedness (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loan Borrowings and any reasonable fees, premium and expenses relating to such refinancing), (c) that does not mature earlier than the Latest Maturity Date for such refinanced Class then in effect, and has a weighted average life to maturity no shorter than the Class of Term Loans being so refinanced, (d) that contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or optional redemption terms), are no more favorable to the lenders or investors, as the case may be, providing such Permitted Second Priority Refinancing Indebtedness than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect), (e) the security agreements relating to which are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (f) that is not incurred or guaranteed by any Persons other than the Company and Subsidiaries that are Subsidiary Loan Parties and (g) in respect of which a trustee, collateral agent, security agent or similar Person, acting on behalf of the holders thereof, shall have become party to an Intercreditor Agreement.  Permitted Second Priority Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Indebtedness” means Indebtedness of the Company or any Subsidiary (a) that is not (and any Guarantees thereof by the Company or Subsidiaries are not) secured by any collateral (including the Collateral), (b) that does not mature earlier than the date that is 91 days after the Latest Maturity Date then in effect, and has a weighted average life to maturity no shorter than the Class of Term Loans with the latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) that, in the case of such Indebtedness in the form of bonds, debentures, notes or similar instrument, does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, certain debt issuances (on terms no less restrictive on the Company and its Subsidiaries than such mandatory debt prepayment requirements set forth herein), customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange in the case of convertible or exchangeable Indebtedness) prior to the date that is the Latest Maturity Date, (d) that contains covenants, events of default, guarantees and other terms that are customary for similar

Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or optional redemption terms), are not more favorable to the lenders or investors providing such Permitted Unsecured Indebtedness, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect), and (e) that is not incurred or guaranteed by any Person other than on an unsecured basis by the Company and/or Subsidiaries that are Subsidiary Loan Parties.

“Permitted Vendor Agreement” means (i) the AmerisourceBergen Vendor Contract and (ii) any other contract entered into by any Subsidiary and a vendor or distributor pursuant to which such Subsidiary purchases inventory from a third party vendor or distributor who provides financial accommodations to the Subsidiary secured by a security interest in such inventory and/or the proceeds arising therefrom; provided that such vendor or distributor enters into an Intercreditor Agreement on terms not materially less favorable to the Lenders than the terms of the AmerisourceBergen Intercreditor Agreement.

“Permitted Vendor Indebtedness” means (i) the AmerisourceBergen Indebtedness and (ii) any other Indebtedness arising in respect of inventory financed by the applicable vendor under a Permitted Vendor Agreement, which is subject to an Intercreditor Agreement on terms not materially less favorable to the Lenders than the terms of the AmerisourceBergen Intercreditor Agreement.

“Permitted Vendor Inventory Collateral” means the goods or inventory (and the proceeds thereof) purchased by a Subsidiary from a third party vendor or distributor under a Permitted Vendor Agreement.

“Permitted Vendor Lien” means a Lien arising under a Permitted Vendor Agreement.

“Person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.01(d).

“Post-Acquisition Period” means, with respect to any Material Acquisition or Material Disposition, the period beginning on the date such transaction is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such transaction is consummated.

“Prepayment Event” means:

(a)                                 any Disposition (including pursuant to a Sale/Leaseback Transaction and by way of merger or consolidation) (for purposes of this defined term, collectively, “dispositions”) of any asset of the Company or any Subsidiary, other than (i) dispositions described in clauses (a) through (k) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding (A) $1,000,000 in the case of any single disposition or series of related dispositions and (B) $5,000,000 for all such dispositions during any fiscal year of the Company;

(b)                                 any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Company or any Subsidiary resulting in aggregate Net Proceeds of $5,000,000 or more; or

(c)                                  the incurrence by the Company or any Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Adjustment” means, with respect to any Material Acquisition or Material Disposition (including, for the avoidance of doubt, the LDI Acquisition), for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, the pro forma increase or decrease (for the avoidance of doubt, net of any such increase or decrease actually realized) in Consolidated EBITDA (including the portion thereof attributable to any assets (including Equity Interests) sold or acquired) certified by a Financial Officer of the Company as having been determined in good faith to be reasonably anticipated to be realizable within 18 months following any such Material Acquisition or Material Disposition as a result of (a) actions taken or expected to be taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable “run rate” cost savings, reductions or synergies (including revenue synergies and cost savings synergies) or (b) any additional costs incurred during such Post-Acquisition Period to achieve such “run rate” cost savings, reductions and synergies, in each case in connection with the combination of the operations of the assets acquired with the operations of the Company and the Subsidiaries or the applicable Disposition; provided that, so long as such actions are taken or expected to be taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period, as applicable, the “run rate” cost savings, reductions and synergies related to such actions or such additional costs, as applicable, may be assumed, for purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA to be realizable during the entirety, or, in the case of, additional costs, as applicable, to be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication for cost savings, synergies or additional costs already included in Consolidated EBITDA for such Test Period.

“Pro Forma Basis” and “Pro Forma Compliance” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis or subject to Pro Forma Compliance, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made (subject, for the avoidance of doubt, to the limitations set forth in clause (b) of the definition of Consolidated EBITDA) and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of (or commencing with) the first day of the applicable period of measurement in such test or covenant:  (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction (A) in the case of a Material Disposition of all or substantially all Equity Interests in any Subsidiary or the Company or any division, product line, or facility used for operations of the Company or any of the Subsidiaries or the designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction” or designation of an Unrestricted Subsidiary as a Subsidiary, shall be included, (ii) any prepayment, repayment, retirement, redemption or satisfaction of Indebtedness, (iii) any Indebtedness incurred or assumed by the Company or any of the Subsidiaries in connection therewith and (iv) if any such Indebtedness has a floating or formula rate, such Indebtedness shall be deemed to have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to applicable limitations included in) the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and the Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; provided further that except as specified in the applicable provision requiring compliance on a Pro Forma Basis or Pro Forma Compliance, any determination of compliance on a Pro Forma Basis or Pro Forma Compliance required shall be made assuming that compliance with the Financial Covenants or applicable financial ratio is required with respect to the most recent Test Period prior to such time for which financial statements shall have been delivered pursuant to Sections 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the pro forma financial statements delivered pursuant to Section 4.01(n)).

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Proposed Change” has the meaning set forth in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Purchasing Borrower Party” means any of the Company or any Subsidiary.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.

“Quotation Day” means two Business Days prior to the first day of such Interest Period.

“Recipient” means the Administrative Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).

“Refinancing Commitment” means a Refinancing Revolving Commitment or a Refinancing Term Loan Commitment.

“Refinancing Facility Agreement” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Company, among the Company and, if applicable, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions, except as permitted by clause (c), that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control, fundamental change, certain debt issuances (on terms no less restrictive on the Company and its Subsidiaries than such mandatory debt prepayment requirements set forth herein), or upon conversion or exchange in the case of convertible or exchangeable Indebtedness or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date that is 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of the Class of Term Loans remaining as of the date of such extension, renewal or refinancing with the latest Maturity Date; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary, in each case that shall not have been (or, in the case of after-acquired

Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Borrower if such Borrower shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of such Borrower only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Refinancing Lenders” means the Refinancing Revolving Lenders and the Refinancing Term Lenders.

“Refinancing Loans” means the Refinancing Revolving Loans and the Refinancing Term Loans.

“Refinancing Revolving Commitments” has the meaning set forth in Section 2.22(a).

“Refinancing Revolving Lender” has the meaning set forth in Section 2.22(a).

“Refinancing Revolving Loans” has the meaning set forth in Section 2.22(a).

“Refinancing Term Lender” has the meaning set forth in Section 2.22(a).

“Refinancing Term Loan” has the meaning set forth in Section 2.22(a).

“Refinancing Term Loan Commitments” has the meaning set forth in Section 2.22(a).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any bonds, notes, debentures or similar instruments originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to PBGC Reg. § 4043.

“Repricing Transaction” means (a) any prepayment or repayment of Initial Term B Loans with the proceeds of a concurrent incurrence of Indebtedness by the Company or its subsidiaries of any term loan financing in respect of which the all-in yield is, on the date of such prepayment, lower than the all-in yield on such Initial Term B Loans (calculated by the Administrative Agent in accordance with standard market practice, taking into account, in each case, the LIBO Rate floor in the definition of such term herein and any interest rate floor applicable to such financing, if applicable on such date, the Applicable Rate hereunder and the interest rate spreads under such Indebtedness, and any original issue discount and upfront fees applicable to or payable in respect of such Initial Term B Loans and such Indebtedness (but excluding arrangement, structuring, underwriting, commitment, amendment or other fees regardless of whether paid in whole or in part to any or all lenders of such Indebtedness and any other fees that are not paid generally to all lenders of such Indebtedness)) or (b) any amendment to this Agreement that reduces the effective interest rate applicable to the Initial Term B Loans.  Notwithstanding the foregoing, it is understood and agreed that any such financing transaction consummated in connection with a Change in Control will not in any event constitute a Repricing Transaction.  For purposes of this definition, original issue discount and upfront fees shall be equated to interest based on an assumed four-year life to maturity (or, if less, the actual life to maturity).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at such time (excluding for purposes of any such calculation, Defaulting Lenders and Excluded Term Lenders).

“Requirements of Law” means, with respect to any Person, (a) the Organizational Documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, code, judgment, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Indebtedness” has the meaning set forth in Section 6.08(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Company or any Subsidiary.

“Retained Percentage” means, with respect to any fiscal year, (a) 100% minus (b) the ECF Percentage with respect to such fiscal year.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination in full of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21 or Section 2.22 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $250,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, (b) such Lender’s LC Exposure and (c) such Lender’s Swingline Exposure, in each case at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.  Each Revolving Loan shall be an ABR Loan or a Eurocurrency Loan.

“Revolving Maturity Date” means the date that is five years after the Closing Date.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person and the Company or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union,

any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons published by the U.S. government (including but not limited to those maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sections authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Screen Rate” means, in respect of the LIBO Rate for U.S. Dollars for any Interest Period, the rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate as determined by the Administrative Agent in its reasonable discretion) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion).

“SEC” means the United States Securities and Exchange Commission.

“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of the Company and each Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed pursuant to a Cash Management Agreement in effect on the Closing Date, entered into with a party that was the Administrative Agent or a Lender as of the Closing Date or an Affiliate thereof, or (b) are owed pursuant to a Cash Management Agreement entered into after the Closing Date with a party that was the Administrative Agent or a Lender or an Affiliate of a Lender or the Administrative Agent, in each case at the time such Cash Management Agreement was entered into, and, in the case of any such Cash Management Agreement referred to in clause (a) or (b) above (other than any such Cash Management Agreement entered into with the Administrative Agent or an Affiliate thereof), has been designated by the Company in a written notice given to the Administrative Agent as a Cash Management Agreement the obligations under which are to constitute Secured Cash Management Obligations for purposes of the Loan Documents.

“Secured Hedging Obligations” means the due and punctual payment and performance of any and all obligations of the Company and each Subsidiary arising under each Hedging Agreement that (a) was in effect on the Closing Date with a counterparty that was the Administrative Agent or a Lender as of the Closing Date or an Affiliate thereof, or (b) is entered into after the Closing Date with a counterparty that was a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case at the time such Hedging Agreement was entered into, and, in the case of any such Hedging Agreement referred to in clause (a) or (b) above (other than any such Hedging Agreement entered into with the Administrative Agent or an Affiliate thereof) has been designated by the Company in a written notice given to the Administrative Agent as a Hedging Agreement the obligations under which are to constitute Secured Hedging Obligations for purposes of the Loan Documents.

“Secured Net Leverage Ratio” means, on any date of determination, the ratio of (a) an amount equal to (i) Total Indebtedness as of such date that is secured by Liens on the assets or property of the Borrower or its Subsidiaries, less (ii) the aggregate amount of Unrestricted Cash as of such date to (b) Consolidated EBITDA for the Test Period most recently ended on or prior to such date.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) the Arrangers, (d) each Issuing Bank, (e) each provider of Cash Management Services under a Cash Management Agreement the obligations under which constitute Secured Cash Management Obligations, (f) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under this Agreement or any other Loan Document and (h) the successors and assigns of each of the foregoing.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.03, 5.11 or 5.18 or the requirements of the Collateral and Guarantee Requirement to secure the Obligations.

“Series” has the meaning set forth in Section 2.21(b).

“Significant Domestic Subsidiary” means any Domestic Subsidiary that is a Significant Subsidiary.

“Significant Subsidiary” means (a) each Subsidiary (i) with total assets (including the value of Equity Interests of its subsidiaries), on any date of determination, equal to or greater than $20,000,000 and/or (ii) the gross revenues (net of payroll, taxes and benefits) of which, for the Test Period most recently ended, are equal to or greater than $50,000,000, in each case calculated in accordance with GAAP, and (b) each Subsidiary that owns any Equity Interests of any Subsidiary that would be deemed a Significant Subsidiary under clause (a)(i) or (a)(ii) above; provided that if at the end of or for any Test Period during the term of this Agreement, the combined aggregate amount of total assets as of the last day of any fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) or combined aggregate amount of gross revenues for the Test Period most recently ended of all Subsidiaries that are not Significant Subsidiaries shall have exceeded 5% of the Total Assets of the Company or 5% of the consolidated gross revenues of the Company for the Test Period most recently ended, then one or more of the Subsidiaries that are not Significant Subsidiaries shall be designated by the Company in writing to the Administrative Agent as a Significant Subsidiary until such excess has been eliminated (it being understood that no Subsidiary that is not wholly-owned or is an Excluded Subsidiary pursuant to the operation of clauses (b) or (c) of the definition thereof shall be designated a Significant Subsidiary pursuant to this proviso so long as there are other Subsidiaries that are not Significant Subsidiaries, are wholly-owned and are not otherwise Excluded Subsidiaries pursuant to the operation of clauses (b) or (c) of the definition thereof).

“Specified Acquisition Agreement Representations” means such of the representations and warranties made by, or with respect to, LDI and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company (or its Affiliates) have the right to terminate its (or their) obligations under the Acquisition Agreement or to decline to consummate the LDI Acquisition as a result of a breach of any one or more of such representations and warranties in the Acquisition Agreement.

“Specified Permitted Acquisition Agreement Representations” means, with respect to any Permitted Acquisition or other acquisition or Investment permitted hereunder, such of the representations and warranties made by, or with respect to, the applicable entity to be acquired and its subsidiaries in the applicable acquisition or investment agreement as are material to the interests of the Lenders, but only to the extent that the Company (or its Affiliates) have the right to terminate its (or their) obligations under such agreement or to decline to consummate such transaction as a result of a breach of any one or more of such representations and warranties in such agreement.

“Specified Representations” means the representations and warranties made in Sections 3.01 (as it relates solely to the Company and the Subsidiary Loan Parties and solely as it relates to the execution, delivery and performance of the Loan Documents), 3.02, 3.03(b) (as it relates solely to clause (a) of the definition of Requirements of Law), 3.08, 3.13, 3.15 (after giving effect to the last paragraph of Section 4.01), 3.16 and 3.17.

“Specified Time” means with respect to the LIBO Rate, 11:00 a.m., London time.

“Specified Transaction” means, with respect to any period, any Investment, Permitted Acquisition, Disposition, incurrence, assumption or repayment of Indebtedness (including the incurrence of Incremental Facilities), Restricted Payment, designation of a Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Subsidiary or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company; provided, however, that Unrestricted Subsidiaries shall be deemed not to be Subsidiaries for any purpose of this Agreement or the other Loan Documents.

“Subsidiary Loan Party” means each Designated Subsidiary that is a party to the Collateral Agreement.

“Supplemental Perfection Certificate” means a certificate substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any Swap.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be such Revolving Lender’s Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means Capital One, National Association, in its capacity as syndication agent for the credit facilities provided for herein.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Lender” means a Lender with an Initial Term A Loan Commitment or an outstanding Initial Term A Loan.

“Term A Maturity Date” means the date that is five years after the Closing Date.

“Term B Maturity Date” means the date that is seven years after the Closing Date.

“Term Commitment” means an Initial Term Loan Commitment or an Incremental Term Commitment of any Series.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means an Initial Term Loan or an Incremental Term Loan of any Series.

“Test Period” means each period of four consecutive fiscal quarters of the Company.

“Total Assets” means, as of any date, the total assets of the Company and its Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Subsidiaries.

“Total Indebtedness” means, on any date, the aggregate principal amount of Indebtedness of the Company and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness).

“Total Net Leverage Ratio” means, on any date of determination, the ratio of (a) an amount equal to (i) Total Indebtedness as of such date, less (ii) the aggregate amount of Unrestricted Cash as of such date to (b) Consolidated EBITDA for the Test Period recently ended on or prior to such date.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Company or any Subsidiary in connection with the Transactions to be consummated on the Closing Date.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, (b) the creation and perfection of the security interests provided for in the Security Documents, (c) the LDI Acquisition, (d) the repayment of all outstanding obligations in respect of the Existing Credit Agreement and the existing Indebtedness under LDI’s credit agreement with Ally Bank and notes owing to MetLife and TIAA, and the termination in full of any guarantees and security interests in respect thereof (the “Existing Indebtedness Refinancing”) and (e) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Cash” means the lesser of (x) unrestricted cash and Permitted Investments owned by the Company or any other Loan Party and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created under the Loan Documents or under other Indebtedness permitted under this Agreement to be secured generally by the Collateral and Liens constituting Permitted Encumbrances of the type referred to in clause (g) or (h) of the definition of such term) and (y) $50,000,000.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary by the Company pursuant to Section 5.17 subsequent to the Closing Date and (b) any subsidiary of an Unrestricted Subsidiary.

“U.S. Dollars”, “US$” or “$” refers to lawful money of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02                                                  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”, “Revolving Loan Borrowing”, “Term Loan” or “Term Loan Borrowing”) or by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or “Eurocurrency Revolving Borrowing”).

SECTION 1.03                                                  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, extensions, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, consolidated, replaced, interpreted, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04                                                  Accounting Terms; GAAP; Pro Forma Calculations.  (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities), or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein and (B) any treatment of Indebtedness relating to convertible or equity-linked securities under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) requiring the valuation of any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  For purposes of the foregoing, any change by the Company in its accounting principles and standards to adopt International Financial Reporting Standards, regardless of whether required by applicable laws and regulations, will be deemed a change in GAAP.

(b)                                 Notwithstanding anything to the contrary herein, Consolidated EBITDA, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated on a Pro Forma Basis with respect to each Material Acquisition, Material Disposition or other Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating such ratios for the purpose of (1) the applicable percentage of Excess Cash Flow for purposes of Section 2.11(d), (2) the Applicable Rate and (3) actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the Financial Covenants, any Material Acquisition, Material Disposition or other Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given pro forma effect.

SECTION 1.05                                                  Excluded Swap Obligations.  Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee by any Subsidiary Loan Party under any Loan Document shall include a Guarantee of any Obligation that, as to such Subsidiary Loan Party, is an Excluded Swap Obligation and no Collateral provided by any Subsidiary Loan Party shall secure any Obligation that, as to such Subsidiary Loan Party, is an Excluded Swap Obligation.  In the event that any payment is made by, or any collection is realized from, any Subsidiary Loan Party as to which any Obligations are Excluded Swap Obligations, or from any Collateral provided by such Subsidiary Loan Party, the proceeds thereof shall be applied to pay the Obligations of such Subsidiary Loan Party as otherwise provided herein without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

ARTICLE II

The Credits

SECTION 2.01                                                  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Term Loan denominated in U.S. Dollars to the Company on the Closing Date in a principal amount not exceeding its Initial Term B Loan Commitment, (b) to make Revolving Loans denominated in U.S. Dollars to the Company from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (A) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (B) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment and (c) to make a Term Loan denominated in U.S. Dollars to the Company on the Closing Date in a principal amount not exceeding its Initial Term A Loan Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed; provided that extensions of credit under the Revolving Credit Facility made on the Closing Date shall be subject to a requirement that the unutilized Revolving Credit Facility commitments plus the amount of Unrestricted Cash shall be at least $100,000,000 on a Pro Forma Basis after giving effect to the Transactions.

SECTION 2.02                                                  Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.14, (i) each Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans and (ii) each Revolving Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans, in each case as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000; provided that an ABR Revolving Loan Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Each Swingline Loan shall be in U.S. Dollars and in an amount that is an integral multiple of $50,000 and not less than $250,000; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03                                                  Requests for Borrowings.  To request a Revolving Loan Borrowing or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing in U.S. Dollars to be made on the Closing Date, such shorter period of time as may be agreed to by the Administrative Agent and the Lenders), or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable.  Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     whether the requested Borrowing is to be a Term Loan A Borrowing, a Term Loan B Borrowing, an Incremental Term Loan Borrowing of a particular Series or a Revolving Loan Borrowing;

(ii)                                  the aggregate amount of such Borrowing;

(iii)                               the date of such Borrowing, which shall be a Business Day;

(iv)                              whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)                                 in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)                              the Applicable Funding Account or, in the case of any Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04                                                  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender may (but shall not be required to), in its sole discretion, make Swingline Loans denominated in U.S. Dollars to the Borrower from time to time during the

Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by such Borrower not later than 1:00 p.m., New York City time, on the day of the proposed Swingline Loan.  Each such notice shall be irrevocable.  Each such written Borrowing Request shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the Applicable Funding Account or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that has made such LC Disbursement.  Promptly following the receipt of a Borrowing Request in accordance with this Section 2.04, the Administrative Agent shall advise the Swingline Lender of the details thereof.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a wire transfer to the Applicable Funding Account or to the applicable Issuing Bank, as the case may be, by 3:00 p.m., New York City Time, on the requested date of such Swingline Loan.

(c)                                  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of the Swingline Loans in which the Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).  Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to such Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swingline Loan.

SECTION 2.05                                                  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or, so long as the Company is a joint and several co-applicant with respect thereto, the account of any Subsidiary, denominated in U.S. Dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit.  Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section 2.05), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business

Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount (which, except in the case of the Existing Letters of Credit, shall be no less than $5,000) of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $10,000,000, (ii) unless waived by the applicable Issuing Bank in its sole discretion, each Issuing Bank’s LC Exposure will not exceed its Letter of Credit Individual Sublimit (it being understood this clause (ii) does not apply to Existing Letters of Credit Issued by Issuing Banks not listed in the definition of Letter of Credit Individual Sublimit) and (iii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment.  Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section 2.05. On the Closing Date, the Existing Letters of Credit shall be deemed Letters of Credit issued hereunder.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lender, the Issuing Bank that is the issuer of such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section 2.05, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e)                                  Disbursements.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                   Reimbursements.  If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the same currency not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice thereof from the Issuing Bank; provided that, if the amount of such LC Disbursement is $250,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Loan Borrowing or a Swingline Loan in an amount equal to the amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan Borrowing or Swingline Loan.  If the Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the payment then due from such Borrower in respect of the applicable LC Disbursement and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from such Borrower in U.S. Dollars, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Loan Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)                                  Obligations Absolute.  The obligation of the Borrower to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.05 is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)                                 Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.05, Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which such Borrower reimburses the applicable LC Disbursement in full.

(i)                                     Cash Collateralization.  If any Event of Default under clause (a), (b), (h) or (i) of Article VII shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the portion of the LC Exposure attributable to each Letter of Credit issued for the account of such Borrower and outstanding on such date, plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Notwithstanding the terms of any Security Document, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit and the Swingline Lender shall not have any exposure in respect of any Swingline Loans that are not collectively fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

(j)                                    Designation of Additional Issuing Banks.  The Company may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree (in such Revolving Lender’s sole discretion) to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Company, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)                                 Termination of an Issuing Bank.  The Company may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the tenth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero.  At the time any such termination shall become effective, the Company shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l)                                     Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.05, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC

Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m)                             LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06                                                  Funding of Borrowings. (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in U.S. Dollars by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to the Applicable Funding Account or, in the case of ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), to the Issuing Bank that has made such LC Disbursement.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance on such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Revolving Loans.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07                                                  Interest Elections.  (a)  Each Revolving Loan Borrowing and Term Loan Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, the Borrower may elect to convert such

Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Loan Borrowing of the Type resulting from such election to be made on the effective date of such election (it being understood and agreed that such an election may be made prior to the Closing Date).  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)                              if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)                                  Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)                                 If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurocurrency Borrowing for an additional Interest Period of one month and (ii) in the case of a Revolving Loan Borrowing, be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing with respect to the Company, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing of such Class denominated shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08                                                  Termination and Reduction of Commitments.  (a)  Unless previously terminated, (i) the Initial Term Loan Commitments shall automatically terminate on the Closing Date (upon funding of the Initial Term Loans) and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b)                                 The Company may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c)                                  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three Business Days (or such shorter period of time as the Administrative Agent shall agree) prior to the effective date of such termination or reduction, specifying the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Company pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered under this paragraph may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09                                                  Repayment of Loans; Evidence of Debt.  (a)  The Company hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Initial Term Loan of such Lender as provided in Section 2.10 and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Incremental Term Loan of such Lender on the Maturity Date applicable to such Incremental Term Loans.  The Company hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan Borrowing is made, the Borrower thereof shall repay all Swingline Loans that were outstanding for its account on the date such Borrowing was requested.

(b)                                 The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c)                                  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

SECTION 2.10                                                  Amortization of Term Loans.  (a)  The Company shall repay Initial Term B Loan Borrowings on the last day of each March, June, September and December, beginning on the last day of the first full fiscal quarter to occur after the Closing Date and ending with the last such day to occur prior to the Term B Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Initial Term B Loan Borrowings outstanding on the Closing Date (as such amount shall be adjusted pursuant to paragraph (c) of this Section 2.10).  The Company shall repay Initial Term A Loan Borrowings on the last day of each March, June, September and December, beginning on the last day of the first full fiscal quarter to occur after the Closing Date and ending with the last such day to occur prior to the Term A Maturity Date, in an aggregate principal amount for each such date equal to 1.25% of the aggregate principal amount of the Initial Term A Loan Borrowings outstanding on the Closing Date (as such amount shall be adjusted pursuant to paragraph (c) of this Section 2.10).  The Company shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Amendment establishing the Incremental Term Commitments of such Series (as such amount shall be adjusted pursuant to paragraph (c) of this Section 2.10 or pursuant to such Incremental Facility Amendment).

(b)                                 To the extent not previously paid, (i) all Initial Term A Loans shall be due and payable on the Term A Maturity Date, (ii) all Initial Term B Loans shall be due and payable on the Term B Maturity Date and (iii) all Incremental Term Loans of any Series shall be due and payable on the applicable Incremental Term Maturity Date.

(c)                                  Any prepayment of Term Loans of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section 2.10 in direct order of maturity to the scheduled repayments occurring in the next eight quarters following the date of such prepayment and pro rata to the remaining scheduled repayments; provided that any voluntary prepayment of Term Loans of any Class made pursuant to Section 2.11(a) shall be applied to reduce the subsequent scheduled repayments of Term Loans of such Class to be made pursuant to this Section 2.10 as directed by the Company.  In the event that Term Loans of any Class are converted into a new Class of Term Loans pursuant to a Refinancing Facility Agreement effected pursuant to Section 2.22, then the subsequent scheduled repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section 2.10 will not be reduced or otherwise affected by such transaction (except to the extent of additional amortization payments in agreed amounts on or after the original Maturity Date applicable to any such Term Loans and related reductions in the final scheduled payment at any new Maturity Date).

(d)                                 Prior to any repayment of any Term Loans of any Class under this Section 2.10, the Company shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 1:00 p.m., New York City time, three Business Days before the scheduled date of such repayment.  Each repayment of a Term Loan shall be applied ratably to the Loans included in the repaid Term Loan Borrowing.  Repayments of Term Loans shall be accompanied by accrued interest on the amounts repaid.

SECTION 2.11                                                  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section 2.11.

(b)                                 In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrower shall prepay Revolving Loan Borrowings or Swingline Loan Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess.

(c)                                  In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Prepayment Event, the Company shall, not later than the fifth Business Day following the day such Net Proceeds are received, prepay Term Loan Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, the Company may use a portion of such Net Proceeds to prepay or repurchase Other First Lien Secured Indebtedness to the extent any applicable credit agreement, indenture or other agreement governing such Other First Lien Secured Indebtedness so requires, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such Other First Lien Secured Indebtedness and the denominator of which is the sum of the outstanding principal amount of such Other First Lien Secured Indebtedness and the outstanding principal amount of Term Loans (provided that, in the event that the Company or applicable Subsidiary makes an offer to the holders of such Other First Lien Secured Indebtedness to prepay or purchase such Other First Lien Secured Indebtedness in an amount permitted under this Section 2.11(c), to the extent that such offer is declined by holders of such Other First Lien Secured Indebtedness (the declined amount, the “Declined Amount”), the Company or applicable Subsidiary shall be required to prepay Term Loan Borrowings in an amount equal to such Declined Amount as if the Declined Amount were Net Proceeds received on the final date by which such declining holders were required to give notice of their Declined Amount); provided further that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Company shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Company to the effect that the Company intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Net Proceeds to acquire assets to be used or useful in the business of the Company or the Subsidiaries, or to consummate any Permitted Acquisition (or any other acquisition of all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person) or other Investment permitted hereunder, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(d)                                 In the event that for any fiscal year of the Company (commencing with the fiscal year ending December 31, 2018), there shall be Excess Cash Flow (and such Excess Cash Flow exceeds $1.0 million), the Company shall, on the relevant Excess Cash Flow Application Date (as defined below), prepay Term Loan Borrowings in an aggregate amount equal to (i) the ECF Percentage of such Excess Cash Flow less (ii) the aggregate amount of optional prepayments of Loans made pursuant to Section 2.11(a), purchases of Term Loans pursuant to Section 2.24 and optional prepayments of loans in respect of Other First Lien Secured Indebtedness, in each case, during the applicable fiscal year (except prepayments of Revolving Loans or other revolving Indebtedness that are not accompanied by a corresponding permanent reduction of Revolving Commitments or other applicable revolving commitments), other than to the extent that any such prepayment is funded with the proceeds of Long-Term Indebtedness; provided that the aggregate amount deducted pursuant to clause (ii) above with respect to Loans purchased pursuant to Section 2.24 shall be the amount paid in respect of such Loans. The “Excess Cash Flow Application Date” for any such prepayment shall be a date no later than five Business Days after the earlier of (A) the date on which financial statements of the Company referred to in Section 5.01(a) for the fiscal year with respect to which such prepayment is made are required to be delivered to the Administrative Agent and (B) the date the financial statements referred to in clause (A) above are actually delivered.

(e)                                  Prior to any optional or mandatory prepayment of Borrowings under this Section 2.11, the Company shall, subject to the next sentence, specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (f) of this Section 2.11.  In the event of any mandatory prepayment of Term Loans made at a time when Term Loans of more than one Class are outstanding, the Company shall select Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Loans pro rata based on the aggregate principal amounts of outstanding Borrowings of each such Class; provided that the amounts so allocable to Incremental Term Loans of any Series may be applied to other Term Loan Borrowings as provided in the applicable Incremental Facility Amendment.  Notwithstanding the foregoing, any Term Lender may elect, by notice to the

Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a) of this Section 2.11, which may not be declined), in which case the aggregate amount of the payment that would have been applied to prepay Term Loans but was so declined shall be retained by the Company.

(f)                                   The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day (or two Business Days, in the case of a mandatory prepayment) before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment, or in each case, such shorter period of time as the Administrative Agent may agree.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Loans pursuant to paragraph (a) of this Section 2.11 may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(g)                                  All (i) voluntary prepayments of Initial Term B Loans pursuant to Section 2.11(a) effected on or prior to the date that is 12 months after the Closing Date with the proceeds of a Repricing Transaction and (ii) Permitted Amendments, amendments, amendments and restatements or other modifications of this Agreement on or prior to the date that is 12 months after the Closing Date constituting Repricing Transactions, shall in each case be accompanied by a fee payable to the Term Lenders in an amount equal to 1.00% of the aggregate principal amount of the Initial Term B Loan Borrowings so prepaid, in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of Initial Term B Loans affected by such amendment, amendment and restatement or other modification (including any such Loans assigned in connection with the replacement of a Term Lender not consenting thereto), in the case of a transaction described in clause (ii) of this sentence. Such fee shall be paid by the Company to the Administrative Agent, for the account of the Lenders in respect of the Initial Term B Loans, on the date of such prepayment or amendment.

SECTION 2.12                                                  Fees.  (a)  The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitments terminate in full. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date.  All such commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)                                 The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee of 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)                                 All fees payable hereunder shall be paid in U.S. Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13                                                  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments in full; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  All interest shall be payable in U.S. Dollars.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14                                                  Alternate Rate of Interest.  (a)  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class:

(i)                                     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate or because the Screen Rate is not available or published on a current basis) do not exist for ascertaining the LIBO Rate or Adjusted LIBO Rate for such Interest Period; or

(ii)                                  the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the LIBO Rate or Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, converting into, continuing or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Company and the Lenders of such Class as promptly as practicable and, until the Administrative Agent notifies the Company and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as or a Eurocurrency Borrowing shall be ineffective, and (ii) any Borrowing Request for a Eurocurrency Borrowing of such Class shall be treated as a request for an ABR Borrowing.

(b)                                 If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.14(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14(a)(i) have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate or Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(b), only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Eurocurrency Loans requested to be made shall be made as ABR Loans, (y) any Loans that were to have been converted to Eurocurrency Loans shall be continued as ABR Loans and (z) any outstanding Eurocurrency Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.

SECTION 2.15                                                  Increased Costs.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)                                  impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)                               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)                                 If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)                                  If the cost to any Lender or Issuing Bank of making or maintaining any Loan to, or issuing or participating in any Letter of Credit or Swingline Loan issued for the account of or made to, the Borrower is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender to be material by reason of the fact that such Borrower is organized or domiciled in a jurisdiction outside the United States of America, such Borrower shall indemnify such Lender for such increased cost or reduction.

(d)                                 A certificate of a Lender or Issuing Bank, prepared in good faith and setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, and specifying the basis therefor in accordance with paragraph (a) or (b) of this Section 2.15 delivered to the Company shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(e)                                  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16                                                  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by the Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender delivered to the Borrower, prepared in good faith and setting forth in reasonable detail the calculation of any amount or amounts that such Lender is entitled to receive and specifying the basis therefor in accordance with this Section 2.16, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.17                                                  Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.

(c)                                  Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate, prepared in good faith and setting forth in reasonable detail the calculation of the amount of such payment or liability and specifying the basis therefor, delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate, prepared in good faith and setting forth in reasonable detail the calculation of the amount of such payment or liability and specifying the basis therefor, delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Status of Lenders.  (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by such Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)                               any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS

Form W-8BEN-E, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI or IRS Form W-8EXP (or any successor form);

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA

(including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Issuing Bank.  For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank.

(i)                                     Survival.  Each Lender’s and Administrative Agent’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.18                                                  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15 or 2.17, or otherwise) in U.S. Dollars prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without any setoff or counterclaim.  All such payments shall be made to the Administrative Agent at its designated office, except payments to be made directly to an Issuing Bank or the Swingline Lender shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  Any amounts received after the time required to be received hereunder on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments required to be made by any Loan Party under any Loan Document shall be made in U.S. Dollars except that amounts payable under Section 2.15, 2.16 or 9.03 (or any indemnification or expense reimbursement provision of any other Loan Document) that are invoiced in a currency other than U.S. Dollars shall be payable in the currency so invoiced.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  Except to the extent that this Agreement provides for payments to be disproportionately allocated to or retained by a particular Lender or group of Lenders (including in connection with the payment of interest or fees at different rates and the repayment of principal amounts of Term Loans at different times as a result of Refinancing Agreements pursuant to Section 2.22), each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including the application of funds arising from the existence of a Defaulting Lender, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee (as such term is defined from time to time).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. Notwithstanding the foregoing, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Subsidiary Loan Party shall be applied to any Excluded Swap Obligations of such Subsidiary Loan Party.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(c), 2.05(d), 2.05(f), 2.06(a), 2.17(e), 2.18(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.19                                                  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Company) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)                                 If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender has become a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the prepayment fee pursuant to Section 2.11(g) (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section 2.11(g))) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees (other than any fee payable pursuant to Section 2.11(g))) or the Company (in the case of all other amounts (including any fee payable pursuant to Section 2.11(g))), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (D) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply.

SECTION 2.20                                                  Defaulting Lenders.  (a)  Defaulting Lender Adjustments.  Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  The Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.18(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.05(i); fourth, as the Company may request (so long as no Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with the procedures set forth in Section 2.05(i); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, an Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to subparagraph (a)(iv) of this Section 2.20.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive participation fees under Section 2.12(b) in respect of its participations in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.05(i).

(C)                               With respect to any participation fee in respect of Letters of Credit not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure on account of such Defaulting Lender and (y) second, cash collateralize the Issuing Banks’ Fronting Exposure on account of such Defaulting Lender in accordance with the procedures set forth in Section 2.05(i).

(b)                                 Defaulting Lender Cure.  If the Company, the Administrative Agent, the Swingline Lender and the Issuing Banks agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Lenders in accordance with the relative amounts of their Revolving Commitments (without giving effect to subparagraph (a)(iv) of this Section 2.20), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Lender’s having been a Defaulting Lender.

(c)                                  New Letters of Credit.  So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, extend, renew or increase any Letter of Credit, to the extent that the reallocation described in Section 2.20(a)(iv) cannot be effected and any resulting LC Exposure will not be fully covered by cash collateral provided by the Borrower in accordance with Section 2.20(a)(v).

(d)                                 If (i) a Bankruptcy Event with respect to a Revolving Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

SECTION 2.21                                                  Incremental Facilities.  (a)  The Company may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, request (i) during the Revolving Availability Period, the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Commitments; provided that the aggregate amount of the Incremental Commitments established under this Section 2.21 on any date, together with the aggregate original principal amount of all Alternative Incremental Facility Indebtedness incurred under Section 6.01(l) on such date, shall not exceed an amount equal to (a) the Base Incremental Amount in effect on such date, plus (b) the amount of voluntary prepayments of Term Loans pursuant to Section 2.11(a) (other than those financed with the proceeds of Indebtedness) prior to such date (less the aggregate amount of Incremental Commitments and Alternative Incremental Facility Indebtedness established prior to such date in reliance on this amount), plus (c) an additional amount subject to the Maximum Incremental Ratio Amount as of such date. Each such notice shall specify (A) the date on which the Company proposes that the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (B) the amount of the Incremental Revolving Commitments or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Commitment and (y) any Person that the Company proposes to become an Incremental Lender, (1) if such Person is not then a Lender, must be an Eligible Assignee and (2) in the case of an Incremental Revolving Commitment, must be reasonably satisfactory to the Administrative Agent, each Issuing Bank and the Swingline Lender).

(b)                                 The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be, except as otherwise set forth herein, identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans; provided that the upfront fees applicable to any Incremental Revolving Facility shall be as determined by the Company and the Incremental Revolving Lenders providing such Incremental Facility.  The terms and conditions of any Incremental Term Facility of a Class and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Amendment, identical to those of the Term Commitments and the Term Loans of such Class; provided that (i) the upfront fees, interest rates and floors and, subject to the other restrictions below, amortization schedule applicable to any Incremental Term Facility and Incremental Term Loans shall be determined by the Company and the Incremental Term Lenders providing the relevant Incremental Term Commitments, (ii) except in the case of an Incremental Term Facility effected as an increase to an existing Class of Term Loans, the weighted average life to maturity of any Incremental Term Loans that are “term A loans” shall be no shorter than the remaining weighted average life to maturity of the Terms Loans that are “term A loans” with the latest Maturity Date and the weighted average life to maturity of any Incremental Term Loans that are “term B loans” shall be no shorter than the remaining weighted average life to maturity of the Terms Loans that are “term B loans” with the latest Maturity Date, (iii) if the all-in yield relating to any Incremental Term Loan that is a “term B loan” exceeds the all-in yield relating to the Initial Term B Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50% per annum (to be determined by the Administrative Agent consistent with generally accepted financial practices, after giving effect to margins, upfront or similar fees, or original issue discount, in each case shared with all lenders or holders thereof and applicable interest rate floors (but only to the extent that an increase or decrease, as applicable, in the interest rate floor applicable to the Initial Term B Loans would result in an increase or decrease, as applicable, in an interest rate then in effect for the Initial Term B Loans hereunder)), then the Applicable Rate relating to the Initial Term B Loans shall be adjusted so that the all-in yield relating to such Incremental Term Loans shall not exceed the all-in yield relating to the Initial Term B Loans by more than 0.50% and (iv) no Incremental Term Maturity Date relating to “term A loans” shall be earlier than the Term A Maturity Date and no Incremental Term Maturity Date relating to “term B loans” shall be earlier than the Term B Maturity Date.  Any Incremental Term Commitments established pursuant to an Incremental Facility Amendment that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.  Each Incremental Facility and all extensions of credit thereunder shall be secured by the Collateral on a pari passu basis with the Liens on the Collateral securing the other Loan Document Obligations.

(c)                                  The Incremental Commitments and Incremental Facilities relating thereto shall be effected pursuant to one or more Incremental Facility Amendments executed and delivered by the Company and each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no Default (or, in the case of any Incremental Acquisition Term Facility or Incremental Acquisition Revolving Facility, no Event of Default under clause (a), (b), (h) or (i) of Article VII) shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date), (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents (or, in the case of any Incremental Acquisition Term Facility or Incremental Acquisition Revolving Facility, the Specified Representations and the Specified Permitted Acquisition Agreement Representations) shall be true and correct (A) in the case of such representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) the Company shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Commitments and the related transactions under this Section 2.21 and (iv) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction.  Each Incremental Facility Amendment may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.21 (including, without limitation, favorable amendments to any existing Class to ensure fungibility between any Incremental Commitments (or loans thereunder) and such existing Class).

(d)                                 Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”.  For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e)                                  On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.

(f)                                   Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Amendment, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Company in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Amendment.

(g)                                  The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in Section 2.21(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.21(e).

SECTION 2.22                                                  Refinancing Facilities.  (a)  The Company may, on one or more occasions after the Closing Date, by written notice to the Administrative Agent, request the establishment hereunder of (i) a new Class of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Revolving Lender”) will make revolving loans to the Borrower (“Refinancing Revolving Loans”) and acquire participations in the Letters of Credit and (ii) one or more additional Classes of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Company (the “Refinancing Term Loans”); provided that (A) each Refinancing Revolving Lender and each Refinancing Term Loan Lender shall be an Eligible Assignee and, if not already a Lender, shall otherwise be reasonably acceptable to the Administrative Agent and (B) each Refinancing Revolving Lender shall be approved by each Issuing Bank and the Swingline Lender (such approvals not to be unreasonably withheld).

(b)                                 The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Company, each Refinancing Lender providing such Refinancing Commitments, the Administrative Agent and, in the case of Refinancing Revolving Commitments, each Issuing Bank and the Swingline Lender; provided that no Refinancing Commitments shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction, (iv) in the case of any Refinancing Revolving Commitments, substantially concurrently with the effectiveness thereof, all the Revolving Commitments then in effect shall be terminated, and all the Revolving Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Lenders, shall be repaid or paid (it being understood, however, that any Letters of Credit may continue to be outstanding hereunder), and the aggregate amount of such Refinancing Revolving Commitments does not exceed the aggregate amount of the Revolving Commitments so terminated, and (v) in the case of any Refinancing Term Loan Commitments, substantially concurrently with the effectiveness thereof, the Company shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Borrowings of one or more Classes in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Borrowings and any reasonable fees, premium and expenses relating to such refinancing).  The Company shall determine the amount of such prepayments allocated to each Class of outstanding Term Loans, and any such prepayment of Term Borrowings of any Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to Section 2.10(a) as directed by the Company.

(c)                                  The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof:  (i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Class” for all purposes hereof (provided that with the consent of the Administrative Agent, any Refinancing Commitments and Refinancing Loans may be treated as a single “Class” with any then-outstanding existing Commitments or Loans), (ii) the stated termination and maturity dates applicable to the Refinancing Commitments or Refinancing Loans of such Class, provided that (A) such stated termination and maturity dates shall not be earlier than the Revolving Maturity Date (in the case of Refinancing Revolving Commitments and Refinancing Revolving Loans) or the Maturity Date applicable to the Class of Term Loans so refinanced (in the case of Refinancing Term Loan Commitments and Refinancing Term Loans) and (B) any Refinancing Term Loans shall not have a weighted average life to maturity shorter than the Class of Term Loans so refinanced, (iii) in the case of any Refinancing Term Loans, any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to the Refinancing Loans of such Class, (v) the fees applicable to the Refinancing Commitments or Refinancing Loans of such Class, (vi) in the case of any Refinancing Term Loans, any original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to Refinancing Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Commitments or Refinancing Loans of such Class (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any Class of existing Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding such Class of

Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Commitments or Refinancing Loans of such Class and (ix) any financial covenant with which the Company shall be required to comply (provided that any such financial covenant, if added for the benefit of any Refinancing Revolving Commitment, shall also be added for the benefit of any existing Revolving Commitments, and if added for the benefit of any Refinancing Term Loans, shall also be added for the benefit of all other Classes under this Agreement).  Except as contemplated by the preceding sentence, the terms of the Refinancing Revolving Commitments and Refinancing Revolving Loans and other extensions of credit thereunder shall be substantially the same as the Revolving Commitments and Revolving Loans and other extensions of credit thereunder, and the terms of the Refinancing Term Loan Commitments and Refinancing Term Loans of a Class shall be substantially the same as the terms of the existing Term Commitments and the existing Term Loans of the corresponding Class.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.  Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.22, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Class” of loans and/or commitments hereunder; provided that at no time shall there be more than three Classes of Revolving Commitments hereunder, unless otherwise agreed by the Administrative Agent.

SECTION 2.23                                                  Loan Modification Offers.  (a)  The Company may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all (and not fewer than all) the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company.  Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective.  Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.  With respect to all Permitted Amendments consummated by the Company pursuant to this Section 2.23, (i) such Permitted Amendments shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) any Loan Modification Offer, unless contemplating a Maturity Date already in effect hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $25,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided that the Company may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Company’s sole discretion and which may be waived by the Company) of Commitments or Loans of any or all Affected Classes be extended.  If the aggregate principal amount of Commitments or Loans of any Affected Class in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Commitments or

Loans of such Affected Class offered to be extended by the Company pursuant to such Loan Modification Offer, then the Commitments and Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.

(b)                                 A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Company, each Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Company shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted Amendment reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Security Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Company).  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new Class of loans and/or commitments hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that (i) all Borrowings, all prepayments of Loans and all reductions of Commitments shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Commitments (i.e., both extended and non-extended), until the repayment of the Loans attributable to the non-extended Commitments (and the termination of the non-extended Commitments) on the relevant Maturity Date, (ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between any Revolving Commitments of such new “Class” and the remaining Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to the non-extended Revolving Commitments has occurred (it being understood, however, that no reallocation of such exposure to extended Revolving Commitments shall occur on such Maturity Date if (1) any Event of Default under clause (a), (b), (h) or (i) of Article VII exists at the time of such reallocation or (2) such reallocation would cause the Revolving Exposure of any Lender with a Revolving Commitment to exceed its Revolving Commitment), (iii) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used with reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of each Issuing Bank or the Swingline Lender, as applicable, and (iv) at no time shall there be more than three Classes of Revolving Commitments hereunder, unless otherwise agreed by the Administrative Agent.  If the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment as a result of the occurrence of the Revolving Maturity Date with respect to any Class of Revolving Commitments when an extended Class of Revolving Commitments remains outstanding, the Borrower shall make such payments and provide such cash collateral as may be required by Section 2.11(b) to eliminate such excess on such Revolving Maturity Date (which payments and provision of cash collateral shall, for the avoidance of doubt, be deemed a payment in respect of principal of Loans); provided that, without derogation of the Borrower’s obligations to make such payments and provide such cash collateral, if the Borrower fails to make such payment (or any portion thereof) or provide such cash collateral (or any portion thereof), then until the earlier of (x) the date on which the Aggregate Revolving Exposure no longer exceeds the Aggregate Revolving Commitment or (y) the date the Borrower provides sufficient cash collateral to eliminate such excess, Required Lenders shall be calculated to include the outstanding exposure of any non-extending Lenders. The Administrative Agent and the Lenders hereby acknowledge that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.23.  This Section 2.23 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.24                                                  Loan Purchases.  (a)  Subject to the terms and conditions set forth or referred to below, a Purchasing Borrower Party may from time to time, in its discretion, conduct modified Dutch auctions to make Auction Purchase Offers, each such Auction Purchase Offer to be managed by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”) and to be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.24 and the Auction Procedures, in each case, so long as the following conditions are satisfied:

(i)                                     no Default shall have occurred and be continuing at the time of purchase of any Term Loans or on the date of the delivery of each Auction Notice;

(ii)                                  the assigning Lender and the Purchasing Borrower Party shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(iii)                               for the avoidance of doubt, the Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Purchasing Borrower Party;

(iv)                              the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Purchasing Borrower Party offers to purchase in any Auction Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent in its reasonable discretion);

(v)                                 any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by any

Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income and Consolidated EBITDA);

(vi)                              no more than one Auction Purchase Offer with respect to any Class may be ongoing at any one time and no more than four Auction Purchase Offers (regardless of Class) may be made in any one year;

(vii)                           at the time of each purchase of Term Loans through an Auction Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer’s certificate of a Financial Officer of the Borrower certifying as to compliance with the preceding clause (i); and

(viii)                        no Purchasing Borrower Party may use the proceeds, direct or indirect, from Revolving Loans or Letters of Credit to purchase any Term Loans.

(b)                                 A Purchasing Borrower Party must terminate any Auction Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction Purchase Offer.  If a Purchasing Borrower Party commences any Auction Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Auction Purchase Offer have in fact been satisfied), and if at such time of commencement the Purchasing Borrower Party reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Auction Purchase Offer shall be satisfied, then the Purchasing Borrower Party shall have no liability to any Lender for any termination of such Auction Purchase Offer as a result of the failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Auction Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder.  With respect to all purchases of Term Loans of any Class or Classes made by a Purchasing Borrower Party pursuant to this Section 2.24, (x) the Purchasing Borrower Party shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Purchasing Borrower Party and the cancellation of the purchased Loans) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 or any other provision hereof.

(c)                                  The Administrative Agent and the Lenders hereby consent to the Auction Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.24 (provided that no Lender shall have an obligation to participate in any such Auction Purchase Offer).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.18 will not apply to the purchases of Term Loans pursuant to and in accordance with the provisions of this Section 2.24.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Article IX to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction Purchase Offer.

SECTION 2.25                                                  MIRE Events.  Notwithstanding anything herein to the contrary, no MIRE Event may be closed until the date that is (a) if there are no Mortgaged Properties in a “special flood hazard area”, 10 Business Days or (b) if there are any Mortgaged Properties in a “special flood hazard area”, 30 days (in each case, the “Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the Notice Period if the Administrative Agent shall have received confirmation from each applicable Revolving Lender that such Revolving Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Lenders that:

SECTION 3.01                                                  Organization; Powers.  The Company and each Subsidiary (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate, limited liability company or other organizational power and authority to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and each other Loan Document and each other agreement or instrument contemplated thereby to which it is a party and to effect the Transactions and (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent that such concept is applicable in the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02                                                  Authorization; Enforceability.  The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests.  This Agreement has been duly executed and delivered by the Company and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Company or such other Loan Party, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03                                                  Governmental Approvals; No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to the Company or any Subsidiary, except (other than in the case of clause (a) of the definition of Requirements of Law), to the extent any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture or agreement governing Indebtedness, any material agreement or any other material instrument binding upon the Company or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Company or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, except to the extent any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset now owned or hereafter acquired by the Company or any Subsidiary, except Liens created under the Loan Documents.

SECTION 3.04                                                  Financial Condition; No Material Adverse Change.  (a)  The Company has heretofore furnished to the Lenders (i) its audited consolidated balance sheet and statements of operations, shareholders’ equity and cash flows as of and for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016, audited by and accompanied by the opinion of BDO USA, LLP, independent registered public accounting firm; (ii) its unaudited consolidated balance sheet and statements of operations, shareholders’ equity and cash flows as of and for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, (iii) audited consolidated financial statements of LDI consisting of a consolidated balance sheet as of December 31, 2016 and the related consolidated statements of income and retained earnings, shareholders’ equity and cash flows for the period beginning August 17, 2016 through December 31, 2016 and (iv) unaudited consolidated financial statements of LDI consisting of (1) a consolidated balance sheet as of December 31, 2015 and the related financial statements for the fiscal year ended December 31, 2015, (2) a consolidated balance sheet as of October 31, 2016 and the related financial statements for the ten month period beginning January 1, 2016 through October 31, 2016, and (3) a consolidated balance sheet as of September 30, 2017 and the related financial statements for the nine month period beginning January 1, 2017 through September 30, 2017. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of (x) in the case of clauses (i) and (ii) above, the Company and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP and (y) in the case of clauses (iii) and (iv) above, LDI and its consolidated subsidiaries as of such date and for such period in accordance with GAAP (in the case of unaudited statements of each of the Company and LDI and their respective subsidiaries, subject to normal year-end audit adjustments and the absence of footnotes).

(b)                                 The Company has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of September 30, 2017 prepared giving effect to the Transactions as if the Transactions had occurred on such date.  Such pro forma consolidated balance sheet (i) has been prepared by the Company in good faith, based on assumptions believed by the Company to be reasonable at the time prepared and (ii) presents fairly, in all material respects, the pro forma financial position of the Company and its consolidated Subsidiaries as of such date as if the Transactions had occurred on such date.

(c)                                  Since December 31, 2016, there has been no event or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

SECTION 3.05                                                  Properties.  (a)  The Company and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that would not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)                                 The Company and each Subsidiary owns, or is licensed to use, all patents, trademarks, tradenames, copyrights, licenses, technology, trade secrets, know-how, software, domain names and other intellectual property (“Intellectual Property”) material to its business as currently conducted, and to the knowledge of the Company or any Subsidiary, the use thereof by the Company or any Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No claim or litigation regarding any Intellectual Property owned or used by the Company or any Subsidiary is pending or, to the knowledge of the Company or any Subsidiary, threatened in writing against the Company or any Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06                                                  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority (including with respect to any Environmental Liability) pending against or, to the knowledge of the Company or any Subsidiary, threatened in writing against or affecting the Company or any Subsidiary that (i) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents or the Transactions.

(b)                                 Except as disclosed on Schedule 3.06 and except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Company or any Subsidiary (i) has violated any Environmental Law or is subject to any Environmental Liability, (ii) has failed to obtain, maintain or comply with any Environmental Permit, (iii) has received written notice of any claim alleging the Company or any Subsidiary is responsible for any Environmental Liability, (iv) knows of any basis for, or is subject to any judgment or consent order pertaining to, any Environmental Liability of the Company or any Subsidiary or (v) has contractually assumed any liability or obligation under or relating to Environmental Laws.

SECTION 3.07                                                  Compliance with Laws and Agreements; No Default.  The Company and each Subsidiary is in compliance with (i) all Requirements of Law and (ii) all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08                                                  Investment Company Status.  None of the Company or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

SECTION 3.09                                                  Taxes.  The Company and each Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required by applicable Requirements of Law to be filed by it, except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (b) has paid or caused to be paid all Taxes required to have been paid by it, except where (i)(x) the validity or amount thereof is being contested in good faith by appropriate proceedings and (y) the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto, or (ii) the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10                                                  ERISA and Labor Matters.  (a)  No ERISA Events have occurred or are reasonably expected to occur that would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)                                 Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts, work stoppages or similar labor disputes against the Company or any Subsidiary pending or, to the knowledge of the Company or any Subsidiary, threatened in writing, (ii) hours worked by and payment made to employees of the Company and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; and (iii) all payments due from the Company or any Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.  The Company represents and warrants as of the Closing Date that the Company is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

SECTION 3.11                                                  Subsidiaries. Schedule 3.11 sets forth the name of, and the ownership interest of the Company and each subsidiary in, each subsidiary and each class of Equity Interest of each Subsidiary Loan Party and each direct subsidiary thereof and identifies each subsidiary as a Subsidiary Loan Party or an Excluded Subsidiary, in each case as of the Closing Date.  As of the Closing Date, there are no Unrestricted Subsidiaries.  The Equity Interests in the Company and each Subsidiary have been duly authorized and validly issued and are, to the extent applicable, fully paid and nonassessable, and such Equity Interests are owned by the Company, directly or indirectly, free and clear of all Liens (other than Liens created under the Loan Documents and Liens permitted by Section 6.02).  Except as set forth in Schedule 3.11, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Company or any Subsidiary is a party requiring, and there are no Equity Interests in the Company or any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by the Company or any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in the Company or any Subsidiary.

SECTION 3.12                                                  Insurance. Schedule 3.12 sets forth a description of all insurance maintained by or on behalf of the Company and the Subsidiaries as of the Closing Date.

SECTION 3.13                                                  Solvency.  (a)  Immediately after giving effect to the Transactions on the Closing Date, (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Company and its subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (ii) the Company and the subsidiaries taken as a whole do not have Unreasonably Small Capital and (iii) the Company and the subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

(b)                                 For purposes of Section 3.13(a), the following terms shall have the meanings specified:

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Company and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Company and its subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans on the Closing Date and the use of proceeds of such Loans on the Closing Date), determined in accordance with GAAP consistently applied.

“Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and its subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans on the Closing Date and the use of proceeds of such Loans on the Closing Date) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company.

“can pay their Stated Liabilities and Identified Contingent Liabilities as they mature” means the Company and its subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans on the Closing Date and the use of proceeds of such Loans on the Closing Date) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent

Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

“do not have Unreasonably Small Capital” means the Company and its subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans on the Closing Date and the use of proceeds of such Loans on the Closing Date) have sufficient capital to ensure that it is a going concern.

SECTION 3.14                                                  Disclosure.  Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company or any Subsidiary (other than information of a general economic or industry nature) to any Arranger, the Administrative Agent, any Issuing Bank or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts and projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished and, if such projected financial information was furnished prior to the Closing Date, as of the Closing Date (it being understood and agreed that any such projected financial information may vary from actual results and that such variations may be material).

SECTION 3.15                                                  Collateral Matters.  (a)  The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person (other than Permitted Encumbrances that by operation of law or contract would have priority over the Obligations), and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person (other than Liens permitted under Section 6.02).

(b)                                 Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, other than Liens permitted under Section 6.02.

(c)                                  Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Company and the Administrative Agent) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section 3.15, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing the above-referenced financing statements and filing or recording in the United States of America, in each case prior and superior in right to any other Person, other than Liens permitted under Section 6.02 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired or developed by the Loan Parties after the Closing Date).

(d)                                 Each Security Document, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02 and except to the extent any action required for such creation or perfection is excused pursuant to the terms of the applicable Security Document.

SECTION 3.16                                                  Federal Reserve Regulations.  None of the Company or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.  Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock (within the meaning of Regulation U of the Board of Governors).

SECTION 3.17                                                  Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective directors and officers and to the knowledge of the Company, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No

Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.18                                                  European Economic Area Financial Institutions.  No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01                                                  Closing Date.  This Agreement shall not become effective and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                 The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, in each case requested at least ten Business Days prior to the Closing Date.

(c)                                  The Administrative Agent shall have received a certificate relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, substantially in the form attached hereto as Exhibit K.

(d)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Closing Date) of (i) Honigman Miller Schwartz and Cohn LLP, special Delaware, Michigan and New York counsel for the Company, (ii) Jeffer Mangels Butler & Mitchell LLP, special California counsel for the Company, (iii) Polsinelli PC, special Nebraska counsel for the Company, (iv) Williams Mullen, special North Carolina counsel for the Company and (v) Stradley Ronon Stevens & Young, LLP, special Pennsylvania counsel for the Company, in each case substantially in the form agreed by the Administrative Agent.

(e)                                  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by an Authorized Officer of the Company, confirming compliance with the conditions set forth in each of paragraphs (i), (k) and (l) of this Section 4.01.

(f)                                   The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including payment or reimbursement of all fees and expenses (including the reasonable and documented fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under any Loan Document.

(g)                                  The Collateral and Guarantee Requirement shall have been satisfied (subject to the penultimate sentence of this Section 4.01).  The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by an executive officer or a Financial Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search.

(h)                                 The Administrative Agent shall have received evidence that the insurance required by Section 5.07 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured or loss payee thereunder to the extent required under Section 5.07.

(i)                                     Prior to or substantially contemporaneously with the initial funding of Initial Term Loans on the Closing Date, the Existing Indebtedness Refinancing and the Equity Issuance to Sellers shall have occurred.

(j)                                    The Administrative Agent shall have received a certificate in the form attached hereto as Exhibit H, dated the Closing Date and signed by the Chief Financial Officer of the Company, as to the solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions.

(k)                                 The LDI Acquisition shall have been consummated in compliance with the Acquisition Agreement prior to or substantially simultaneously with the funding of the Initial Term Loans in accordance with applicable law and the Acquisition Agreement and all other related documentation shall not have been amended, consented to or waived in any manner materially adverse to the Lenders unless consented to in writing by the Arrangers (such consent not to be unreasonably withheld or delayed); provided that, (i) any reduction in purchase price by not more than 10% will not be deemed to be materially adverse to the interests of the Lenders if such purchase price reduction shall ratably reduce the equity issuance to Sellers and funded debt on the Closing Date under this Agreement; (ii) any amendment or waiver to the terms of the Acquisition Agreement that has the effect of increasing the cash consideration required to be paid thereunder on the Closing Date will not be deemed to be materially adverse to the Lenders if such increase is funded with an increase in the aggregate amount of the equity issuance required by the terms thereof; (iii) any amendment, modification or waiver to the definition of “Material Adverse Effect” or “Material Adverse Change” in the Acquisition Agreement will be deemed materially adverse to the Lenders; (iv) any amendment, modification or waiver to Sections 10.8, 10.12, 10.13, 10.14, 10.15, 10.16 or 10.17 of the Acquisition Agreement will be deemed materially adverse to the Lenders; and (v) decreases in purchase price by more than 10% will be deemed materially adverse to the Lenders.

(l)                                     The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (or if already qualified by materiality,  material adverse effect or similar qualification, in all respects) on, or as of, the Closing Date (except in the case of any Specified Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, which such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

(m)                             Since November 15, 2017, there has not occurred, a Company Material Adverse Effect.

(n)                                 The Administrative Agent shall have received the financial statements and pro forma consolidated balance sheet referenced in Sections 3.04(a) and (b), respectively.

(o)                                 The Borrower shall have delivered to the Administrative Agent a notice with respect to any credit extension to be made on the Closing Date in accordance with this Agreement.

Notwithstanding the foregoing, if the Company shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any document or take any action that is required to be delivered or taken in order to satisfy the requirements of the Collateral and Guarantee Requirement, such delivery or action (other than the creation of and perfection (including by delivery of stock or other equity certificates, if any) of security interests in (i) the Equity Interests of Significant Domestic Subsidiaries and (ii) other assets located in the United States with respect to which a Lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) shall not be a condition precedent to the obligations of the Lenders and the Issuing Banks hereunder on the Closing Date, but shall be required to be accomplished as provided in Section 5.18.

The Administrative Agent shall promptly notify the Lenders of the Closing Date, and such notice shall be conclusive and binding.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02                                                  Each Credit Event After The Closing Date.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan), and of each Issuing Bank to issue, amend to increase the amount thereof, renew or extend any Letter of Credit, in each case after the Closing Date, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)                                 The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)                                  The Borrower shall have delivered to the Administrative Agent a notice with respect to such credit extension in accordance with this Agreement.

On the date of any Borrowing (other than any conversion or continuation of any Loan) or the issuance, amendment to increase the amount thereof, renewal or extension of any Letter of Credit, in each case after the Closing Date, the Company shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section 4.02 have been satisfied.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated in full, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01                                                  Financial Statements and Other Information.  The Company will furnish to the Administrative Agent, on behalf of each Lender:

(a)                                 within 90 days after the end of each fiscal year of the Company (or, so long as the Company shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic (from the SEC’s perspective) extension available thereunder for the filing of such form), its audited consolidated balance sheet and statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such exception or explanatory paragraph (but not qualification) that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date of the credit facilities hereunder or other Indebtedness occurring within one year from the time such report is delivered)) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the Company and the subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP and, to the extent not already contained in the Company’s public disclosure for the applicable period, accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal year in reasonable form and detail;

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, so long as the Company shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Company for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic (from the SEC’s perspective) extension available thereunder for the filing of such form), its unaudited consolidated balance sheet and unaudited statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Company and the subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes, and, to the extent not already contained in the Company’s public disclosure for the applicable period, accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal quarter in reasonable form and detail;

(c)                                  if any Subsidiary has been designated as an Unrestricted Subsidiary, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of the Company and its Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Company or accounted for on the basis of the equity method but rather account for an investment and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail;

(d)                                 not later than the fifth Business Day following the date of delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate of a Financial Officer of the Company (i) certifying as to whether a Default exists and, if a Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the Financial Covenants as of the last day of the most recent fiscal quarter included in such financial statements, (B) in the case of financial statements ending as of December 31 of any fiscal year ended 2018 or after, of Excess Cash Flow and (C) of Unrestricted Cash (and the method of calculation thereof) as of the last day of the most recent fiscal quarter included in such financial statements, (iii) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Company most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) that has had, or would reasonably be expected to have, a material effect on the calculations of the Total Net Leverage Ratio or Interest Coverage Ratio, specifying the nature of such change and the effect thereof on such calculations, and (iv) identifying as of the date of such Compliance Certificate each Subsidiary that (A) is an Excluded Subsidiary as of such date but has not been identified as an Excluded Subsidiary in Schedule 3.11 or in any prior Compliance Certificate or (B) has previously been identified as an Excluded Subsidiary but has ceased to be an Excluded Subsidiary;

(e)                                  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(f)                                   promptly following any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

Information required to be furnished pursuant to clause (a), (b) or (e) of this Section 5.01 shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a Platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be furnished pursuant to this Section 5.01 may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02                                                  Notices of Material Events.  Within five Business Days after obtaining knowledge thereof, the Company will furnish to the Administrative Agent notice of the following:

(a)                                 the occurrence of any Default (which, for the avoidance of doubt, the Administrative Agent shall then promptly furnish to the Lenders);

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including with respect to any Environmental Liability) against the Company or any Subsidiary or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Company to the Administrative Agent, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of this Agreement or any other Loan Document;

(c)                                  the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect;

(d)                                 any material change in accounting policies or financial reporting practices by the Company or any Subsidiary (it being understood and agreed that such notice shall be deemed provided to the extent described in any financial statement delivered to the Administrative Agent pursuant to the terms of this Agreement);

(e)                                  any Governmental Authority denial, revocation, modification or non-renewal of any Environmental Permit held or sought by the Company or any Subsidiary that would reasonably be expected to result in a Material Adverse Effect;

(f)                                   any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03                                                  Information Regarding Collateral.  (a)  The Company will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, as set forth in such Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in the form of organization of any Loan Party or (iv) in any Loan Party’s organizational identification number, if any, or, with respect to a Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.  The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue to have a valid, legal and perfected security interest in all the Collateral.

(b)                                 At the time of delivery of the Compliance Certificate pursuant to Section 5.01(d) with respect to the annual financial statements required under Section 5.01(a), the Company shall deliver to the Administrative Agent a completed Supplemental Perfection Certificate, signed by a Financial Officer of the Company, (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section 5.03 (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section 5.03 (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date).

SECTION 5.04                                                  Existence; Conduct of Business.  The Company and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, and Intellectual Property material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05, including any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05                                                  Payment of Obligations.  The Company and each Subsidiary will pay its material obligations (other than Indebtedness and any obligations in respect of Hedging Agreements), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06                                                  Maintenance of Properties.  The Company and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07                                                  Insurance.  The Company and each Subsidiary will maintain, with financially sound and reputable insurance companies, as determined by the Company in good faith, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and (c) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy.  Without limiting the foregoing, with respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under Flood Laws, then the applicable Loan Party shall (A) maintain, or cause to be maintained, with a financially sound and reputable insurer (it being agreed to the extent that any insurance company insuring the such Mortgaged Property of the Loan Party ceases to be financially sound and reputable, the Company shall promptly replace such insurance company with a financially sound and reputable insurance company), flood insurance in an amount reasonably satisfactory to the Administrative Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws and (B) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

SECTION 5.08                                                  Books and Records; Inspection and Audit Rights.  The Company will, and will cause each Subsidiary to, keep proper books of record and account in which complete, true and correct entries in all material respects, in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.  The Company will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants so long as a representative of the Company is also present, all at such reasonable times during regular business hours, in a manner which does not materially interfere with the operations of the Company and/or such Subsidiary and as often as reasonably requested; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent, acting individually or on behalf of the Lenders, may exercise rights under this Section 5.08 and (ii) the Administrative Agent shall not exercise the rights under this Section 5.08 more often than one time during any calendar year.

SECTION 5.09                                                  Compliance with Laws.  (a)  The Company and each Subsidiary will comply with all Requirements of Law with respect to it or its assets, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.10                                                  Use of Proceeds and Letters of Credit.  The proceeds of the Initial Term Loans made on the Closing Date will be used solely to consummate the LDI Acquisition and the other Transactions and for the payment of fees and expenses payable in connection with the Transactions and for working capital and other general corporate purposes of the Company and the Subsidiaries.  The proceeds of the Incremental Term Loans will be used solely for the purpose or purposes set forth in the applicable Incremental Facility Amendment.  The proceeds of the Revolving Loans and Swingline Loans will be used solely for working capital and other general corporate purposes of the Company and its Subsidiaries. The Company will not request any Loans or Letter of Credit and the Company will not use, and will procure that its Subsidiaries and its or their respective directors, officers, employees and agents will not use, the proceeds of any Loans or Letters of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Letters of Credit will be issued only to support obligations of the Company and its subsidiaries incurred in the ordinary course of business.

SECTION 5.11                                                  Additional Subsidiaries.  If any additional Subsidiary is formed or acquired (or any existing Subsidiary ceases to be an Excluded Subsidiary or becomes a Designated Subsidiary) after the Closing Date, then the Company will, as promptly as practicable and, in any event, within 30 days (or such longer period as the Administrative Agent may, in its sole discretion, agree to in writing) after such Subsidiary is formed or acquired (or ceases to be an Excluded Subsidiary or becomes a Designated Subsidiary), notify the Administrative Agent thereof and, subject to Section 5.15, cause the Collateral and Guarantee Requirement, to the extent applicable, to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.12                                                  Senior Indebtedness.  In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 5.13                                                  Maintenance of Ratings.  The Company will use commercially reasonable efforts to maintain in effect a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Company, and a public rating of the credit facilities hereunder by each of S&P and Moody’s.

SECTION 5.14                                                  Further Assurances.  The Company and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties.  The Company also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.15                                                  After-Acquired Real Property.  Each Loan Party shall grant to the Collateral Agent, within 90 days of the acquisition thereof (or such later date as the Administrative Agent may agree), a Mortgage on each parcel of real property located in the United States and owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has an assessed value for real estate taxation purposes of at least $5,000,000, and shall cause clause (e) of the Collateral and Guarantee Requirement to be satisfied with respect to such real property and such Mortgage. Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date until the date that is (i) if such Mortgaged Property relates to a property not located in a “special flood hazard area”, 10 Business Days or (ii) if such Mortgaged Property relates to a property located in a “special flood hazard area”, 30 days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (x) a completed flood hazard determination from a third party vendor; (y) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B)

evidence of the receipt by the applicable Loan Parties of such notice; and (z) if required by Flood Laws, evidence of required flood insurance.

SECTION 5.16                                                  Environmental Compliance.

(a)                                 The Company and each Subsidiary will (i) comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to them insofar as any failure to so comply, obtain or maintain reasonably would be expected to result in a Material Adverse Effect on the Company; provided that, for purposes of this Section 5.16(a), noncompliance with any of the foregoing shall be deemed not to constitute a breach of this covenant so long as, with respect to any such noncompliance, the Company is undertaking all reasonable efforts to achieve compliance or the Company or any Subsidiary is disputing such non-compliance in good faith in the applicable manner or forum, and provided further that, in any case, the reasonably anticipated resolution of any such efforts or dispute, individually or in the aggregate, would not reasonably be expected to give rise to a Material Adverse Effect.

(b)                                 The Company and each Subsidiary will promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than any non-compliance that would not reasonably be expected to result in a Material Adverse Effect and other than such orders and directives as to which an appeal has been timely and properly taken in good faith and provided that, the reasonably anticipated resolution of such appeal would not reasonably be expected to give rise to a Material Adverse Effect.

SECTION 5.17                                                  Designation of Subsidiaries.  The Company may at any time designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary by delivering to the Administrative Agent a certificate of an Authorized Officer of the Company specifying such designation and certifying that the conditions to such designation set forth in this Section 5.17 are satisfied; provided that:

(i)                                     both immediately before and immediately after any such designation, no Default shall have occurred and be continuing;

(ii)                                  the Company shall be in Pro Forma Compliance with the Financial Covenants, recomputed as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the fiscal quarter for which financial statements were delivered pursuant to Section 4.01(n));

(iii)                               in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, each subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 5.17; and

(iv)                              in the case of a designation of an Unrestricted Subsidiary as a Subsidiary, each subsidiary of such Unrestricted Subsidiary has been, or concurrently therewith will be, designated as a Subsidiary in accordance with this Section 5.17.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such Subsidiary on the date of designation in an amount equal to the fair market value of the Company’s Investment therein (as determined reasonably and in good faith by a Financial Officer of the Company).  The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 5.18                                                  Certain Post-Closing Collateral Obligations.  As promptly as practicable, and in any event within the time period for such action set forth on Schedule 5.18 (or such longer time as the Administrative Agent may reasonably agree), the Company and each other Loan Party will deliver all documents and take all actions set forth on Schedule 5.18 or that would have been required to be delivered or taken on the Closing Date but for the penultimate sentence of Section 4.01, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of Collateral and Guarantee Requirement.

SECTION 5.19                                                  Lender Calls.  The Company will host a call for the Lenders within a reasonable period of time following the delivery of the financial statements referred to in Sections 5.01(a) and (b) to discuss the results of such fiscal period and related matters (with the date and time of such call to be reasonably determined by the Company and notified to the Administrative Agent a reasonable period of time in advance of such call); provided that the Company shall not have to host a call with respect to a fiscal quarter to the extent that the Company hosts a public call for investors with respect to such fiscal quarter.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated (or other arrangements satisfactory to the applicable Issuing Bank have been made) and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01                                                  Indebtedness; Certain Equity Securities.  None of the Company or any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness created under the Loan Documents;

(b)                                 Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect of any of the foregoing;

(c)                                  Indebtedness of any Subsidiary to the Company or any Subsidiary; provided that (A) any such Indebtedness owing by any Loan Party to any Subsidiary that is not a Loan Party shall be unsecured and shall be subordinated in right of payment to the Loan Document Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, (B) any such

Indebtedness owing to any Loan Party by any Subsidiary that is not a Loan Party shall be evidenced by a promissory note which shall have been pledged pursuant to the Collateral Agreement and (C) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.04;

(d)                                 Guarantees incurred in compliance with Section 6.04;

(e)                                  Permitted First Priority Refinancing Indebtedness, Permitted Second Priority Refinancing Indebtedness and any Refinancing Indebtedness in respect of any of the foregoing;

(f)                                   (i) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, purchase money Indebtedness and any Indebtedness assumed by the Company or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof and (ii) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (i) above; provided that the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed the greater of (x) $25,000,000 and (y) 15.00% of Consolidated Four Quarter EBITDA (at the time of incurrence), at any time outstanding;

(g)                                  (i) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and (ii) Refinancing Indebtedness in respect of Indebtedness assumed pursuant to clause (i) above; provided further that the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed the greater of (x) $35,000,000 and (y) 22.50% of Consolidated Four Quarter EBITDA (at the time of incurrence), at any time outstanding;

(h)                                 Permitted Unsecured Indebtedness so long as, at the time of incurrence of such Permitted Unsecured Indebtedness, the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the date of incurrence thereof, is not in excess of 5.00 to 1.00; provided that (i) immediately prior to and immediately after giving effect to the incurrence of any Permitted Unsecured Indebtedness under this clause (h), no Event of Default shall have occurred and be continuing and (ii) the Company will, on the date of incurrence of such Indebtedness, deliver to the Administrative Agent a certificate of a Financial Officer of the Company, dated such date, confirming the satisfaction of the conditions set forth above and attaching a reasonably detailed calculation of the Total Net Leverage Ratio on a Pro Forma Basis as of such date identifying the Permitted Unsecured Indebtedness being incurred and specifying that it is being incurred pursuant to this clause (h); provided further that no Subsidiary that is not a Subsidiary Loan Party shall incur any Indebtedness under this Section 6.01(h) if, at the time of, and after giving effect to, the incurrence of such Indebtedness (and any substantially simultaneous use of the Permitted Amount) and the use of proceeds thereof, the Permitted Amount would be less than zero;

(i)                                     Indebtedness incurred in the ordinary course of business and owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(j)                                    Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, health, disability or other employee benefits, casualty or liability insurance, unemployment insurance and other social security laws and local state and federal payroll taxes, (ii) obligations in connection with self-insurance arrangements in the ordinary course of business and (iii) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and reclamation bonds and obligations of a like nature;

(k)                                 Indebtedness consisting of client advances or deposits received in the ordinary course of business;

(l)                                     Alternative Incremental Facility Indebtedness and Refinancing Indebtedness in respect thereof; provided that (i) no Event of Default shall have occurred and be continuing on the date of incurrence thereof, both immediately prior to and immediately after giving effect to such incurrence and (ii) the aggregate amount of the Incremental Commitments established pursuant to Section 2.21 on any date, together with the aggregate original amount of all Alternative Incremental Facility Indebtedness incurred under this clause (l) on such date, shall not exceed an amount equal to (a) the Base Incremental Amount in effect on such date, plus (b) the amount of voluntary prepayments of Term Loans pursuant to Section 2.11(a) (other than those financed with the proceeds of Indebtedness) prior to such date (less the aggregate amount of Incremental Commitments and Alternative Incremental Facility Indebtedness established prior to such date in reliance on this amount), plus (c) an additional amount subject to the Maximum Incremental Ratio Amount as of such date;

(m)                             Indebtedness of the Company or any Subsidiary in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investments permitted under Section 6.04 or Dispositions permitted under Section 6.05;

(n)                                 Indebtedness of Foreign Subsidiaries; provided that no Foreign Subsidiary shall incur any Indebtedness under this Section 6.01(n) if, at the time of, and after giving effect to, the incurrence of such Indebtedness (and any substantially simultaneous use of the Permitted Amount) and the use of proceeds thereof, the Permitted Amount would be less than zero;

(o)                                 Indebtedness relating to premium financing arrangements for property and casualty insurance plans and health and welfare benefit plans (including health and workers compensation insurance, employment practices liability insurance and directors and officers insurance), if incurred in the ordinary course of business;

(p)                                 other Indebtedness not otherwise described above in an aggregate amount at any time outstanding not in excess of the greater of (x) $25,000,000 and (y) 15.00% of Consolidated Four Quarter EBITDA (at the time of incurrence), at any time outstanding;

(q)                                 the AmerisourceBergen Indebtedness or any other Permitted Vendor Indebtedness; and

(r)                                    Indebtedness incurred in connection with the repurchase, purchase, acquisition, cancellation or retirement for value of Equity Interests of the Company from present or former employees, officers, directors or consultants (or their estates or beneficiaries under their estates) of the Company or any Subsidiary upon the death, disability, retirement or termination of employment or service of such employees, officers, directors or consultants, or to the extent required, pursuant to employee benefit plans, employment agreements, stock purchase agreements or stock purchase plans, or other benefit plans not to exceed $5,000,000 in any fiscal year; provided that, to the extent such $5,000,000 amount is not used during any fiscal year, such amount may be applied in the immediately following fiscal year.

SECTION 6.02                                                  Liens. None of the Company or any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                 Liens created under the Loan Documents;

(b)                                 Permitted Encumbrances;

(c)                                  any Lien on any asset of the Company or any Subsidiary existing on the Closing Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(b) as Refinancing Indebtedness in respect thereof;

(d)                                 any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the Company or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Subsidiary without significant assets that was formed solely for the purpose of effecting such acquisition) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(g) as Refinancing Indebtedness in respect thereof;

(e)                                  Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Company or any Subsidiary; provided that (i) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (f)(i) of Section 6.01 or any Refinancing Indebtedness in respect thereof permitted by clause (f)(ii) of Section 6.01, (ii) such Liens shall not apply to any other property or assets of the Company or any Subsidiary, other than the proceeds of such fixed or capital assets and (iii) the principal amount of the obligations secured thereby does not exceed 100% of the cost of such property;

(f)                                   in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g)                                  in the case of (i) any Subsidiary that is not a wholly-owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the Organizational Documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(h)                                 any Lien on assets of any Foreign Subsidiary; provided that (i) such Lien shall not apply to any Collateral (including any Equity Interests in any Subsidiary that constitute Collateral) or any other assets of the Company or any other Subsidiary Loan Party and (ii) such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary permitted hereunder;

(i)                                     Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(j)                                    [reserved];

(k)                                 Liens granted by a Subsidiary that is not a Loan Party in respect of Indebtedness permitted to be incurred by such Subsidiary under Section 6.01(c);

(l)                                     [reserved];

(m)                             Liens on the Collateral securing (i) Permitted First Priority Refinancing Indebtedness and Alternative Incremental Facility Indebtedness permitted under Section 6.01(e) or 6.01(l) on a pari passu or junior basis with the Liens on the Collateral securing the Loan Document Obligations, and, if secured by the Collateral, Refinancing Indebtedness in respect thereof; provided that a trustee, collateral agent, security agent or other Person acting on behalf of the holders of such Indebtedness has entered into an Intercreditor Agreement and (ii)  Permitted Second Priority Refinancing Indebtedness permitted under Section 6.01(e) on a junior basis to the Liens on the Collateral securing the Loan Document Obligations and, if secured by the Collateral, Refinancing Indebtedness in respect thereof; provided that a trustee, collateral agent, security agent or other Person acting on behalf of the holders of such Indebtedness has entered into an Intercreditor Agreement;

(n)                                 other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed the greater of (x) $25,000,000 and (y) 15.00% of Consolidated Four Quarter EBITDA (at the time of incurrence), at any time outstanding;

(o)                                 Liens in favor of AmerisourceBergen on the AmerisourceBergen Inventory Collateral and Liens in favor of the vendor or distributor under any other Permitted Vendor Agreement on the Permitted Vendor Inventory Collateral relating thereto, provided that, in each case, such Liens are subject to an applicable Intercreditor Agreement; and

(p)                                 Liens in favor of vendors or distributors of inventory arising out of the purchase of such inventory in the ordinary course of business by the Company or its Subsidiaries; provided that, such Liens do not secure Indebtedness and only relate to the inventory so purchased and proceeds thereof and shall not apply to any other property or asset of the Company or its Subsidiaries;

SECTION 6.03                                                  Fundamental Changes.  (a)  None of the Company or any Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person (other than the Company) may merge into or consolidate with the Company in a transaction in which the Company is the surviving entity, (ii) any Person (other than the Company) may merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iii) any Subsidiary may merge into or consolidate with any Person (other than the Company) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, (iv) any Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04 (other than Section 6.04(q)); and (v) any Subsidiary (other than the Company) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders (provided that in the case of a liquidation or dissolution of a Subsidiary Loan Party, the assets thereof are transferred to another Loan Party or otherwise subject to Investment in accordance with Section 6.04 (other than Section 6.04(q)); provided that any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.04 (other than Section 6.04(q)) or 6.05. In no event shall the Company’s jurisdiction of organization cease to be the United States (or a state thereof or the District of Columbia).

(b)                                 None of the Company or any Subsidiary will engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the Closing Date and businesses reasonably related, complementary, synergistic, ancillary or incidental thereto.

SECTION 6.04                                                  Investments, Loans, Advances, Guarantees and Acquisitions.  None of the Company or any Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, except:

(a)                                 the LDI Acquisition;

(b)                                 Permitted Investments;

(c)                                  (i) Investments existing on the Closing Date in Subsidiaries and (ii) other Investments existing on the Closing Date and set forth on Schedule 6.04;

(d)                                 (i) additional Investments by the Company in any Subsidiary Loan Party and by any Subsidiary Loan Party in the Company or in another Subsidiary Loan Party, and (ii) Investments (including by way of capital contributions) by the Company and the Subsidiaries in Equity Interests in their Subsidiaries; provided, in the case of clause (ii), that (x) any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of the Collateral and Guarantee Requirement and (y) no Investment by any Loan Party in any Subsidiary that is not a Loan Party shall be permitted pursuant to this Section 6.04(d) if, at the time of the making of, and after giving effect to, such Investment (and any substantially simultaneous use of the Permitted Amount), the Permitted Amount would be less than zero;

(e)                                  loans or advances made by the Company or any Subsidiary to any Subsidiary; provided that no loan or advance made by any Loan Party to a Subsidiary that is not a Loan Party shall be permitted pursuant to this Section 6.04(e) if, at the time of, and after giving effect to, the making of such loan or advance (and any substantially simultaneous use of the Permitted Amount) and the use of proceeds thereof, the Permitted Amount would be less than zero;

(f)                                   Guarantees by the Company or any Subsidiary of Indebtedness or other obligations of the Company or any Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) (A) a Subsidiary that has not Guaranteed the Obligations pursuant to the Collateral Agreement shall not Guarantee any Indebtedness of any Loan Party and (B) any such Guarantee of Subordinated Indebtedness is subordinated to the Loan Document Obligations on terms no less favorable to the Lenders than those of the Subordinated Indebtedness, (ii) any such Guarantee constituting Indebtedness is permitted by Section 6.01 (other than clause (d) thereof) and (iii) no Guarantee by any Loan Party of Indebtedness (excluding, for the avoidance of doubt, Guarantees of obligations not constituting Indebtedness) of any Subsidiary that is not a Loan Party shall be permitted pursuant to this Section 6.04(f) if, at the time of the making of, and after giving effect to, such Guarantee (and any substantially simultaneous use of the Permitted Amount), the Permitted Amount would be less than zero;

(g)                                  (i) loans or advances to employees of the Company or any Subsidiary made in the ordinary course of business, including those to finance the purchase of Equity Interests of the Company pursuant to employee plans and (ii) payroll, travel, entertainment, relocation and similar advances to directors and employees of the Company or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Company or such Subsidiary for accounting purposes and that are made in the ordinary course of business; provided that the aggregate principal amount of such loans and advances under this clause (g) outstanding at any time shall not exceed the greater of (x) $5,000,000 and (y) 2.50% of Consolidated Four Quarter EBITDA (at the time of incurrence);

(h)                                 Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or consisting of securities acquired in connection with the satisfaction or enforcement of claims due or owing to the Company or any Subsidiary, in each case in the ordinary course of business;

(i)                                     Permitted Acquisitions;

(j)                                    Investments held by a Subsidiary acquired after the Closing Date or of a Person merged or consolidated with or into the Company or a Subsidiary after the Closing Date, in each case as permitted hereunder, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(k)                                 Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(l)                                     Investments by the Company or any Subsidiary that result solely from the receipt by the Company or such Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(m)                             Investments in the form of Hedging Agreements permitted under Section 6.07;

(n)                                 Investments by Foreign Subsidiaries in other Foreign Subsidiaries or by any Subsidiary that is not a Subsidiary Loan Party in any other Subsidiary that is not a Subsidiary Loan Party;

(o)                                 [reserved];

(p)                                 Investments consisting of (i) extensions of trade credit, (ii) deposits made in connection with the purchase of goods or services or the performance of leases, licenses or contracts, in each case, in the ordinary course of business, (iii) notes receivable of, or prepaid royalties and other extensions of credit to, customers and suppliers that are not Affiliates of the Company and that are made in the ordinary course of business and (iv) Guarantees made in the ordinary course of business in support of obligations of the Company or any of its Subsidiaries not constituting Indebtedness for borrowed money, including operating leases and obligations owing to suppliers, customers and licensees;

(q)                                 mergers and consolidations permitted under Section 6.03 that do not involve any Person other than the Company and Subsidiaries that are wholly-owned Subsidiaries;

(r)                                    [reserved];

(s)                                   [reserved];

(t)                                    intercompany Investments, reorganizations and other activities relating to tax planning and reorganization, so long as, after giving effect thereto the Liens of the Secured Parties in the Collateral, taken as a whole, are not materially impaired; provided that no Investment may be made by any Loan Party in a Subsidiary that is not a Loan Party or by the Company or any Subsidiary in an Unrestricted Subsidiary if, at the time of the making of, and after giving effect to, such Investment (and any substantially simultaneous use of the Permitted Amount), the Permitted Amount would be less than zero;

(u)                                 Investments (including by way of capital contributions, loans and advances and Guarantees of Indebtedness) by the Company and the Subsidiaries in Unrestricted Subsidiaries; provided that no Investment may be made under this clause (u) if, at time of the making of, and after giving effect to, such Investment (and any substantially simultaneous use of the Permitted Amount), the Permitted Amount would be less than zero;

(v)                                 Investments consisting of Guarantees in the ordinary course of business to support the obligations of any Subsidiary under its worker’s compensation and general insurance agreements;

(w)                               other Investments, including Investments in connection with the acquisition of Foreign Subsidiaries or other Persons (including Non-Compliant Subsidiaries and Non-Compliant Assets in connection with Permitted Acquisitions) that will not be Loan Parties, in an aggregate amount not in excess of (i) the greater of (x) $50,000,000 and (y) 32.50% of Consolidated Four Quarter EBITDA (at the time of incurrence), plus (ii) in any additional amount, to the extent the consideration therefor consists of Qualified Equity Interests, plus (iii) the Available Amount at the time such Investment is made; provided, however, that at the time any such Investment is made pursuant to this clause (w), no Default shall have occurred and be continuing or would result therefrom; and

(x)                                 other Investments, including Investments in connection with the acquisition of Foreign Subsidiaries or other Persons (including Non-Compliant Subsidiaries and Non-Compliant Assets in connection with Permitted Acquisitions) that will not be Loan Parties; provided that the Total Net Leverage Ratio immediately after giving effect to any such Investment, calculated on a Pro Forma Basis at the time such Investment is made, is less than 3.00 to 1.00; provided, however, that at the time any such Investment is made pursuant to this clause (x), no Default shall have occurred and be continuing or would result therefrom.

Notwithstanding anything contrary set forth above, (i) if any Investment is denominated in a foreign currency, no fluctuation in currency values shall result in a breach of this Section 6.04 and (ii) if any Investment is made in reliance on any “basket” determined by reference to Consolidated Four Quarter EBITDA, no fluctuation in the aggregate amount of Consolidated Four Quarter EBITDA shall result in a breach of this Section 6.04.  In addition, in the event that a Loan Party makes an Investment in an Excluded Subsidiary for purposes of permitting such Excluded Subsidiary or any other Excluded Subsidiary to apply the amounts received by it to make a substantially concurrent Investment (which may be made through any other Excluded Subsidiary) permitted hereunder, such substantially concurrent Investment by such Excluded Subsidiary shall not be included as an Investment for purposes of this Section 6.04 to the extent that the initial Investment by the Loan Party reduced amounts available to make Investments hereunder.

SECTION 6.05                                                  Asset Sales.  None of the Company or any Subsidiary will sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Company or another Subsidiary in compliance with Section 6.04(d)) (each, a “Disposition”), except:

(a)                                 Dispositions of (i) inventory, (ii) used, obsolete, damaged or surplus equipment and (iii) cash and Permitted Investments, in each case in the ordinary course of business;

(b)                                 Dispositions to the Company or a Subsidiary; provided that any such Disposition involving a Subsidiary that is not a Loan Party (i) shall be made in compliance with Sections 6.04 and 6.09 and (ii) shall not, in the case of any Disposition by any Loan Party to non-Loan Party Subsidiaries in any fiscal year that are not made as Investments permitted by Section 6.04, involve assets having an aggregate fair market value for all such assets so Disposed in such fiscal year in excess of $10,000,000;

(c)                                  Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(d)                                 (i) Dispositions of assets to the extent that such Disposition constitutes an Investment referred to in and permitted by Section 6.04 and (ii) Dispositions of assets to the extent that such Disposition constitutes a Restricted Payment referred to in and permitted by Section 6.08;

(e)                                  Sale/Leaseback Transactions permitted by Section 6.06;

(f)                                   Licenses, leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Company or any Subsidiary;

(g)                                  Licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Company or any Subsidiary;

(h)                                 Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any of the Company or any Subsidiary;

(i)                                     Dispositions of assets (including as a result of like-kind exchanges) to the extent that (i) such assets are exchanged for credit (on a fair market value basis) against the purchase price of similar or replacement assets or (ii) such asset is Disposed of for fair market value and the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement assets;

(j)                                    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements;

(k)                                 the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material intellectual property or rights relating thereto that the Company determines in its reasonable judgment to be desirable to the conduct of its business and not materially disadvantageous to the interests of the Lenders; and

(l)                                     any other Disposition of assets (including Equity Interests); provided that (i) if the total fair market value of the assets subject to any such Disposition or series of related Dispositions is in excess of $2,500,000, it shall be for fair market value, (ii) at least 75% of the total consideration for any such Disposition in excess of $2,500,000 received by the Company and its Subsidiaries is in the form of cash or Permitted Investments, (iii) no Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Default exists) and (iv) the requirements of Section 2.11(c), to the extent applicable, are complied with in connection therewith; provided, however, that for purposes of clause (ii) above, the following shall be deemed to be cash:  (A) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Company and its Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received in the conversion) within 180 days following the closing of the applicable Disposition.

Notwithstanding the foregoing, other than Dispositions to the Company or any Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable Requirements of Law, no such Disposition of any Equity Interests in any Subsidiary shall be permitted unless (i) with respect to any wholly-owned Domestic Subsidiary, such Equity Interests constitute all of the Equity Interests in such Subsidiary held by the Borrower and the Subsidiaries and (ii) immediately after giving effect to such transaction, the Company and the Subsidiaries shall otherwise be in compliance with Section 6.04.

SECTION 6.06                                                  Sale/Leaseback Transactions.  None of the Company or any Subsidiary will enter into any Sale/Leaseback Transaction unless (a) (i) the sale or transfer of the property thereunder is permitted under Section 6.05, (ii) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.01 and (iii) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 6.02 or (b) such Sale/Leaseback Transaction relates to real property located in Nebraska and does not give rise to any Indebtedness of or Liens on assets of the Company or its Subsidiaries in connection therewith.

SECTION 6.07                                                  Hedging Agreements.  None of the Company or any Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of the Equity Interests or Indebtedness of the Company or any Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.08                                                  Restricted Payments; Certain Payments of Indebtedness.  (a)  None of the Company or any Subsidiary will declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i)                                     any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, in each case ratably to the holders of such Equity Interests (or if not ratably, on a basis more favorable to the Company and the Loan Parties);

(ii)                                  the Company may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests of the Company;

(iii)                               the Company may repurchase, purchase, acquire, cancel or retire for value Equity Interests of the Company from present or former employees, officers, directors or consultants (or their estates or beneficiaries under their estates) of the Company or any Subsidiary upon the death, disability, retirement or termination of employment or service of such employees, officers, directors or consultants, or to the extent required, pursuant to employee benefit plans, employment agreements, stock purchase agreements or stock purchase plans, or other benefit plans; provided that the aggregate amount of Restricted Payments made pursuant to this Section 6.08(a)(iii) shall not exceed $5,000,000 in any fiscal year, provided that, to the extent such $5,000,000 amount is not used during any fiscal year, such amount may be applied in the immediately following fiscal year plus the proceeds of any key man life insurance policy obtained with respect to any employee, officer, director or consultant.

(iv)                              the Company may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Company;

(v)                                 the Company may acquire Equity Interests of the Company upon the exercise of stock options for such Equity Interests of the Company if such Equity Interests represent a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with the exercise of options by, or the vesting of restricted Equity Interests held by, any current or former director, officer or employee of the Company or its Subsidiaries;

(vi)                              the Company may convert or exchange any Equity Interests of the Company for or into Qualified Equity Interests of the Company;

(vii)                           [reserved];

(viii)                        so long as no Default shall have occurred and be continuing or would result therefrom, the Company may on any date make Restricted Payments in an amount equal (A) $10,000,000 plus (B) the Available Amount on such date; provided, however, that at the time of the making of such Restricted Payments and immediately after giving effect to such Restricted Payments made in reliance on subclause (viii)(B), the Total Net Leverage Ratio on such date, calculated on a Pro Forma Basis to give effect to any such Restricted Payment, is not in excess of 5.00 to 1.00;

(ix)                              any Subsidiary may repurchase its Equity Interests held by minority shareholders or interest holders in a Permitted Acquisition or another transaction permitted by Section 6.04(w) or (x) (it being understood that for purposes of Section 6.04, the Borrower shall be deemed the purchaser of such Equity Interests and such repurchase shall constitute an Investment by the Borrower in a Person that is not a Subsidiary in the amount of such purchase unless such Subsidiary becomes a Loan Party in connection with such repurchase);

(x)                                 [reserved];

(xi)                              so long as no Default shall have occurred and be continuing or would result therefrom, the Company may on any date make additional Restricted Payments; provided that the Total Net Leverage Ratio immediately after giving effect to any such Restricted Payment, calculated on a Pro Forma Basis at the time such Restricted Payment is made, is less than 2.50 to 1.00; and

(xii)                           the Company may make Restricted Payments within 60 days after the date of declaration thereof, if at the date of declaration of such Restricted Payments, such Restricted Payments would have been permitted pursuant to another clause of this Section 6.08(a).

(b)                                 None of the Company or any Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness or to the extent constituting Material Indebtedness, any secured Indebtedness for borrowed money expressly subordinated in Lien priority to the Liens securing the Loan Document Obligations or any unsecured Indebtedness for borrowed money (Indebtedness described in this clause (b), which shall in any event exclude any AmerisourceBergen Indebtedness, collectively, “Restricted Indebtedness”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of such Restricted Indebtedness, except:

(i)                                     regularly scheduled interest and principal payments as and when due in respect of any Restricted Indebtedness, other than payments prohibited by any subordination provisions thereof;

(ii)                                  refinancings of Restricted Indebtedness with the proceeds of Refinancing Indebtedness permitted in respect thereof under Section 6.01;

(iii)                               payments of or in respect of Restricted Indebtedness made solely with Qualified Equity Interests in the Company or the conversion of any Restricted Indebtedness into Qualified Equity Interests of the Company;

(iv)                              prepayments of intercompany Restricted Indebtedness permitted hereby owed by the Company or any Subsidiary to the Company or any Subsidiary, other than prepayments prohibited by any subordination provisions governing such Restricted Indebtedness; provided that, for the avoidance of doubt, no prepayment of any Restricted Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party shall be permitted so long as a Default shall have occurred and be continuing or would result therefrom;

(v)                                 so long as no Default shall have occurred and be continuing or would result therefrom, the Company may on any date make payments of or in respect of Restricted Indebtedness in an amount equal to (A) $10,000,000 plus (B) the Available Amount on such date; provided, however, that at the time of the making of such payments and immediately after giving effect to such payments made in reliance on subclause (v)(B), the Total Net Leverage Ratio on such date, calculated on a Pro Forma Basis to give effect to any payment, is not in excess of 5.00 to 1.00 (provided this Total Net Leverage Ratio test shall not apply to payments in respect of junior Lien Indebtedness made with the proceeds received by the Company from an issuance of its Qualified Equity Interests);

(vi)                              [reserved]; and

(vii)                           so long as no Default shall have occurred and be continuing or would result therefrom, the Company may on any date make additional payments of or in respect of Restricted Indebtedness; provided that the Total Net Leverage Ratio immediately after giving effect to any such payment, calculated on a Pro Forma Basis at the time such payment is made, is less than 2.75 to 1.00.

SECTION 6.09                                                  Transactions with Affiliates.  None of the Company or any Subsidiary will sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than those that could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) transactions between or among Subsidiaries that are not Loan Parties not involving any other Affiliate, (d) loans or advances to employees and directors permitted under Section 6.04, (e) the payment of reasonable fees and indemnities to directors of the Company or any Subsidiary, (f) compensation, expense reimbursement and indemnification of, and other employment arrangements (including severance arrangements) with, directors, officers and employees of the Company or any Subsidiary entered into in the ordinary course of business, (g) any Restricted Payment permitted by Section 6.08, (h) sales of Equity Interests to Affiliates to the extent not prohibited under this Agreement and (i) any payments or other transactions pursuant to any tax sharing agreement among the Loan Parties and their subsidiaries; provided that any such tax sharing agreement is on terms usual and customary for agreements of that type.

SECTION 6.10                                                  Restrictive Agreements.  None of the Company or any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Company or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by clause (b) of the definition of “Requirement of Law” or by this Agreement or any other Loan Document or any Alternative Incremental Facility Indebtedness, (B) restrictions and conditions contained in any agreement or document governing or evidencing Refinancing Indebtedness in respect of Indebtedness referred to in clause (A) (including, for the avoidance of doubt, Permitted First Priority Refinancing Indebtedness, Permitted Second Priority Refinancing Indebtedness or Alternative Incremental Facility Indebtedness) or Refinancing Indebtedness in respect thereof;  provided that the restrictions and conditions contained in any such agreement or document referred to in this clause (B) are not less favorable in any material respect to the Lenders than the restrictions and conditions imposed by this Agreement, (C) restrictions and conditions existing on the date hereof identified on Schedule 6.10, (D) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its Organizational Documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Subsidiary and to the Equity Interests of such Subsidiary, (E) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.01 that are, taken as a whole, in the good faith judgment of the Company, no more restrictive with respect to the Company or any Subsidiary than those contained in this Agreement and (F) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets of the Company or any Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clause (f), (g), (i), (j), (k), (n) and (o) of Section 6.01 if such restrictions and conditions apply only to the assets securing such Indebtedness, (B) customary provisions in leases, licenses and other agreements restricting the assignment thereof, (C) restrictions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by Section 6.01(g); provided that such restrictions apply only to such Subsidiary and its assets (or any special purpose acquisition Subsidiary without material assets acquiring such Subsidiary pursuant to a merger), (D) restrictions and conditions set forth in any AmerisourceBergen Indebtedness or any Permitted Vendor Indebtedness, (E) restrictions and conditions set forth in agreements in favor of a vendor or distributor of the Company or any Subsidiary to the extent the obligations thereunder do not constitute Indebtedness, provided that such restrictions only apply to the assets supplied pursuant to such agreements and the proceeds thereof and (F) restrictions and conditions set forth in agreements in existence as of the Closing Date and in favor of a vendor or distributor of the Company or any Subsidiary to the extent the obligations thereunder do not constitute Indebtedness and such agreements are listed on Schedule 5.18.  Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.11 or 5.18 or under the Security Documents.

SECTION 6.11                                                  Amendment of Material Documents.  None of the Company or any Subsidiary will amend, modify or waive any of its rights under (a) any agreement or instrument document evidencing Restricted Indebtedness that constitutes Material Indebtedness, (b) its certificate of incorporation, bylaws or other organizational documents or (c) the AmerisourceBergen Vendor Contract or any other Permitted Vendor Agreement, in each case to the extent such amendment, modification or waiver would be materially adverse to the Lenders (or in the case of any subordination agreement governing any Restricted Indebtedness, to the extent prohibited by such subordination agreement). For purposes of this Section 6.11, it is acknowledged and agreed that changes to pricing terms and extensions of the term of the AmerisourceBergen Vendor Contract or any other Permitted Vendor Agreement shall not be deemed to be materially adverse to the Lenders.

SECTION 6.12                                                  (a)  Total Net Leverage Ratio.  The Company will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter of the Company ending after the Closing Date to exceed 6.00 to 1.00; provided such ratio shall step down to (i) 5.75 to 1.00 on and after March 31, 2019; (ii) 5.50 to 1.00 on and after September 30, 2019; (iii) 5.00 to 1.00 on and after March 31, 2020; (iv) 4.50 to 1.00 on and after September 30, 2020; and (v) 4.00 to 1.00 on and after March 31, 2021.

(b)                                 Interest Coverage Ratio.  The Company will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter of the Company ending after the Closing Date to be less than 2.75 to 1.00; provided such ratio shall step up to 3.00 to 1.00 on and after the last day of the first fiscal quarter of the Company ended on or after the date that is 24 months after the Closing Date.

(c)                                  The provisions of Section 6.12 are solely for the benefit of Revolving Lenders and Term A Lenders and, notwithstanding the provisions of Section 9.02, a Majority in Interest of the Revolving Lenders (excluding the Revolving Commitments of Defaulting Lenders) and Term A Lenders (excluding the Term A Loans of Excluded Term Lenders) may (i) amend or otherwise modify Section 6.12 or, solely for purposes of Section 6.12, the defined terms used, directly or indirectly, therein, or (ii) waive any noncompliance with Section 6.12 or any Event of Default resulting from any such noncompliance, in each case without the consent of any other Lenders.

SECTION 6.13                                                  Fiscal Year.  The Company will not, and the Company will not permit any other Loan Party to, change its fiscal year to end on a date other than December 31.

ARTICLE VII

Events of Default

If any of the following events (each such event, an “Event of Default”) shall occur:

(a)                                 the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)                                  any representation, warranty or statement made or deemed made by or on behalf of the Company or any Subsidiary in any Loan Document or in any report, certificate, financial statement or other information furnished in writing pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Company), 5.10 or in Article VI; provided that any failure to comply with Section 6.12 shall not constitute an Event of Default with respect to any Initial Term B Loans unless and until the Administrative Agent or a Majority in Interest of the Revolving Lenders (excluding the Revolving Commitments of Defaulting Lenders) and Term A Lenders (excluding the Term A Loans of Excluded Term Lenders) shall have terminated the Revolving Commitments or declared all outstanding Revolving Loans and Term A Loans to be immediately due and payable, in each case, in accordance with the penultimate paragraph of this Article VII and such declaration has not been rescinded on or before such date;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to the Company (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f)                                   the Company or any Subsidiary shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Indebtedness (other than the AmerisourceBergen Indebtedness or Permitted Vendor Indebtedness), when and as the same shall become due and payable (after giving effect to any grace period applicable on the date on which such payment was initially due);

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due or being required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty (other than termination events or equivalent events pursuant to such Hedging Agreements not constituting a default or an event of default thereunder and to the extent any such payment owing thereunder is made when due), to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in each case after expiration of any applicable grace or cure period set forth in the agreement or instrument evidencing or governing such Material Indebtedness); provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the assets securing such Indebtedness to the extent any required payments then arising are paid when due, (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01, (iii) the occurrence of any conversion or exchange trigger in Indebtedness that is contingently convertible or exchangeable into Equity Interests of the Company or (iv) the AmerisourceBergen Indebtedness or any other Permitted Vendor Indebtedness unless and until an acceleration thereof has occurred under such AmerisourceBergen Indebtedness or such other Permitted Vendor Indebtedness, as applicable;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03(a)(v)), reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Company or any Significant Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Article VII;

(j)                                    the Company or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Company, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed or bonded, pending an appeal or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l)                                     an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)                             any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral having, individually or in the aggregate, a fair value in excess of $5,000,000, with the priority required by the applicable Security Document, except as a result of (i) the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) the release thereof as provided in the applicable Security Document or Section 9.14;

(n)                                 any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14;

(o)                                 a Change in Control shall occur; or

(p)                                 the subordination provisions of the AmerisourceBergen Intercreditor Agreement, or any other Intercreditor Agreement shall be invalidated or otherwise cease to be in full force and effect, or any Loan Party shall contest in any manner the validity or enforceability thereof.

then, and (i) in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article VII), and at any time after the Closing Date and thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times:  (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (B) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at such time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued or owing hereunder, shall become due and payable immediately, and (C) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (ii) in the case of any event with respect to the Company described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, however, that upon the occurrence and during the continuance of any Event of Default attributable to a failure to comply with Section 6.12, (x) actions pursuant to clause (i) may be taken by a Majority in Interest of the Revolving Lenders (excluding any Defaulting Lenders) and

Term A Lenders (excluding the Term A Loans of Excluded Term Lenders) only (without the requirement for Required Lender action) or by the Administrative Agent at the direction of such Lenders, and (y) only if action has been taken in respect of such Event of Default under clause (i) (with respect to the Revolving Loans and Term A Loans) by a Majority in Interest of the Revolving Lenders (excluding any Defaulting Lenders) and Term A Lenders (excluding the Term A Loans of Excluded Term Lenders) or by the Administrative Agent at the direction of such Lenders, then such Event of Default will be deemed to be an Event of Default with respect to all Lenders hereunder and the remedies set forth above can be exercised in respect of all Loans.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents and authorizes the Administrative Agent, in its capacity as Administrative Agent, to execute and deliver the Loan Documents and to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf.  It is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power (including with respect to enforcement and collection), except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the

Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to this Agreement or any other Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  Notwithstanding clause (b) of the immediately preceding sentence, the Administrative Agent shall not be required to take, or to omit to take, any action hereunder or under the Loan Documents unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities, costs and expenses that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Company or any Lender as a result of, any such determination of the Revolving Exposure or the component amounts thereof.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper

Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or wilful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld or delayed) so long as no Event of Default then exists, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Documentation Agents, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Documentation Agents, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the

Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Hedging Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) or (o).  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent

(including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as the Syndication Agent or a Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)                                     none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A), (B), (C), (D) or (E),

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under

ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                                 no fee or other compensation is being paid directly to the Administrative Agent, or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Company or any Subsidiary shall have any rights as a third party beneficiary of any such provisions.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

ARTICLE IX

Miscellaneous

SECTION 9.01                                                  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section 9.01), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)                                     if to the Company,

(A)       to it at Diplomat Pharmacy, Inc., 4100 S. Saginaw Street, Flint, Michigan 48507, Attention of Atul Kavthekar, Chief Financial Officer (akavthekar@diplomat.is);

(B)       with a copy to Diplomat Pharmacy, Inc., 4100 S. Saginaw Street, Flint, Michigan 48507, Attention of Christina Flint, General Counsel (cflint@diplomat.is) (Fax No.: (810) 282-0187);

(C)       with a copy to Honigman Miller Schwartz and Cohn LLP, 660 Woodward Avenue, 2290 First National Building, Detroit, Michigan 48226-3506, Attention of Michael D. Dubay (mdubay@honigman.com) (Fax No.: (313) 465-7393);

(ii)                                  if to the Administrative Agent,

(A)                               to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2S Chicago, IL, 60603-2300, Attention of Stacy Slaton (stacy.l.slaton@jpmorgan.com) (Fax No.: (312) 385-7107);

(B)                               with a copy to JPMorgan Chase Bank, N.A., 1116 W Long Lake Road, Bloomfield Hills, Michigan 48302, Attention: Diane Forrest (Fax No.: (248) 636-1376; Telephone No.: (248) 839-0063);

(C)                               with a copy to JPMorgan Chase Bank, N.A., Attention: jpm.agency.servicing.1@jpmorgan.com;

(iii)                               if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(iv)                              if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2S Chicago, IL, 60603-2300, Attention of Stacy Slaton (stacy.l.slaton@jpmorgan.com) (Fax No.: (312) 385-7107); and

(v)                                 if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) of this Section 9.01 shall be effective as provided in such paragraph.

(b)                                 Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or any Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  Any notices or other communications to the Administrative Agent, the Company may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                                  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 the Company agree that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communications on Debt Domain, Intralinks, SyndTrak or a similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available”.  Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.

SECTION 9.02                                                  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Except as otherwise expressly provided in this Agreement, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (A) such amendment does not adversely affect in any material respect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority In Interest of each adversely affected Class)), or reduce any fees payable hereunder, in each case, other than as a result of any change in the definition, or in any components thereof, of the term “Total Net Leverage Ratio”, without the written consent of each Lender directly and adversely effected thereby (in which case the separate consent of the Required Lenders shall not be required), (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment or Refinancing Facility Agreement, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely effected thereby (in which case the separate consent of the Required Lenders shall not be required), (D) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby or Section 5.02 of the Collateral Agreement in a manner that would alter the order of application set forth therein without the written consent of each Lender adversely affected thereby, (E) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of the term “Required Lenders” or “Majority in Interest” or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable); provided that, with the consent of the Required Lenders or pursuant to an Incremental Facility Amendment or Refinancing Facility Agreement, the provisions of this

Section 9.02 and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release all or substantially all of the value of the Guarantees provided by the Subsidiary Loan Parties under the Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 9.14 or the Collateral Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee), (G) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents) or (H) change any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as applicable, and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Company and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time.  Notwithstanding any of the foregoing, (1) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification, (2) this Agreement may be amended to provide for Incremental Facilities, Refinancing Commitments and Refinancing Loans and Permitted Amendments in connection with Loan Modification Offers as provided in Sections 2.21, 2.22 and 2.23, in each case without any additional consents, (3) a Majority in Interest of the Revolving Lenders (determined excluding the Revolving Commitments of Defaulting Lenders) and Term A Lenders (excluding the Term A Loans of Excluded Term Lenders) may (and shall be required in order to), without the consent of other Lenders, amend or waive the covenant set forth in Section 6.12 as set forth in Section 6.12(c) and (4) a Majority in Interest of the Revolving Lenders (determined excluding the Revolving Commitments of Defaulting Lenders) shall be required in order to waive or modify a condition to an extension of credit set forth in Section 4.02.

(c)                                  In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (or, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to paragraph (b) of this Section 9.02, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Company may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (or, if applicable, with respect to the applicable Class) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (or, if applicable, under the applicable Class), including, if applicable, the prepayment fee pursuant to Section 2.11(g) (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section 2.11(g)), from the assignee (in the case of such principal and accrued interest and fees (other than any fee payable pursuant to Section 2.11(g)) or the Borrower (in the case of all other amounts (including any amount payable pursuant to Section 2.11(g)), (iii) the Company or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (iv) such assignment does not conflict with applicable law and (v) the assignee shall have given its consent to such Proposed Change and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, such Proposed Change can be effected.

(d)                                 Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(e)                                  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender.  Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03                                                  Expenses; Indemnity; Damage Waiver.  (a)  The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the

Administrative Agent, the Syndication Agent, the Documentation Agents, the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel and one firm of local counsel in each jurisdiction as the Administrative Agent shall deem advisable in connection with the creation and perfection of the security interests in the Collateral provided under the Loan Documents, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, the Documentation Agents, the Arrangers, any Issuing Bank or any Lender, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that expenses set forth in this clause (iii) shall be limited to (A) one counsel to the Administrative Agent and for the Lenders (taken together as a single group or client), (B) if necessary, one local counsel required in any relevant local jurisdiction and applicable special regulatory counsel, (C) additional counsel retained with the Company’s consent (such consent not to be unreasonably withheld or delayed) and (D) if representation of the Administrative Agent and/or all Lenders in such matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest, one additional counsel for each party subject to such conflict.

(b)                                 The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, the Documentation Agents, the Arrangers, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including reasonable and documented fees, charges and disbursements of counsel (limited to reasonable fees, disbursements and other charges of one primary counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, where an Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Indemnitee) and other reasonable and documented out-of-pocket expenses, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property owned, leased or operated by the Company or any Subsidiary, or any Environmental Liability related in any way to the Company or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that the foregoing indemnity shall not, as to any Indemnitee, apply to any losses, claims, damages, penalties, liabilities or related expenses to the extent they (A) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, wilful misconduct or gross negligence of such Indemnitee, (B) result from a claim brought by the Company or any of its Subsidiaries for a material breach of such Indemnitee’s obligations under this Agreement or any other Loan Document if the Company or such Subsidiary has obtained a final and non-appealable judgment of a court of competent jurisdiction in the Company’s or its Subsidiary’s favor on such claim as determined by a court of competent jurisdiction or (C) result from a proceeding that does not involve an act or omission by the Company or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought against the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, or any other agent or arranger in its capacity as such or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder).  An Indemnitee shall be obligated to refund and return promptly any and all amounts paid by the Borrower under this Section 9.03(b) for any losses, claims, damages, penalties, liabilities or related expenses with respect to which such Indemnitee was not entitled to payment in accordance with the terms of this Section 9.03(b) (as determined in a final and non-appealable judgment of a court of competent jurisdiction).  This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)                                  To the extent that the Company fails to indefeasibly pay any amount required to be paid by it under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank, the Swingline Lender or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any Issuing Bank the Swingline Lender in its capacity as such, or to any Related Party of any of the foregoing acting for any Issuing Bank or the Swingline Lender in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts.  For purposes of this Section 9.03, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, unused Revolving Commitments and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unused Term Commitments, in each case, at that time.

(d)                                 To the fullest extent permitted by applicable law, (i) the Company shall not assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) and (ii) no party to any Loan Document shall assert, and each hereby waives any claim against, any other party thereto for any damages arising from on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that this clause (ii) shall not limit the Company’s (and if applicable, any Lender’s) indemnity obligations set forth in this this Section 9.03.

(e)                                  All amounts due under this Section 9.03 shall be payable within ten Business Days after written demand therefor.

SECTION 9.04                                                  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment, delegation or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), the Arrangers, the Syndication Agent, the Documentation Agents, and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agents, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign and delegate to one or more Eligible Assignees after the funding of the Initial Term Loans on the Closing Date all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Company; provided that no consent of the Company shall be required (1) for an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund, (2) for an assignment and delegation by the Initial Lender following the Closing Date to any assignees identified to the Company with its approval prior to the Closing Date in connection with the primary syndication of the Commitments or the Loans or (3) if an Event of Default has occurred and is continuing, for any other assignment and delegation; provided further that the Company shall be deemed to have consented to any such assignment and delegation unless it shall object thereto by written notice to the Administrative Agent within seven Business Days after having received notice thereof;

(B)                               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment and delegation of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)                               each Issuing Bank, in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure (other than to an existing Revolving Lender); and

(D)                               the Swingline Lender, in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Swingline Exposure (other than to an existing Revolving Lender).

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment and delegation of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000, unless each of the Company and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                               the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that with respect to any assignment and delegation pursuant to Section 2.19(b) or 9.02(c), the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto; and

(D)                               the assignee, if it shall not be a Lender, shall (1) deliver to the Administrative Agent and to the Company any tax forms required by Section 2.17(f) and (2) to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv)                              The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon receipt by the Administrative Agent of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment and delegation required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section 9.04 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 9.04 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi)                              The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.

(c)                                  Any Lender may, without the consent of (or notice to) the Company, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood and agreed that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section 9.04 and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Any Lender may, without the consent of the Company, the Administrative Agent, any Issuing Bank or the Swingline Lender, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with, and subject to the limitations of, Section 2.24 (which assignment will not, except as otherwise provided herein, be deemed to constitute a prepayment of Loans for any purposes of this Agreement or the other Loan Documents).

SECTION 9.05                                                  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Syndication Agent, the Documentation Agents, the Arrangers, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(f).  The provisions of Sections 2.15, 2.16, 2.17, 2.18(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06                                                  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07                                                  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08                                                  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations then due of such Borrower now or hereafter existing under this Agreement held by such Lender, such Issuing Bank or any such Affiliates, irrespective of whether or not such Lender, such Issuing Bank or any such Affiliate shall have made any demand under this Agreement and although such obligations of such Borrower are owed to a branch or office of such Lender, such Issuing Bank or any such Affiliate different from the branch or office holding such deposit or obligated on such Indebtedness.  Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application.

SECTION 9.09                                                  Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)                                 Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York located in the Borough of Manhattan (or in the event such court lacks subject matter jurisdiction, in the court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action, litigation or proceeding arising out of this Agreement or any other Loan Document or the transactions relating hereto or thereto and irrevocably and unconditionally agrees that all claims in respect of any such action, litigation or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court.  Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c)                                  Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10                                                  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11                                                  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12                                                  Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its

Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that, with respect to clauses (b) and (c) of this Section 9.12, unless specifically prohibited by applicable law, rule, regulation, court order or other legal process, the Administrative Agent, each Lender and each Issuing Bank shall make commercially reasonable efforts to notify the Company of any request thereunder (other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority over such Administrative Agent, Lender or Issuing Bank), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to the Company or any Subsidiary and its obligations hereunder or under any other Loan Document, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Company or (j) (A) to the extent necessary or customary for inclusion in league table measurements, (B) to the National Association of Insurance Commissioners or any similar organization, any examiner or (C) otherwise to the extent consisting of general portfolio information that does not identify Loan Parties.  For purposes of this Section 9.12, “Information” means all information received from the Company relating to the Company or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13                                                  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursements or participations therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14                                                  Release of Liens and Guarantees.  A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary (or becomes an Excluded Subsidiary (other than solely as a result of such Subsidiary ceasing to be a Significant Subsidiary) or an Unrestricted Subsidiary); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise; provided further that as of any date upon which a Subsidiary Loan Party becomes an Excluded Subsidiary (other than solely as a result of such Subsidiary ceasing to be a Significant Subsidiary), the Company shall be deemed to have made an Investment in a Person that is not a Subsidiary Loan Party in an amount equal to the fair market value of the assets (net of third-party liabilities) of such Subsidiary as of such date (as determined reasonably and in good faith by a Financial Officer of the Company).

Upon any sale or other transfer by any Loan Party (other than to the Company or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released.  In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Administrative Agent.  Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section 9.14.

SECTION 9.15                                                  USA PATRIOT Act Notice.  Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.16                                                  No Fiduciary Relationship.  The Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Syndication Agent, the Documentation Agents, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Administrative Agent, the Syndication Agent, the Documentation Agents, the Arranges, the Lenders, the Issuing Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Syndication Agent, the Documentation Agents, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates has any obligation to disclose any of such interests to the Company, the Subsidiaries or any of their respective Affiliates.  To the fullest extent permitted by law, the Borrower, on behalf of itself and its subsidiaries, hereby agrees not to assert any claims that it or any of its Affiliates may allege against the Administrative Agent, the Syndication Agent, the Documentation Agents, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates with respect to any alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17                                                  Non-Public Information.  (a)  Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to the Company and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, State and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities laws.

(b)                                 The Company and each Lender acknowledge that, if information furnished by the Company pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Company has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Company has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.  The Company agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Company that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.

SECTION 9.18                                                  Judgment Currency. (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in U.S. Dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction U.S. Dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)                                 The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. Dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase U.S. Dollars with the Judgment Currency; if the amount of U.S. Dollars so purchased is less than the sum originally due to the Applicable Creditor in U.S. Dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency.  The obligations of the parties contained in this Section 9.18 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.19                                                  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.20                                                  Intercreditor Agreements.  Each Lender and by accepting the benefits thereof, each other Secured Party, hereby authorizes and directs the Administrative Agent (a) to enter into any Intercreditor Agreement on its behalf, perform the Intercreditor Agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interest of the Secured Parties, and each Secured Party agrees to be bound by the terms of any Intercreditor Agreement and (b) to enter into any other intercreditor agreement reasonably satisfactory to the Administrative Agent on its behalf, perform such intercreditor agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interests of the Secured Parties, and each Secured Party agrees to be bound by the terms of such intercreditor agreement.  Each Lender and by accepting the benefits thereof, each other Secured Party, acknowledges that the terms of the Loan Documents (other than the Intercreditor Agreement or such other intercreditor agreement) are subject to terms of the Intercreditor Agreement or such other intercreditor agreement, and in the event of a conflict between such other Loan Document and such Intercreditor Agreement or such other intercreditor agreement, such Intercreditor Agreement or such other intercreditor agreement shall control.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DIPLOMAT PHARMACY, INC.,

by	/s/ Joel Saban
Name: Joel Saban
Title: President

[Signature Page to the Credit Agreement]

JPMORGAN CHASE BANK, N.A.

by	/s/ Diane D. Forrest
Name: Diane D. Forrest
Title: Authorized Officer

[Signature Page to the Credit Agreement]

Capital One, National Association

by	/s/ Karen M. Dahlquist
Name: Karen M. Dahlquist
Title: Duly Authorized Signatory

[Signature Page to the Credit Agreement]

Bank of America, N.A.

by	/s/ Linda E.C. Alto
Name: Linda E.C. Alto
Title: Senior Vice President

[Signature Page to the Credit Agreement]

CITIZENS BANK, N.A.

by	/s/ Michael D. Monte
Name: Michael D. Monte
Title: Managing Director

[Signature Page to the Credit Agreement]

FIFTH THIRD BANK

by	/s/ Nathaniel E. Sher
Nathaniel E. Sher
Director

[Signature Page to the Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.

by	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Page to the Credit Agreement]

WELLS FARGO BANK, N.A.

by	/s/ Christopher M. Johnson
Name: Christopher M. Johnson
Title: Director

[Signature Page to the Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

By:	/s/ Joan Park
Name: Joan Park
Title: Authorized Signatory

[Signature Page to the Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH

by	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

by	/s/ Marcus Tarkington
Name: Marcus Tarkington
Title: Director

[Signature Page to the Credit Agreement]

THE HUNTINGTON NATIONAL BANK

by	/s/ Josephine C. Wisniewski
Name: Josephine C. Wisniewski
Title: Vice President

[Signature Page to the Credit Agreement]

KEYBANK NATIONAL ASSOCIATION

by	/s/ Douglas Gardner
Name: Douglas Gardner
Title: Vice President

[Signature Page to the Credit Agreement]

FLAGSTAR BANK, FSB

by	/s/ Elizabeth K Hausman
Name: Elizabeth K Hausman
Title: First Vice President

[Signature Page to the Credit Agreement]

COMERICA BANK

by	/s/ Michael Cliff
Michael Cliff
Vice President

[Signature Page to the Credit Agreement]

CHEMICAL BANK

by	/s/ John P. Hruska
Name: John P. Hruska
Title: Sr. Vice President

[Signature Page to the Credit Agreement]

Schedule 1.01

Existing Letters of Credit

None.

Schedule 1.01A

Closing Date Mortgaged Property

Loan Party	Assessor’s Parcel Number	Address
PSC PROPERTIES, LLC	2614 0250 08	13660 CALIFORNIA STREET
OMAHA, NE 68154-5233
DOUGLAS COUNTY

DSP FLINT REAL ESTATE, LLC	41-30-206-080	4100 S SAGINAW ST
FLINT, MI 48507-2683
GENESEE COUNTY

DSP-BUILDING C, LLC	41-30-206-077	325 W ATHERTON RD
FLINT, MI 48507-2601
GENESEE COUNTY

13660 California Street, Omaha, NE 68154-5233:

4100 S. Saginaw Street, Flint, MI 48507-2683:

325 W. Atherton Road, Flint, MI 48507-2601:

3

Schedule 2.01

Commitments

Lender	Initial Term B Loan Commitment	Initial Term A Loan Commitment	Revolving Commitment

JPMorgan Chase Bank, N.A.	$400,000,000.00	$23,308,678.49	$27,628,821.51
Capital One, National Association	—	$23,308,678.49	$27,628,821.51
Bank of America, N.A.	—	$15,100,591.72	$17,899,408.28
Citizens Bank, N.A.	—	$15,100,591.72	$17,899,408.28
Fifth Third Bank	—	$15,100,591.72	$17,899,408.28
Morgan Stanley Senior Funding, Inc.	—	$15,100,591.72	$17,899,408.28
Wells Fargo Bank, N.A.	—	$15,100,591.72	$17,899,408.28
Credit Suisse AG, Cayman Islands Branch	—	—	$25,000,000.00
Deutsche Bank AG, New York Branch	—	—	$25,000,000.00
The Huntington National Bank	—	$11,439,842.21	$13,560,157.79
KeyBank National Association	—	$11,439,842.21	$13,560,157.79
Flagstar Bank	—	$5,000,000.00	$10,000,000.00
Comerica Bank	—	—	$10,000,000.00
Chemical Bank	—	—	$8,125,000.00
Total:	$400,000,000.00	$150,000,000.00	$250,000,000.00

Schedule 3.03

Governmental Approvals; No Conflicts

1.              Pharmacy license notice and application to be filed with the Oklahoma Board of Pharmacy after the Closing Date by Leehar Distributors, Inc.

2.              Pharmacy license application filed with the North Carolina Board of Pharmacy by Leehar Distributors, Inc.

3.              Each of the licenses listed in the table below require LDI or its subsidiary to provide notice of the consummation of the LDI Acquisition after the Closing Date:

PBM/TPA Licenses

State	Certificate/Registration/ Bond Number	Name on License / Type
Mississippi	PBM Permit No. 14.017	Leehar Distributors, Inc. / LDI Integrated Pharmacy Services
Texas	TPA Certificate No. 13765522	Leehar Distributors, Inc. / LDI Integrated Pharmacy Services

Schedule 3.06

Environmental Matters

1.              Due Care Plan and Phase II Environmental Site Assessment and Category-N Baseline Environmental Assessment, dated May 2, 2010 prepared by PM Environmental, Inc.

Schedule 3.11

Subsidiaries

Loan Party	Subsidiary	Subsidiary Loan Party or Excluded Subsidiary	Certificate Number	Number of Equity Interests	Percentage of Ownership
Diplomat Pharmacy, Inc.	Diplomat Blocker, Inc.	Subsidiary Loan Party	5	38,188 common shares	100%
Diplomat Blocker, Inc.	BioRx, LLC	Subsidiary Loan Party	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	MedPro Rx, Inc.	Subsidiary Loan Party	7	3,628,832 common shares	100%

			02	656,168 common shares	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Philadelphia, LLC	Subsidiary Loan Party	N/A	100% membership interest	100%
Diplomat Specialty Pharmacy of Philadelphia, LLC	Diplomat Specialty Pharmacy of Boothwyn, LLC	Excluded Subsidiary	1	100% membership interest	100%
Diplomat Specialty Pharmacy of Philadelphia, LLC	Pharmtrack, LLC	Excluded Subsidiary	1	100 % membership interest	100%
Diplomat Pharmacy, Inc.	Envoy Health Management, LLC	Subsidiary Loan Party	N/A	100 % membership interest	100%
Diplomat Pharmacy, Inc.	Navigator Health Services, LLC	Excluded Subsidiary	N/A	100 % membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Flint, LLC	Subsidiary Loan Party	N/A	100 % membership interest	100%

Loan Party	Subsidiary	Subsidiary Loan Party or Excluded Subsidiary	Certificate Number	Number of Equity Interests	Percentage of Ownership
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Grand Rapids, LLC	Excluded Subsidiary	N/A	100 % membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Chicago, LLC	Subsidiary Loan Party	N/A	100 % membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Ft. Lauderdale, LLC	Subsidiary Loan Party	N/A	100 % membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Southern California, LLC	Subsidiary Loan Party	N/A	100 % membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy Great Lakes Distribution Center, LLC	Subsidiary Loan Party	N/A	100 % membership interest	100%
Diplomat Pharmacy, Inc.	DSP Flint Real Estate, LLC	Subsidiary Loan Party	N/A	100 % membership interest	100%
Diplomat Pharmacy, Inc.	DSP-Building C, LLC	Subsidiary Loan Party	N/A	100 % membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Corporate Properties, LLC	Excluded Subsidiary	N/A	100 % membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Los Angeles County, Inc.	Subsidiary Loan Party	5	10,000 common shares	100%
Diplomat Pharmacy, Inc.	American Homecare Federation, Inc.	Excluded Subsidiary	82	11,501 common shares	100%

8

Loan Party	Subsidiary	Subsidiary Loan Party or Excluded Subsidiary	Certificate Number	Number of Equity Interests	Percentage of Ownership
Diplomat Pharmacy, Inc.	XAS Infusion Suites, Inc.	Excluded Subsidiary	2	100,000 common shares	100%
Diplomat Pharmacy, Inc.	At-Home IV Infusion Professional, Inc.	Excluded Subsidiary	2	5,000 common shares	100%
Diplomat Pharmacy, Inc.	Affinity Biotech, Inc.	Subsidiary Loan Party	7	2,800 common shares	100%
Diplomat Pharmacy, Inc.	Comfort Infusion, Inc.	Excluded Subsidiary	7	970 common shares	100%
Diplomat Pharmacy, Inc.	WRB Communications, LLC	Subsidiary Loan Party	N/A	100 common units	100%
Diplomat Pharmacy, Inc.	Focus Rx Inc.	Subsidiary Loan Party	5	100 shares	100%
Diplomat Pharmacy, Inc.	Focus Rx Pharmacy Services Inc.	Excluded Subsidiary	6	105 shares	100%
Diplomat Pharmacy, Inc.	Accurate Rx Pharmacy Consulting, LLC	Subsidiary Loan Party	N/A	100 % membership interest	100%
Accurate Rx Pharmacy Consulting, LLC	Accurate Advantage, LLC	Excluded Subsidiary	N/A	100 % membership interest	100%
Diplomat Pharmacy, Inc.	8th Day Software and Consulting, LLC	Excluded Subsidiary	5	2,000,000 units	100%
Diplomat Pharmacy, Inc.	Pharmaceutical Technologies, Inc.	Subsidiary Loan Party	A-59	14,530 Class A Voting	100%

			B-75	15,665 Class B Non-Voting	100%

9

Loan Party	Subsidiary	Subsidiary Loan Party or Excluded Subsidiary	Certificate Number	Number of Equity Interests	Percentage of Ownership
Pharmaceutical Technologies, Inc.	PSC Bellevue, LLC	Excluded Subsidiary	N/A	100 % membership interest	100%
Pharmaceutical Technologies, Inc.	PSC Properties, LLC	Subsidiary Loan Party	N/A	100 % membership interest	100%
Pharmaceutical Technologies, Inc.	PSC Coventry, LLC	Excluded Subsidiary	N/A	100 % membership interest	100%
Pharmaceutical Technologies, Inc.	Pharmaceutical Technologies Independent Practice Association, LLC	Excluded Subsidiary	N/A	100 % membership interest	100%
Diplomat Pharmacy, Inc.	LDI Holding Company, LLC	Subsidiary Loan Party	N/A	551 units	55.1%
LDI Nautic VII Blocker, Inc.	LDI Holding Company, LLC	Subsidiary Loan Party	N/A	176 units	17.6%
Oak HC/FT LDI Blocker Corp.	LDI Holding Company, LLC	Subsidiary Loan Party	N/A	179 units	17.9%
LDI Nautic VIII-A Blocker, Inc.	LDI Holding Company, LLC	Subsidiary Loan Party	N/A	94 units	9.4%
LDI Holding Company, LLC	Leehar Distributors, LLC	Subsidiary Loan Party	1	100 units	100%
Diplomat Pharmacy, Inc.	Diplomat Pharmacy Holdings, Inc.	Excluded Subsidiary	1	1,000 shares voting common stock	100%
Diplomat Pharmacy, Inc.	LDI Nautic VII Blocker, Inc.	Subsidiary Loan Party	3	7,317 common shares	100%

10

Loan Party	Subsidiary	Subsidiary Loan Party or Excluded Subsidiary	Certificate Number	Number of Equity Interests	Percentage of Ownership
Diplomat Pharmacy, Inc.	Oak HC/FT LDI Blocker Corp.	Subsidiary Loan Party	2	100 common shares	100%
Diplomat Pharmacy, Inc.	LDI Nautic VIII-A Blocker, Inc.	Subsidiary Loan Party	2	3,000 common shares	100%
Diplomat Pharmacy, Inc.	Diplomat Clinical Services, LLC	Excluded Subsidiary	N/A	1,000 Units	100%

11

Schedule 3.12

Insurance

Insurance Policy	Policy Number	Insurance Company
General, Professional and Umbrella	FLP0053254-04	Arch Specialty Insurance Company
Auto	35UUNZA5997	Sentinel Insurance Company, Ltd. (The Hartford)
Property	35UUNZA5997	Hartford Fire Insurance Company (The Hartford)
Inland Marine (Cargo)	35MSAL9264	Hartford Fire Insurance Company (The Hartford)
Workers’ Compensation	35WEBT5863	Twin City Fire Insurance Company (The Hartford)
Crime, Employment Practices and Fiduciary	8234-5563	Federal Insurance Company (Chubb)
Managed Care Errors & Omissions	MCR-9748-17	OneBeacon Healthcare Group
Cyber and Employed Lawyers	01-189-14-73	Illinois National Insurance Company (AIG)
Directors & Officers (Primary)	01-189-14-67	National Union Fire Insurance Company of Pittsburgh, PA (AIG)
Directors & Officers (Excess - 1st Layer)	1000058103171	Starr Indemnity & Liability Company
Directors & Officers (Excess - 2nd Layer)	DFX1491139	Great American Insurance Group
Directors & Officers (Excess - 3rd Layer)	ELU148530-17	XL Specialty Insurance Company
Directors & Officers (Excess - 4th Layer)	V1DB22170101	Beazley Insurance Company. Inc.
Directors & Officers (Side A)	01-194-44-66	Illinois National Insurance Company (AIG)

Schedule 5.18

Post-Closing Actions

1.              Within 45 days of the Closing Date, provide an amendment to Security Agreement dated as of August 14, 2014, by and between American Homecare Federation, Inc. and Smith Medical Partners in form reasonably acceptable to the Administrative Agent.

2.              Within 30 days of the Closing Date, provide such insurance endorsements as required pursuant to Section 5.07 of the Agreement.

Schedule 6.01

Existing Indebtedness

None.

Schedule 6.02

Existing Liens

1.              Liens on Collateral granted in favor of AmerisourceBergen pursuant to the AmerisourceBergen Vendor Contract to the extent subject to the AmerisourceBergen Intercreditor Agreement.

Schedule 6.04

Existing Investments

1.              Diplomat Pharmacy, Inc. owns 22% of the outstanding membership interests of Ageology LLC, a Delaware limited liability company.

2.              Diplomat Pharmacy, Inc. owns 19.9% of the outstanding equity interests of Physician Resource Management, Inc., a Michigan corporation.

3.              Diplomat Pharmacy, Inc. owns 11.1% of the outstanding membership interests of Turningpoint Purchasing, LLC, a Delaware limited liability company.

Schedule 6.10

Existing Restrictions

None.

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to above and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facilities identified below (including any Guarantees and participations in any Letters of Credit included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:

2.                                      Assignee:

[and is [a Lender] [an Affiliate/Approved Fund of [Identify Lender]]](1)

3.                                      Borrower: Diplomat Pharmacy, Inc.

4.                                      Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

(1)         Select as applicable.

5.                                      Credit Agreement:  The Credit Agreement dated as of December 20, 2017, among Diplomat Pharmacy, Inc. (the “Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended, supplemented or otherwise modified as of the date hereof

6.                                      Assigned Interest:(2)

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans(3)
Term Commitment/ Loans	$	$		%
Revolving Commitment/Loans	$	$		%
[ ](4)	$	$		%

Effective Date:                                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including Federal, state and foreign securities laws.

(2)         Must comply with the minimum assignment amount set forth in Section 9.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.

(3)         Set forth, to at least nine decimals, as a percentage of the Commitments/Loans of all Term Lenders, Revolving Lenders, Incremental Lenders or Refinancing Lenders of any Series, as applicable.

(4)         In the event Incremental Commitments/Loans or Refinancing Commitments/Loans of any Series are established under Section 2.21 or Section 2.22 of the Credit Agreement, as applicable, refer to the Series of such Incremental Commitments/Loans or Refinancing Commitments/Loans assigned, as applicable.

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The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

by
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

by
Name:
Title:

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[Consented to and](1) Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

[Consented to:](2)

[DIPLOMAT PHARMACY, INC., as Borrower,]

by
Name:
Title:

[Consented to:](3)

[EACH ISSUING BANK,]

by
Name:
Title:

(1)         To be included only if the consent of the Administrative Agent is required by Section 9.04(b)(i)(B) or 9.04(b)(ii)(A) of the Credit Agreement.

(2)         To be included only if the consent of the Company is required by Section 9.04(b)(i)(A) or           9.04(b)(ii)(A) of the Credit Agreement.

(3)         To be included only if the consent of any Issuing Bank is required by Section 9.04(b)(i)(C) of the Credit Agreement.

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[Consented to:](4)

[SWINGLINE LENDER, as Swingline Lender]

by
Name:
Title:

(4)         To be included only if the consent of the Swingline Lender is required by Section 9.04(b)(i)(D) of the Credit Agreement.

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ANNEX I

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any Subsidiary or any Affiliate of the Company or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any Subsidiary or any Affiliate of the Company or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (v) if it is a Lender that is a U.S. Person, attached to this Assignment and Assumption is an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax, (vi) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.16(e) thereof), duly completed and executed by the Assignee, and (vii) it does not bear a relationship to the Company as described in Section 108(e)(4) of the Code; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all such adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves as they shall have agreed, and the Administrative Agent shall have no obligations with respect to any such adjustment.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

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EXHIBIT B

[FORM OF] BORROWING REQUEST

JPMorgan Chase Bank, N.A.,
as Administrative Agent
Loan and Agency Services Group
Attention: Darren Cunningham
Fax: 844-490-5663
Email: Darren.Cunningham@jpmorgan.com

Copy to:

JPMorgan Chase Bank, N.A.

1116 W Long Lake Road

Bloomfield Hills, Michigan 48302

Attention: Diane Forrest

Fax: 248-636-1376

Copy to:

JPMorgan Chase Bank, N.A.

Email: jpm.agency.servicing.1@jpmorgan.com

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of December 20, 2017 (as amended, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”) among Diplomat Pharmacy, Inc. (the “Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes a Borrowing Request and the [Borrower specified below] [Company on behalf of the Borrower specified below] hereby gives you notice, pursuant to Section [2.03] [2.04] of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(A)       Name of Borrower: Diplomat Pharmacy, Inc.

(B)       Class of Borrowing:(1)

(1)         Specify Term Borrowing, Revolving Borrowing, Incremental Borrowing or Refinancing Borrowing, and if an Incremental Borrowing or Refinancing Borrowing, specify the Series.

(C)       Aggregate principal amount of Borrowing :(2)

(D)       Date of Borrowing (which is a Business Day):

(E)        Type of Borrowing:(3)

(F)         Interest Period and the last day thereof:(4)

(G)       Location and number of the Company’s account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.:                                         )

The Borrower specified above hereby certifies that, with respect to any Borrowing after the Closing Date, the conditions specified in Section 4.02 of the Credit Agreement have been satisfied and that, after giving effect to the Borrowing requested hereby and the use of proceeds thereof, the Aggregate Revolving Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01 of the Credit Agreement.

Very truly yours,

DIPLOMAT PHARMACY, INC.,

By:
Name:
Title:

(2)         Must comply with Section 2.02(c) of the Credit Agreement.

(3)         Specify Eurocurrency or ABR Borrowing.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.

(4)         Applicable to Eurocurrency Borrowings, shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months (or, to the extent made available by all Lenders participating in the requested Borrowing, twelve months).  If an Interest Period is not specified, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

EXHIBIT C

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[SEE ATTACHED]

EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

December 20, 2017,

among

DIPLOMAT PHARMACY, INC.,

THE SUBSIDIARIES OF DIPLOMAT PHARMACY, INC.

IDENTIFIED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Other Defined Terms	1

ARTICLE II

Guarantee

SECTION 2.01.	Guarantee	5
SECTION 2.02.	Guarantee of Payment; Continuing Guarantee	6
SECTION 2.03.	No Limitations	6
SECTION 2.04.	Reinstatement	7
SECTION 2.05.	Agreement to Pay; Subrogation	7
SECTION 2.06.	Information	8
SECTION 2.07.	Keepwell	8

ARTICLE III

Pledge of Securities

SECTION 3.01.	Pledge	8
SECTION 3.02.	Delivery of the Pledged Securities	9
SECTION 3.03.	Representations and Warranties	10
SECTION 3.04.	Registration in Nominee Name; Denominations	11
SECTION 3.05.	Voting Rights; Dividends and Interest	11

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01.	Security Interest	13
SECTION 4.02.	Representations and Warranties	15
SECTION 4.03.	Covenants	17
SECTION 4.04.	Instruments and Tangible Chattel Paper	20

ARTICLE V

Remedies

SECTION 5.01.	Remedies Upon Default	21
SECTION 5.02.	Application of Proceeds	23

Schedules

Schedule I	Domestic Subsidiary Loan Parties
Schedule II	Pledged Equity Interests; Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement
Exhibit II-A	Form of Patent Security Agreement
Exhibit II-B	Form of Trademark Security Agreement
Exhibit II-C	Form of Copyright Security Agreement

GUARANTEE AND COLLATERAL AGREEMENT dated as of December 20, 2017 (this “Agreement”), among the Company (as defined below), the Subsidiaries (as defined in the Credit Agreement referenced below) from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent.

Reference is made to the Credit Agreement dated as of December 20, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Diplomat Pharmacy, Inc. (the “Company”), the Lenders and the Issuing Banks from time to time party thereto and JPMorgan, as Administrative Agent.  The Lenders and Issuing Banks have agreed to extend credit to the Company on the terms and subject to the conditions set forth in the Credit Agreement.  The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  The Domestic Subsidiary Loan Parties are Subsidiaries of the Company and will derive substantial benefits from the extension of credit to the Company pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  (a)  Each capitalized term used but not defined herein and defined in the Credit Agreement shall have the meaning specified in the Credit Agreement.  Each other term used but not defined herein that is defined in the New York UCC (as defined herein) shall have the meaning specified in the New York UCC.  The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b)  The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02.  Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the Preamble hereto.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01(a).

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means, collectively, the Article 9 Collateral and the Pledged Collateral.

“Company” has the meaning assigned to such term in the Recitals hereto.

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Copyright License” means any written agreement to which a Grantor is a party, now or hereafter in effect, granting to any Person any right to use any Copyright owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Copyright owned by any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

“Copyrights” means, with respect to any Person, all the following now owned or hereafter acquired by such Person:  (a) all copyright rights in any work subject to the copyright laws of the United States of America or any other country or any political subdivision thereof, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such copyright in the United States of America or any other country, including, registrations, recordings, supplemental registrations, pending applications for registration, and renewals in the United States Copyright Office (or any similar office in any other country or any political subdivision thereof), including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule III and (c) any other adjacent or other rights related or appurtenant to the foregoing, including moral rights.

“Credit Agreement” has the meaning assigned to such term in the Recitals hereto.

“Direct Borrower Obligations” means any Obligations of the Company, in its capacity as a Borrower under the Credit Agreement, or as a counterparty or direct obligor (or as a guarantor of a non-Loan Party counterparty or direct obligor) with respect to a Secured Cash Management Obligation or a Secured Hedging Obligation; provided that, for the purposes of determining any Obligations of any Loan Party pursuant to Section 2.01 of this Agreement, the definition of “Direct Borrower Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by such Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party.

“Domestic Subsidiary Loan Parties” means, collectively, (a) the Subsidiaries identified on Schedule I and (b) each other Domestic Subsidiary that becomes a party to this Agreement after the Closing Date.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Global Intercompany Note” means a promissory note evidencing all Indebtedness of the Company and the other Subsidiaries that, in each case, is owing to any Loan Party from time to time.

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“Grantors” means, collectively, the Company and each Domestic Subsidiary Loan Party party hereto from time to time.

“Guarantors” means, collectively, the Company (with respect to the Other Obligations) and each Domestic Subsidiary Loan Party (with respect to all Obligations).

“Indemnified Amount” has the meaning assigned to such term in Section 6.02.

“Intellectual Property” means all intellectual and similar property of every kind and nature, including inventions, designs, utility models, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how or other data or information, software and databases, all modifications, derivatives, additions and improvements thereon, and all embodiments or fixations thereof and applications therefor, and related documentation, registrations and franchises.

“IP Security Agreements” has the meaning assigned to such term in Section 4.02(b).

“JPMorgan” has the meaning assigned to such term in the Preamble.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement granting rights in or to Intellectual Property to which any Grantor is a party, including, in the case of any Grantor, any of the forgoing set forth under its name on Schedule III.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means (a) all the Loan Document Obligations, (b) all the Secured Cash Management Obligations and (c) all the Secured Hedging Obligations (other than any Excluded Swap Obligation); provided that for the purposes of Article II of this Agreement, the term “Obligations” as it applies to the Company in its capacity as a Guarantor shall exclude any Direct Borrower Obligations.

“Other Obligations” mean any and all Obligations other than Direct Borrower Obligations of the Company.

“Patent License” means any written agreement to which a Grantor is a party, now or hereafter in effect, granting to any Person any right to make, use or sell any invention on which a Patent has been granted to any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to make, use or sell any invention on which a Patent has been granted to any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

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“Patents” mean, with respect to any Person, all the following now owned or hereafter acquired by such Person:  (a) all letters patent of the United States of America or the equivalent thereof in any other country, all registrations and recordings thereof and all applications for letters patent of the United States of America or the equivalent thereof in any other country or any political subdivision thereof, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country or any political subdivision thereof, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule III, and (b) all reissues, continuations, divisionals, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, renewals, adjustments or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, have made, use, sell, offer to sell, import or export the inventions disclosed or claimed therein.

“Payment In Full” means when all Loan Document Obligations have been paid in full (except contingent indemnification and expense reimbursement obligations and tax gross-up or yield protection obligations which, in each case, survive the termination of the Loan Documents and in respect of which no claim has been made) and the Lenders have no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero and the Issuing Banks have no further obligations to issue Letters of Credit under the Credit Agreement (other than any Letter of Credit as to which the Company has made arrangements to cash collateralize in accordance with the Credit Agreement, or made other arrangements otherwise satisfactory to the applicable Issuing Bank).

“Perfection Certificate” means the Perfection Certificate dated the Closing Date delivered by the Company to the Administrative Agent pursuant to Section 4.02(e) of the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited liability membership interest certificates and other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Domestic Subsidiary Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible

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contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by guaranteeing or entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Security Interest” has the meaning assigned to such term in Section 4.01(a).

“Supplement” means an instrument substantially in the form of Exhibit I hereto, or any other form approved by the Administrative Agent, and in each case reasonably satisfactory to the Administrative Agent.

“Supplemental Perfection Certificate” means each supplemental Perfection Certificate delivered by the Company pursuant to Section 5.03(b) of the Credit Agreement.

“Trademark License” means any written agreement to which a Grantor is a party, now or hereafter in effect, granting to any Person any right to use any Trademark owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark owned by any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person:  (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, domain names, global top level domain names, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar office in any State of the United States of America or any other country or any political subdivision thereof, all extensions or renewals thereof, and all common law rights related thereto, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

ARTICLE II

Guarantee

SECTION 2.01.  Guarantee.  Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, for the benefit of the Secured Parties, by way of an independent payment obligation, the punctual payment of the Obligations when due (other than, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party).  Each Guarantor (solely in its capacity as such) further agrees that the Obligations

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may be extended or renewed (in the case of the Loan Document Obligations, in accordance with the terms of the Credit Agreement), in whole or in part, or amended or modified (in the case of the Loan Document Obligations, in accordance with the terms of the Credit Agreement), without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension, renewal, amendment or modification of any Obligation.  To the maximum extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Company or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.

SECTION 2.02.  Guarantee of Payment; Continuing Guarantee.  Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or other similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Company, any other Loan Party or any other Person.  Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Obligations, whether currently existing or hereafter incurred.

SECTION 2.03.  No Limitations.  (a)  Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 7.11, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.  Without limiting the generality of the foregoing, except for the termination or release of its obligations hereunder as expressly provided in Section 7.11, to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) except, in the case of any Guarantor, for the release of any of such Guarantor’s Collateral hereunder as expressly provided in Section 7.11, the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Administrative Agent or any other Secured Party for any of the Obligations; (iv) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than Payment In Full).  Each Guarantor expressly authorizes the Secured Parties to take and

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hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in accordance with the terms of the Loan Documents in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b)  To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Company or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company or any other Loan Party, other than Payment in Full.  The Administrative Agent (acting on behalf of the Secured Parties) may, at its election and in accordance with the terms of the Loan Documents, foreclose on any security held by it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Company or any other Loan Party or exercise any other right or remedy available to it against the Company or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent Payment In Full shall have occurred.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Company or any other Loan Party, as the case may be, or any security.

SECTION 2.04.  Reinstatement.  Each Guarantor agrees that unless released pursuant to Section 7.11, this Agreement and its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the bankruptcy, insolvency, dissolution, liquidation or reorganization of the Company, any other Loan Party or otherwise.

SECTION 2.05.  Agreement to Pay; Subrogation.  In furtherance of the foregoing provisions of this Article II and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation.  Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Company or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

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SECTION 2.06.  Information.  Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the Company and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07.  Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.07 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.07, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 2.07 shall remain in full force and effect until Payment in Full has occurred.  Each Qualified ECP Guarantor intends that this Section 2.07 constitute, and this Section 2.07 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III

Pledge of Securities

SECTION 3.01.  Pledge.  As security for the payment in full of the Obligations, each Grantor hereby assigns as security and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all such Grantor’s right, title and interest in, to and under: (a)(i) the Equity Interests now or at any time hereafter owned by or on behalf of such Grantor, including those set forth opposite the name of such Grantor on Schedule II, and (ii) all certificates and other instruments representing all such Equity Interests ((i) and (ii) collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include (A) more than 65% of the issued and outstanding voting Equity Interests of any Subsidiary that is a CFC or CFC Holding Company; or (B) Equity Interests in any Person that constitute Excluded Equity Interests or Excluded Assets; (b)(i) the debt securities now owned or at any time hereafter acquired by such Grantor, including those listed opposite the name of such Grantor on Schedule II, but excluding any Excluded Asset and (ii) all promissory notes and other instruments evidencing all such debt securities, but excluding any Excluded Asset ((i) and (ii) collectively, the “Pledged Debt Securities”); (c) all other property of such Grantor that may be delivered to and held by

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the Administrative Agent pursuant to the terms of this Section 3.01 or Section 3.02; (d) subject to Section 3.05, all payments of principal, and all interest, dividends or other distributions, whether paid or payable in cash, instruments or other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Equity Interests and Pledged Debt Securities; (e) subject to Section 3.05, all rights and privileges of such Grantor with respect to the securities, instruments and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”).

SECTION 3.02.  Delivery of the Pledged Securities; Uncertificated Securities.  (a)  Each Grantor agrees to deliver or cause to be delivered to the Administrative Agent any and all Pledged Equity Interests (other than (x) Equity Interests (other than those issued by a Subsidiary) that are publicly traded securities subject to a depositary such as DTC, or otherwise held through a securities intermediary in a securities account, (y) Permitted Investments and (z) Pledged Equity Interests issued by limited liability companies or limited partnerships that are not certificated) (i) subject to Section 5.18 of the Credit Agreement, on the Closing Date, in the case of any such Pledged Equity Interests owned by such Grantor on the Closing Date and (ii) promptly after the acquisition thereof (and, in any event, as required under the Credit Agreement), in the case of any such Pledged Equity Interests acquired by such Grantor after the Closing Date.

(b)  Each Grantor will cause (i) all Indebtedness for borrowed money owed to such Grantor by the Company or any Subsidiary to be evidenced by the Global Intercompany Note and (ii) the Global Intercompany Note to be pledged and delivered to the Administrative Agent pursuant to the terms hereof.

(c)  Upon delivery to the Administrative Agent as required hereunder, (i) any Pledged Securities shall be accompanied by undated stock powers or allonges, as applicable, duly executed by the applicable Grantor in blank or other undated instruments of transfer reasonably satisfactory to the Administrative Agent and such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed by the applicable Grantor in blank and such other instruments and documents as the Administrative Agent may reasonably request.  Each delivery of Pledged Securities (other than the Global Intercompany Note or any additional counterparty signatories thereto) after the Closing Date shall be accompanied by a schedule providing the information required by Schedule II with respect to such Pledged Securities; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered after the Closing Date shall be deemed attached hereto and made a part hereof as a supplement to Schedule II and any prior schedules so delivered.

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(d)  Each Grantor acknowledges and agrees that (i) to the extent any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor (or by such Grantor and one or more other Loan Parties) and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated; and such certificate shall be delivered to the Administrative Agent in accordance with Section 3.02(a) and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate.  Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor (or by such Grantor and one or more other Loan Parties) and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, the terms of such interest shall at no time provide that such interest is a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent that the terms of such interest so provide that such interest is a “security” within the meaning of Article 8 of the New York UCC and such interest is thereafter represented by a certificate; and such certificate shall be delivered to the Administrative Agent in accordance with Section 3.02(a).

SECTION 3.03.  Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:

(a) Schedule II sets forth, as of the Closing Date, a true and complete list, with respect to each Grantor, of (i) all the Pledged Equity Interests owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by such Pledged Equity Interests and (ii) all the Pledged Debt Securities owned by such Grantor (other than any Pledged Equity Interests or Pledged Debt Securities that are not or are not yet required to have been delivered to the Administrative Agent under the terms of this Agreement or the Credit Agreement);

(b) the Pledged Equity Interests and Pledged Debt Securities issued by the Company and any Subsidiary have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are, to the extent applicable, fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c) except for the security interests granted hereunder, each of the Grantors (i) is as of the Closing Date and, subject to any Dispositions made in compliance with the Credit Agreement or any repayment or other satisfaction of indebtedness represented as evidenced by such Pledged Securities, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule

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II as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens permitted by Section 6.02 of the Credit Agreement, (iii) will make no further assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens permitted by Section 6.02 of the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted by Section 6.02 of the Credit Agreement), however arising, of all Persons whomsoever;

(d) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(e) subject to applicable local laws in the case of Equity Interests in any Foreign Subsidiary, by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected Lien upon and security interest in such Pledged Securities as security for the payment of the Obligations and such Lien is and shall be prior to any other Lien on such Pledged Securities, other than Liens permitted under Section 6.02 of the Credit Agreement that have priority as a matter of law or are expressly contemplated under Section 6.02 of the Credit Agreement to have priority; and

(f) subject to applicable local law in the case of any Equity Interests in any Foreign Subsidiary, the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein and all action by any Grantor required by the terms of this Agreement to perfect the Lien on the Pledged Collateral has been, or will be, as applicable, duly taken.

SECTION 3.04.  Registration in Nominee Name; Denominations.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent for the benefit of the Secured Parties.  Upon the occurrence and during the continuance of an Event of Default, each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.05.  Voting Rights; Dividends and Interest.  (a)  Unless and until an Event of Default shall have occurred and be continuing and, other than in the case of an Event of Default under paragraph (h) or (i) of Article VII of the Credit

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Agreement, the Administrative Agent shall have notified the Grantors that the Grantors rights, in whole or in part, under this Section 3.05 are being suspended:

(i) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that would reasonably be expected to materially and adversely affect the rights and remedies of any of the Administrative Agent or any other Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same;

(ii) the Administrative Agent shall promptly execute and deliver to each Grantor, or cause to be promptly executed and delivered to such Grantor, all proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 3.05(a)(i); and

(iii) each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, required to be delivered to the Administrative Agent hereunder, shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall be forthwith delivered to the Administrative Agent in the form in which they shall have been received (with any endorsements, stock or note powers, allonges and other instruments of transfer reasonably requested by the Administrative Agent).

(b)  Upon the occurrence and during the continuance of an Event of Default, and, other than in the case of an Event of Default under paragraph (h) or (i) of Article VII of the Credit Agreement, after the Administrative Agent shall have notified the Grantors of the suspension of the Grantor’s rights under Section 3.05(a)(iii), all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 3.05(a)(iii), shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal and other distributions received by any Grantor contrary to the provisions of this Section 3.05 shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other

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property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the form in which they shall have been received (with any necessary endorsements, stock powers or other instruments of transfer).  Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this Section 3.05(b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property, shall be held as security for the payment of the Obligations and shall be applied in accordance with the provisions of Section 5.02.  After all Events of Default have been cured or waived, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise have been permitted to retain pursuant to the terms of Section 3.05(a)(iii) and that remain in such account.

(c)  Upon the occurrence and during the continuance of an Event of Default, and, other than in the case of an Event of Default under paragraph (h) or (i) of Article VII of the Credit Agreement, after the Administrative Agent shall have notified the Grantors of the suspension of the Grantors’ rights under Section 3.05(a)(i), all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 3.05(a)(i), shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or, all rights vested in the Administrative Agent pursuant to this paragraph (c) shall cease, the Grantors shall have the exclusive right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise prior to such vesting.

(d)  Any notice given by the Administrative Agent to the Grantors suspending the Grantors’ rights under Section 3.05(a): (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights and powers of the Grantors under Section 3.05(a)(i) or Section 3.05(a)(iii) in part without suspending all such rights or powers (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights and powers so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01.  Security Interest.  (a)  As security for the payment in full of the Obligations, and subject to Section 4.01(d), each Grantor hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all such Grantor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter

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acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash, cash equivalents, Deposit Accounts and Securities Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles, including all Intellectual Property;

(vii) all Instruments;

(viii) all Inventory;

(ix) all other Goods;

(x) all Investment Property;

(xi) all Letter-of-Credit Rights;

(xii) all Commercial Tort Claims described on Schedule IV, as such schedule may be supplemented from time to time pursuant to Section 4.05;

(xiii) all books and records pertaining to the Article 9 Collateral; and

(xiv) all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b)  Each Grantor hereby irrevocably authorizes the Administrative Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Article 9 Collateral as “all assets” of such Grantor or words of similar effect or of a lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number, if any, issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9

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Collateral relates.  Each Grantor agrees to provide the information required for any such filing to the Administrative Agent promptly upon request.

The Administrative Agent (or its designee) is further authorized by each Grantor to file with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office) such documents as may be reasonably necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in Article 9 Collateral consisting of Intellectual Property granted by such Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

(c)  The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

(d)  Notwithstanding anything herein to the contrary, to the extent and for so long as any asset is an Excluded Asset, the Security Interest granted under this Section 4.01 shall not attach to, and the Article 9 Collateral shall not include, such asset; provided, however that the Security Interest shall immediately attach to, and the Article 9 Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be an Excluded Asset.

SECTION 4.02.  Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Administrative Agent for the benefit of the Secured Parties that:

(a)  Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant the Security Interest hereunder (except for minor defects in title that do not interfere with its ability to (i) conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes or (ii) grant a Security Interest in such Article 9 Collateral hereunder) and has full power and authority to grant to the Administrative Agent, for the benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b)  The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Closing Date.  The filing of Uniform Commercial Code financing statements (including fixture filings, as applicable) prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal and other offices specified in Schedule 2 to the Perfection Certificate are all the filings, recordings and registrations that are necessary (other than filings required to be made in the United States Patent and Trademark Office and the United States

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Copyright Office in order to perfect the Security Interest in the Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States applications for registration are pending), United States registered Copyrights and United States exclusive Patent Licenses, Trademark Licenses and Copyright Licenses) to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States of America (or any political subdivision thereof) and its territories and possessions.  No further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary with respect to any such Article 9 Collateral in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.  A Patent Security Agreement in the form of Exhibit II-A hereto, a Trademark Security Agreement in the form of Exhibit II-B hereto, and a Copyright Security Agreement in the form of Exhibit II-C hereto (such agreements being collectively referred to herein as the “IP Security Agreements”), in each case containing a description of the Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States applications for registration are pending), United States registered Copyrights and United States exclusive Patent Licenses, Trademark Licenses and Copyright Licenses, as applicable, and executed by each Grantor owning any such Article 9 Collateral, have been delivered to the Administrative Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable,  to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of United States Patents, United States registered Trademarks, United States registered Copyrights and United States exclusive Patent Licenses, Trademark Licenses and Copyright Licenses in which a security interest may be perfected by filing, recording or registration in the United States of America (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary with respect to any such Article 9 Collateral in any such jurisdiction (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights and United States exclusive Patent Licenses, Trademark Licenses and Copyright Licenses (or registration or application for registration thereof) acquired or developed after the Closing Date).

(c)  The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States of America (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may

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be perfected upon the receipt and recording of the IP Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.  The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral with respect to which a Uniform Commercial Code statement has been filed or that is subject to an IP Security Agreement, other than Permitted Encumbrances and Liens permitted under Section 6.02 of the Credit Agreement that have priority as a matter of law or are expressly contemplated under Section 6.02 of the Credit Agreement to have priority.

(d)  Schedule III sets forth, as of the Closing Date, a true and complete, in all material respects, list, with respect to each Grantor, of (i) all Patents owned by such Grantor that have been granted by the United States Patent and Trademark Office, (ii)  all Copyrights owned by such Grantor that have been registered with the United States Copyright Office, (iii) all Trademarks owned by such Grantor that have been registered with the United States Patent and Trademark Office and Trademarks for which United States registration applications are pending and (iv) all exclusive Patent Licenses, Trademark Licenses and Copyright Licenses under which such Grantor is a licensee, in each case truly and completely, in all material respects, specifying the name of the registered owner, title, type of mark, registration or application number, expiration date (if already registered) or filing date, a brief description thereof and, if applicable, the licensee, licensor and date of license agreement.  In the event any Supplemental Perfection Certificate or any Supplement shall set forth any Intellectual Property, Schedule III shall be deemed to be supplemented to include the reference to such Intellectual Property, in the same form as such reference is set forth on such Supplemental Perfection Certificate or Supplement.

(e)  Schedule IV sets forth, as of the Closing Date, a true and complete, in all material respects, list, with respect to each Grantor, of each Commercial Tort Claim in respect of which a complaint or a counterclaim has been filed by such Grantor, seeking damages in an amount reasonably estimated to exceed $5,000,000, including a summary description of such claim.

(f)  No Grantor has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, (iii) any notice under the Assignment of Claims Act, or (iv) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for any of the foregoing related solely to Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.

SECTION 4.03.  Covenants.  (a)   Each Grantor (other than the Company) agrees (i) to be bound by the provisions of Section 5.03 of the Credit Agreement with the

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same force and effect, and to the same extent, as if each reference therein to the Company were a reference to such Grantor, (ii) reasonably promptly to provide the Administrative Agent with certified organizational documents reflecting any of the changes described in Section 5.03(a) of the Credit Agreement and (iii) to be bound by the provisions of Sections 2.17, 5.04, 5.05, 5.06, 5.07, 5.08, 5.09, 5.14, 5.15 and 5.16 of the Credit Agreement with the same force and effect, and to the same extent, as if such Grantor were a party to the Credit Agreement.  Each Grantor agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged, destroyed, or subject to condemnation.

(b)  Each Grantor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.02 of the Credit Agreement.

(c)  Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments, financing statements, agreements and documents and take all such other actions as the Administrative Agent may from time to time reasonably request to cause the Collateral and Guarantee requirement to remain satisfied.

(d)  Each Grantor agrees to maintain, at its own cost and expense, records with respect to the Article 9 Collateral owned by it that are accurate and complete in all material respects and in a manner consistent with its current practices or otherwise in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.  In addition, the Administrative Agent shall have the right, at the Grantors’ own cost and expense but subject to the limitations set forth in Section 5.08 of the Credit Agreement, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises of the Grantors upon which any of the Article 9 Collateral is located and to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent, acting individually or on behalf of the Lenders, may exercise rights under this Section 4.03(d) and (ii) the Administrative Agent shall not exercise the rights under this Section 4.03(d) more often than one time during any calendar year.  The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(e)  At its option, the Administrative Agent may discharge past due Taxes, assessments, charges, fees and Liens at any time levied or placed on the Article 9 Collateral that are not permitted by the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by this Agreement or the other Loan Documents after the Administrative Agent has requested that such Grantor do so, and each Grantor jointly and severally agrees to reimburse the Administrative Agent reasonably promptly on

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demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization (and any such payment made or expense waived shall be an additional Obligation secured hereby); provided, however that nothing in this Section 4.03(e) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other obligations of any Grantor with respect to Taxes, assessments, charges, fees and Liens and maintenance as set forth herein or in the other Loan Documents.

(f)  None of the Administrative Agent or the Secured Parties shall have any responsibility for, or liability for its failure in, observing or performing any obligations to be observed and performed by any Grantor under any contract, agreement or instrument relating to the Article 9 Collateral, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

(g)  None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral (other than Inventory sold in the ordinary course of business) except that unless and until the Administrative Agent shall notify the Grantors that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral (which notice may be given by telephone if promptly confirmed in writing), the Grantors may use and dispose of the Article 9 Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.

(h)  None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts or any Payment Intangibles included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and consistent with its current practices or otherwise in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which such Grantor is engaged.

(i)  Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and its designees) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required pursuant to Section 5.07 of the Credit Agreement, or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any

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Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems reasonably necessary.  All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable and documented out-of- pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable reasonably promptly upon demand by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

SECTION 4.04.  Instruments and Tangible Chattel Paper.  Without limiting each Grantor’s obligations under Article III, if any Grantor shall at any time after the Closing Date acquire any Instruments (other than any instrument with a face amount of less than $5,000,000; provided that the aggregate amount of instruments not endorsed, assigned and delivered hereunder shall not have a face amount of more than $10,000,000) or Tangible Chattel Paper constituting Collateral, such Grantor shall within 30 days (or such other period as may be reasonably acceptable to the Administrative Agent) after acquisition thereof endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

SECTION 4.05.  Intellectual Property Covenant.

(a)  Each Grantor agrees that it will do or cause to be done all things necessary to preserve, renew, and keep in full force and effect the legal existence of all Intellectual Property, which, in the reasonable judgment of the Company, are material to the conduct of the business of the Company and its Subsidiaries taken as a whole.

(b)  Each Grantor shall execute and deliver an IP Security Agreement supplement to evidence the Administrative Agent’s security interest in any application or registration for any Patent, Trademark, or Copyright with the United States Patent and Trademark Office or United States Copyright Office, as applicable, that is applied for after the Closing Date.

(c)  In the event that any Grantor has reason to believe (and, with respect to Patents only, knowledge) that any Intellectual Property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, has been or is likely to be infringed, misappropriated or diluted by a third party, such Grantor shall promptly notify the Administrative Agent and shall, if consistent with reasonable business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as appropriate in such Grantor’s reasonable business judgment.

(d)  Upon and during the continuance of an Event of Default, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent or its designee.

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SECTION 4.06.  Commercial Tort Claims. In the event any Supplemental Perfection Certificate or any Supplement shall set forth any Commercial Tort Claim, Schedule IV shall be deemed to be supplemented to include the reference to such Commercial Tort Claim (and the description thereof), in the same form as such reference and description are set forth on such Supplemental Perfection Certificate or Supplement.

ARTICLE V

Remedies

SECTION 5.01.  Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors that it is exercising its rights under this Section 5.01, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times:  (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained using commercially reasonable efforts), and (b) with or without legal process or demand for performance, to peaceably take upon prior notice possession of the Article 9 Collateral and without liability for trespass to peaceably enter upon prior notice any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law.  Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right upon the occurrence and during the continuance of an Event of Default, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate.  The Administrative Agent shall be authorized to take the actions set forth in Sections 5.03, 5.04 and 5.05.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors no less than 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a

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sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine.  The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full unless the terms of such agreement permit the Administrative Agent to terminate such sale without liability thereto.  As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

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SECTION 5.02.  Application of Proceeds.  The Administrative Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the reasonable and documented out-of-pocket fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other reasonable and documented out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.  The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys’ fees and other expenses incurred by Administrative Agent or any Lender to collect such deficiency.  Notwithstanding the foregoing, the proceeds of any collection, sale, foreclosure or realization upon any Collateral of any Grantor, including any collateral consisting of cash, shall not be applied to any Excluded Swap Obligation of such Grantor and shall instead be applied to other obligations.

SECTION 5.03.  Grant of License To Use Intellectual Property.  For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in

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which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all Intellectual Property and the right to sue for past, present or future infringement of the Intellectual Property, to the extent that such non-exclusive license (a) does not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Collateral consisting of Intellectual Property, or gives such third party any right of acceleration, modification or cancelation therein and (b) is not prohibited by any Requirements of Law other than, in each case, to the extent that any such term or prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law, including pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law).  The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04.  Securities Act.  In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act as now or hereafter in effect or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable blue sky or other state securities laws or similar laws analogous in purpose or effect.  Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, and shall be authorized to, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account for investment, and not with a view to the distribution or resale thereof, and upon consummation of any such sale may assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold.  Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, blue sky or other state securities laws to the extent the Administrative Agent has determined that such registration is not required by any Requirement of Law and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the

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Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem fair under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of potential purchasers (or a single purchaser) were approached.  The provisions of this Section 5.04 will apply notwithstanding the existence of a private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

SECTION 5.05.  Registration.  Each Grantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Administrative Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Administrative Agent, use its commercially reasonable efforts to take, or to cause the issuer of such Pledged Collateral to take, such action and prepare, distribute and/or file such documents as are required in the reasonable opinion of counsel for the Administrative Agent to permit the public sale of such Pledged Collateral.  Each Grantor further agrees to indemnify, defend and hold harmless the Administrative Agent, each other Secured Party, any underwriter and their respective affiliates and the respective officers, directors, affiliates and controlling persons of each of the foregoing from and against all loss, liability, expenses, costs of counsel (including reasonable and documented out-of-pocked fees and expenses to the Administrative Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense, costs or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof, taken as a whole, not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the issuer of such Pledged Collateral by the Administrative Agent or any other Secured Party expressly for use therein.  Each Grantor further agrees, upon such written request referred to above, to use its commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the blue sky or other securities laws of such states as may be requested by the Administrative Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations.  Each Grantor will bear all costs and expenses of carrying out its obligations under this Section 5.05.  Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 5.05 may be specifically enforced.

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ARTICLE VI

Indemnity, Subrogation, Contribution and Subordination

SECTION 6.01.  Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Company agrees that (a) in the event a payment in respect of any Obligation shall be made by any Guarantor (other than the Company, if such Obligation is an obligation of the Company) under this Agreement, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Obligation of the Company, the Company (if such Obligation is an obligation of the Company) shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02.  Contribution and Subrogation.  Each Guarantor and Grantor (each such Guarantor or Grantor (other than, in the case of any payment referred to in this sentence in respect of any Obligation of the Company, the Company) being called a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation (other than any such payment made by the Company in respect of its own Obligations) or assets of any other Grantor shall be sold pursuant to any Security Document to satisfy any Obligation (other than any assets of the Company sold to satisfy its own Obligations) and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Company, as provided in Section 6.01, such Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets (the “Indemnified Amount”), as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Party on the Closing Date and the denominator shall be the aggregate net worth of all the Contributing Parties on the Closing Date (or, in the case of any Contributing Party becoming a party hereto pursuant to Section 7.12, the date of the supplement hereto executed and delivered by such Contributing Party).  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall (subject to Section 6.03) be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.  Notwithstanding the foregoing, to the extent that any Claiming Party’s right to indemnification hereunder arises from a payment or sale of Collateral made to satisfy Obligations constituting Swap Obligations, only those Contributing Parties for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such Claiming Party, with the fraction set forth in the second preceding sentence being modified as appropriate to provide for indemnification of the entire Indemnified Amount.

SECTION 6.03.  Subordination.  (a)  Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of the Guarantors and Grantors of indemnity,

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contribution or subrogation under applicable law or otherwise shall be fully subordinated to Payment In Full.  No failure on the part of the Company or any other Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b)  Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to, or to it by, any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to Payment In Full.

ARTICLE VII

Miscellaneous

SECTION 7.01.  Notices.  All communications and notices to the Administrative Agent and the Company hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to any Domestic Subsidiary Loan Party shall be given to it in care of the Company as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02.  Waivers; Amendment.  (a)  No failure or delay by any Secured Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified (other than supplements expressly contemplated hereby) except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is applicable, subject to any consent required in accordance

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with Section 9.02 of the Credit Agreement; provided that the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth herein or in any other Security Document to the extent such departure is not inconsistent with the Collateral and Guarantee Requirement or with any other limitation on the authority of the Administrative Agent set forth in the Credit Agreement.

(c)  This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.03.  Administrative Agent’s Fees and Expenses; Indemnification.  (a)  The Loan Parties party hereto jointly and severally agree to reimburse the Administrative Agent for its fees and expenses incurred hereunder as provided in Section 9.03(a) of the Credit Agreement as if each reference therein to the Company were a reference to the Guarantors and Grantors.

(b)  The Guarantors and Grantors jointly and severally agree to indemnify and hold harmless each Indemnitee as provided in Section 9.03(b) of the Credit Agreement as if each reference to the Company therein were a reference to the Guarantors and Grantors.

(c)  Any amounts payable hereunder, including as provided in Section 7.03(a) or 7.03(b), shall be additional Obligations secured hereby and by the other Security Documents.  All amounts due under Section 7.03(a) or 7.03(b) shall be payable promptly after written demand therefor.

(d)  To the extent permitted by applicable law, no Grantor shall assert, or permit any of its subsidiaries to assert, and each Grantor hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  BY ACCEPTING THE BENEFITS OF THIS AGREEMENT AND THE GUARANTEES AND SECURITY INTERESTS CREATED HEREBY, EACH SECURED PARTY ACKNOWLEDGES THE PROVISIONS OF ARTICLE VIII OF THE CREDIT AGREEMENT AND AGREES TO BE BOUND BY SUCH PROVISIONS AS FULLY AS IF THEY WERE SET FORTH HEREIN.

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SECTION 7.04.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by or on behalf of any Secured Party and notwithstanding that any Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and, subject to Section 7.11 hereof, shall continue in full force and effect until Payment In Full.

SECTION 7.05.  Counterparts; Effectiveness; Successors and Assigns.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein or in the Collateral (and any attempted assignment or transfer by any Loan Party shall be null and void), except as expressly contemplated by this Agreement or the Credit Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.06.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7.07.  Governing Law; Jurisdiction; Consent to Service of Process.   (a)  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)  Each party hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York sitting in the borough of Manhattan (or in the event such court lacks subject matter jurisdiction to the jurisdiction of the Supreme Court of the State of New York sitting in the borough of Manhattan), and any appellate court from any thereof, in any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any

29

judgment, and each of the Loan Parties hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c)  Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.08.  Each of the Loan Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.08.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.08.

SECTION 7.09.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 7.10.  Security Interest Absolute.  All rights of the Administrative Agent hereunder, the Security Interest, the grant of the security interest in

30

the Pledged Collateral and all obligations of each Loan Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment to or waiver of, or any consent to any departure from, the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral securing, or any release or amendment to or waiver of, or any consent to any departure from, any guarantee of, all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party in respect of the Obligations or this Agreement (other than a release of any Grantor, Guarantor or Collateral in accordance with Section 7.11).

SECTION 7.11.  Termination or Release.  (a)  This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall, subject to Section 2.04, terminate and be released upon Payment In Full.

(b)  The Guarantees made herein, the Security Interest and the other security interests granted hereby shall also terminate and be released (in whole or in part) at the time or times and in the manner set forth in Section 9.14 of the Credit Agreement.  In the event of any such termination or release, Schedules II, III and IV to this Agreement shall be deemed to be modified to remove the Collateral with respect to which the Security Interest and the other security interests granted hereby have been so released.

(c)  In connection with any termination or release pursuant to this Section 7.11, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents by the Administrative Agent pursuant to this Section 7.11 shall be without recourse to or warranty by the Administrative Agent.

SECTION 7.12.  Additional Subsidiaries.  Pursuant to the Credit Agreement, certain Subsidiaries not party hereto on the Closing Date are required to enter into this Agreement.  Upon the execution and delivery by the Administrative Agent and any such Subsidiary of a Supplement, such Subsidiary shall become a Domestic Subsidiary Loan Party, a Guarantor and a Grantor hereunder, with the same force and effect as if originally named as such herein.  The execution and delivery of any Supplement shall not require the consent of any other Loan Party.  The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Domestic Subsidiary Loan Party as a party to this Agreement.

SECTION 7.13.  Administrative Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor

31

for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may reasonably deem necessary to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default  and notice by the Administrative Agent to the Company of its intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (e) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; and (f) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

SECTION 7.14.  Matters Relating to Beneficiaries of Secured Cash Management Obligations and Secured Hedging Obligations.  No Secured Party that obtains the benefit of this Agreement shall have any right to notice of any action or to consent to, direct or object to, any action hereunder or otherwise in respect of the Collateral (including, without limitation, the release or impairment of any Collateral) other than in its capacity as a Lender, an Issuing Bank or the Administrative Agent, as applicable, and, in any such case, only to the extent expressly provided in the Loan Documents, including without limitation Article VIII of the Credit Agreement.  Each Secured Party not a party to the Credit Agreement that obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, including, without limitation, under Article VIII of the Credit Agreement.

32

[Signature Pages Follow]

33

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DIPLOMAT PHARMACY, INC.

by
Name:
Title:

[OTHER SUBSIDIARY PARTIES],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

by
Name:
Title:

34

Schedule I to

the Guarantee and

Collateral Agreement

DOMESTIC SUBSIDIARY LOAN PARTIES

Subsidiary Name	Jurisdiction of Incorporation	Class(es) of Equity Interests
Diplomat Specialty Pharmacy of Flint, LLC	Michigan	Membership interests
Diplomat Specialty Pharmacy of Chicago, LLC	Michigan	Membership interests
Diplomat Specialty Pharmacy of Ft. Lauderdale, LLC	Michigan	Membership interests
Diplomat Specialty Pharmacy of Southern California, LLC	Michigan	Membership interests
Diplomat Specialty Pharmacy Great Lakes Distribution Center, LLC	Michigan	Membership interests
DSP Flint Real Estate, LLC	Michigan	Membership interests
DSP-Building C, LLC	Michigan	Membership interests
Envoy Health Management, LLC	Michigan	Membership interests
Diplomat Blocker, Inc.	Delaware	Common shares
BioRx, LLC	Delaware	Membership interests
WRB Communications, LLC	Delaware	Common units
LDI Holding Company, LLC	Delaware	Class A Units
Leehar Distributors, LLC	Delaware	Common shares
LDI Nautic VII Blocker, Inc.	Delaware	Common shares
Oak HC/FT LDI Blocker Corp.	Delaware	Common shares
LDI Nautic VIII-A Blocker, Inc.	Delaware	Common shares
Focus Rx Inc.	New York	Common shares
Diplomat Specialty Pharmacy of Los Angeles County, Inc.	California	Common shares
Accurate Rx Pharmacy Consulting, LLC	Missouri	Membership interests
Pharmaceutical Technologies, Inc.	Nebraska	Class A Voting
Class B Non-Voting
PSC Properties, LLC	Nebraska	Membership Interests
MedPro Rx, Inc.	North Carolina	Common shares
Diplomat Specialty Pharmacy of Philadelphia, LLC	Pennsylvania	Membership interests
Affinity Biotech, Inc.	Texas	Common shares

Schedule II to

the Guarantee and

Collateral Agreement

PLEDGED EQUITY INTERESTS

Loan Party	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership
Diplomat Pharmacy, Inc.	Diplomat Blocker, Inc.	5	38,188 common shares	100%
Diplomat Blocker, Inc.	BioRx, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	MedPro Rx, Inc.	7	3,628,832 common shares	100%

		02	656,168 common shares	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Philadelphia, LLC	N/A	100% membership interest	100%
Diplomat Specialty Pharmacy of Philadelphia, LLC	Diplomat Specialty Pharmacy of Boothwyn, LLC	1	100% membership interest	100%
Diplomat Specialty Pharmacy of Philadelphia, LLC	Pharmtrack, LLC	1	100% membership interest	100%
Diplomat Pharmacy, Inc.	Envoy Health Management, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	Navigator Health Services, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Flint, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Grand Rapids, LLC	N/A	100% membership interest	100%

Loan Party	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Chicago, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Ft. Lauderdale, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Southern California, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy Great Lakes Distribution Center, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	DSP Flint Real Estate, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	DSP-Building C, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Corporate Properties, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	Diplomat Specialty Pharmacy of Los Angeles County, Inc.	5	10,000 common shares	100%
Diplomat Pharmacy, Inc.	American Homecare Federation, Inc.	82	11,501 common shares	100%
Diplomat Pharmacy, Inc.	XAS Infusion Suites, Inc.	2	100,000 common shares	100%
Diplomat Pharmacy, Inc.	At Home IV Infusion Professional, Inc.	2	5,000 common shares	100%

2

Loan Party	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership
Diplomat Pharmacy, Inc.	Affinity Biotech, Inc.	7	2,800 common shares	100%
Diplomat Pharmacy, Inc.	Comfort Infusion, Inc.	7	970 common shares	100%
Diplomat Pharmacy, Inc.	WRB Communications, LLC	N/A	100 common units	100%
Diplomat Pharmacy, Inc.	Focus Rx Inc.	5	100 shares	100%
Diplomat Pharmacy, Inc.	Focus Rx Pharmacy Services Inc.	6	105 shares	100%
Diplomat Pharmacy, Inc.	Accurate Rx Pharmacy Consulting, LLC	N/A	100% membership interest	100%
Accurate Rx Pharmacy Consulting, LLC	Accurate Advantage, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	8th Day Software and Consulting, LLC	5	2,000,000 units	100%
Diplomat Pharmacy, Inc.	Pharmaceutical Technologies, Inc.	A-59	14,530 Class A Voting	100%

		B-75	15,665 Class B Non-Voting	100%
Pharmaceutical Technologies, Inc.	PSC Bellevue, LLC	N/A	100% membership interest	100%
Pharmaceutical Technologies, Inc.	PSC Properties, LLC	N/A	100% membership interest	100%

3

Loan Party	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership
Pharmaceutical Technologies, Inc.	PSC Coventry, LLC	N/A	100% membership interest	100%
Pharmaceutical Technologies, Inc.	Pharmaceutical Technologies Independent Practice Association, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	LDI Holding Company, LLC	N/A	551 units	55.1%
LDI Nautic VII Blocker, Inc.	LDI Holding Company, LLC	N/A	176 units	17.6%
Oak HC/FT LDI Blocker Corp.	LDI Holding Company, LLC	N/A	179 units	17.9%
LDI Nautic VIII-A Blocker, Inc.	LDI Holding Company, LLC	N/A	94 units	9.4%
LDI Holding Company, LLC	Leehar Distributors, LLC	1	100 units	100%
Diplomat Pharmacy, Inc.	Diplomat Pharmacy Holdings, Inc.	1	1,000 shares voting common stock	100%
Diplomat Pharmacy, Inc.	LDI Nautic VII Blocker, Inc.	3	7,317 common shares	100%
Diplomat Pharmacy, Inc.	Oak HC/FT LDI Blocker Corp.	2	100 common shares	100%
Diplomat Pharmacy, Inc.	LDI Nautic VIII-A Blocker, Inc.	2	3,000 common shares	100%

4

Loan Party	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership
Diplomat Pharmacy, Inc.	Diplomat Clinical Services, LLC	N/A	100% membership interest	100%
Diplomat Pharmacy, Inc.	Ageology LLC	N/A	22% membership interest	22%
Diplomat Pharmacy, Inc.	Physician Resource Management, Inc.	N/A	19.9% membership interest	19.9%
Diplomat Pharmacy, Inc.	Turningpoint Purchasing, LLC	N/A	11.1% membership interest	11.1%

PLEDGED DEBT SECURITIES

Global Intercompany Note.

5

Schedule III to

the Guarantee and

Collateral Agreement

INTELLECTUAL PROPERTY

Patents and Patent Applications

None.

Intellectual Property

Trademarks and Trademark Applications

Registered

Registered Owner	Mark	Registration No.
Diplomat Pharmacy, Inc.	DIPLOMAT SPECIALTY PHARMACY	3875888
Diplomat Pharmacy, Inc.	ENAV	3859520
Diplomat Pharmacy, Inc.	DIPLOMAT	4365666
Diplomat Pharmacy, Inc.	ENVOYHEALTH	4734089
Diplomat Pharmacy, Inc.		5297506
BioRx, LLC	BIORX & Design	5332311
BioRx, LLC	BIORX & Design	4964735
BioRx, LLC	BIORX	5332310
BioRx, LLC	BIORX	4855829
BioRx, LLC	THRIVER	3857878
BioRx, LLC	STRAPWRAP	3693909
BioRx, LLC	MYFACTOR	5011768
Valley Campus Pharmacy, Inc.	TNH	4750978
Pharmaceutical Technologies, Inc.	P.T.I.	2439984

2

Pharmaceutical Technologies, Inc.	Integrated HMO Pharmacy	3792763
Pharmaceutical Technologies, Inc.		3787209
Pharmaceutical Technologies, Inc.	National Pharmaceutical Services	2516172
Pharmaceutical Technologies, Inc.	Pharmaceutical Technologies, Inc.	2439987
Pharmaceutical Technologies, Inc.	NATIONAL PHARMACEUTICAL SERVICES	10185599 (Nebraska)
Pharmaceutical Technologies, Inc.	PTI ADMINISTRATORS	10185998 (Nebraska)
Leehar Distributors, Inc.		4325798
Leehar Distributors, Inc.	LDI	4901878
Leehar Distributors, Inc.		4901880
Leehar Distributors, Inc.	LDI and Design	3684956
Leehar Distributors, Inc.	LDI	3684955

3

Leehar Distributors, Inc.		4332864
Leehar Distributors, Inc.	LDI INTEGRATED PHARMACY SERVICES	N/A (Louisiana)

Applications

Registered Owner	Mark	Application No.
Diplomat Pharmacy, Inc.		87052021
Diplomat Pharmacy, Inc.		87052045
Diplomat Pharmacy, Inc.	Diplomat Specialty Infusion Group	87052045
Diplomat Pharmacy, Inc.		87550418
Diplomat Pharmacy, Inc.		87550389
Diplomat Pharmacy, Inc.	Affinity Biotech	87550399
Diplomat Pharmacy, Inc.	VERIFECT HEALTH	87009288

4

Intellectual Property

Registered Designs and Design Applications

None.

Intellectual Property

Copyrights and Copyright Applications

None.

Intellectual Property

Exclusive Copyright Licenses

None.

Schedule IV to

the Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

None.

Exhibit I to the

Guarantee and

Collateral Agreement

SUPPLEMENT NO.    dated as of [  ] (this “Supplement”), to the Guarantee and Collateral Agreement dated as of December 20, 2017 (the “Collateral Agreement”), among DIPLOMAT PHARMACY, INC., a Delaware corporation (the “Company”), each subsidiary of the Company listed on Schedule I thereto (each such subsidiary individually a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors and the Company are referred to collectively herein as the “Grantors”) and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMorgan”), as Administrative Agent (in such capacity, the “Administrative Agent”).

A.  Reference is made to the Credit Agreement dated as of December 20, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the lenders from time to time party thereto and JPMorgan, as Administrative Agent.

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement and the Credit Agreement referred to therein, as applicable.

C.  The Guarantors and Grantors have entered into the Collateral Agreement in order to induce the Lenders and the Issuing Banks to make extensions of credit to the Company under the Credit Agreement.  Section 7.12 of the Collateral Agreement provides that additional Subsidiaries may become Domestic Subsidiary Loan Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Domestic Subsidiary Loan Party under the Collateral Agreement in order to induce the Lenders and the Issuing Banks to make additional extensions of credit under the Credit Agreement and as consideration for such extensions of credit previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 7.12 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Loan Party, a Domestic Subsidiary Loan Party, a Guarantor and a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as such, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it in such capacities and (b) represents and warrants that the representations and warranties made by it in such capacities thereunder are true and correct in all material respects on and as of the date of this Supplement (the “Closing

Date”).  In furtherance of the foregoing, the New Subsidiary, as security for the payment in full of the Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in, to and under the Collateral (as defined in the Collateral Agreement) of the New Subsidiary.  Each reference to a “Loan Party,” “Domestic Subsidiary Loan Party,” “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary.  The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when a counterpart hereof executed on behalf of the New Subsidiary shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Supplement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4.  The New Subsidiary hereby represents and warrants that (a) Schedule I sets forth, as of the Closing Date, the true and correct legal name of the New Subsidiary, its jurisdiction of organization and the location of its chief executive office; (b) Schedule II sets forth, as of the Closing Date, a true and complete list of (i) all the Pledged Equity Interests owned by the New Subsidiary and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by the New Subsidiary and (ii) all the Pledged Debt Securities owned by the New Subsidiary; (c)  Schedule III sets forth, as of the Closing Date, a true and complete list of (i) all Patents that have been granted by the United States Patent and Trademark Office, (ii) all Copyrights that have been registered with the United States Copyright Office, (iii) all Trademarks that have been registered with the United States Patent and Trademark Office and Trademarks for which United States registration applications are pending and (iv) all exclusive Patent Licenses, Trademark Licenses and Copyright Licenses under which such Grantor is a licensee and that, in the case of clauses (i), (ii) and (iii) are owned by the New Subsidiary, in each case truly and completely specifying the name of the registered owner, title, type or mark, registration or application number, expiration date (if already registered) or filing date, a brief description thereof and, if applicable, the licensee and licensor; and (d) Schedule IV sets forth, as of the Closing Date, each Commercial Tort Claim in respect of which a

2

complaint or counterclaim has been filed by the New Subsidiary seeking damages in an amount reasonably estimated to exceed $5,000,000, including a summary description of such claim.

SECTION 5.  Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction

SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9.  The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of counsel, incurred by it in connection with this Supplement, including the preparation, execution and delivery thereof.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

by
Name:
Title:

3

Schedule I

to Supplement No.    to the

Guarantee and

Collateral Agreement

SCHEDULE I

New Subsidiary Information

Name	Jurisdiction of Organization	Chief Executive Office

Schedule II

to Supplement No.    to the

Guarantee and

Collateral Agreement

SCHEDULE II

Pledged Equity Interests

Loan Party	Issuer	Certificate Number	Number and Class of Equity Interests	Percentage of Equity Interests

Pledged Debt Securities

Loan Party Creditor	Debtor	Type	Amount

Schedule III

to Supplement No.    to the

Guarantee and

Collateral Agreement

SCHEDULE III

Intellectual Property

Schedule IV

to Supplement No.    to the

Guarantee and

Collateral Agreement

SCHEDULE IV

Commercial Tort Claims

Exhibit II-A to

Guarantee and Collateral Agreement

[FORM OF] PATENT SECURITY AGREEMENT dated as of [   ] (this “Agreement”), among Diplomat Pharmacy, Inc. (the “Company”), the other Domestic Subsidiary Loan Parties from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of December 20, 2017, (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Lenders from time to time party thereto and JPMorgan, as Administrative Agent, and (b) the Guarantee and Collateral Agreement dated as of December 20, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Company, the other Domestic Subsidiary Loan Parties from time to time party thereto and JPMorgan, as Administrative Agent.  The Lenders and the Issuing Banks have agreed to extend credit to the Company subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Domestic Subsidiary Loan Parties party hereto (other than the Company) are Affiliates of the Company and will derive substantial benefits from the extension of credit to the Company pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit.  Accordingly, the parties hereto agree as follows:

SECTION 1.  Terms.  Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable.  The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2.  Grant of Security Interest.  As security for the payment in full of the Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Patent Collateral”):

(a)(i) all letters patent of the United States of America or the equivalent thereof in any other country, all registrations and recordings thereof and all applications for letters patent of the United States of America or the equivalent thereof in any other country or any political subdivision thereof, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country or any political subdivision thereof, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule I, and (ii) all reissues, continuations, divisionals, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, renewals, adjustments or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, have made, use, sell, offer to sell, import or export the inventions disclosed or claimed therein; and

(b) all exclusive Patent Licenses under which any Grantor is a licensee, including those listed on Schedule I.

SECTION 3. Collateral Agreement.  The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Collateral Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[NAME OF GRANTOR],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent,

by
Name:
Title:

SCHEDULE I

Patents Owned by [Name of Grantor]

U.S. Patent Registrations

Type	Registration No.

U.S. Patent Applications

Type	Application No.

Exclusive Patent Licenses

Licensee	Licensor	Type	Registration No.

Exhibit II-B to

Guarantee and Collateral Agreement

[FORM OF] TRADEMARK SECURITY AGREEMENT dated as of [    ] (this “Agreement”), among Diplomat Pharmacy, Inc. (the “Company”), the other Domestic Subsidiary Loan Parties from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of December 20, 2017, (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Lenders from time to time party thereto and JPMorgan, as Administrative Agent, and (b) the Guarantee and Collateral Agreement dated as of December 20, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Company, the other Domestic Subsidiary Loan Parties from time to time party thereto and JPMorgan, as Administrative Agent.  The Lenders and the Issuing Banks have agreed to extend credit to the Company subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Domestic Subsidiary Loan Parties party hereto (other than the Company) are Affiliates of the Company and will derive substantial benefits from the extension of credit to the Company pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit.  Accordingly, the parties hereto agree as follows:

SECTION 1.  Terms.  Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable.  The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2.  Grant of Security Interest.  As security for the payment in full of the Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Trademark Collateral”):

(a)(i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, domain names, global top level domain names, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and use based registration applications in the United States Patent and Trademark Office or any similar office in any State of the United States of America or any other country or any political subdivision thereof, all extensions or renewals thereof, and all common law rights related thereto, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule II and (ii) all goodwill associated therewith or symbolized thereby ; and

(b) all exclusive Trademark Licenses under which any Grantor is a licensee, including those listed on Schedule I.

SECTION 3. Collateral Agreement.  The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Collateral Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[NAME OF GRANTOR],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

SCHEDULE I

Trademarks/Trade Names Owned by [Name of Grantor]

U.S. Trademark Registrations

Mark	Registration No.

Use Based U.S. Trademark Applications

Mark	Application No.

State Trademark Registrations

State	Mark	Registration No.

Exclusive Trademark Licenses

Licensee	Licensor	Mark	Registration No.

Exhibit II-C to

Guarantee and Collateral Agreement

[FORM OF] COPYRIGHT SECURITY AGREEMENT dated as of [    ] (this “Agreement”), among Diplomat Pharmacy, Inc. (the “Company”), the other Domestic Subsidiary Loan Parties from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent.

Reference is made to (a) the Credit Agreement dated as of December 20, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Lenders from time to time party thereto and JPMorgan, as Administrative Agent, and (b) the Guarantee and Collateral Agreement dated as of December 20, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Company, the other Domestic Subsidiary Loan Parties from time to time party thereto and JPMorgan, as Administrative Agent.  The Lenders and the Issuing Banks have agreed to extend credit to the Company subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  The Domestic Subsidiary Loan Parties party hereto (other than the Company) are Affiliates of the Company and will derive substantial benefits from the extension of credit to the Company pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit.  Accordingly, the parties hereto agree as follows:

SECTION 1.  Terms.  Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable.  The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 2.  Grant of Security Interest.  As security for the payment in full of the Obligations, each Grantor pursuant to the Collateral Agreement did, and hereby does, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Copyright Collateral”):

(a) (i) all copyright rights in any work subject to the copyright laws of the United States of America or any other country or any political subdivision thereof, whether as author, assignee, transferee or otherwise, (ii) all registrations and applications for registration of any such copyright in the United States of America or any other country, including, registrations, recordings, supplemental registrations, pending applications for registration, and renewals in the United States Copyright Office (or any similar office in any other country or any political subdivision thereof), including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule I and (iii) any other adjacent or other rights related or appurtenant to the foregoing, including moral rights; and

(b) all exclusive Copyright Licenses under which any Grantor is a licensee, including those listed on Schedule I.

SECTION 3. Collateral Agreement.  The security interests granted to the Administrative Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Administrative Agent pursuant to the Collateral Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[NAME OF GRANTOR],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

SCHEDULE I

Copyrights

Registered Owner	Title	Copyright Number

Copyright Applications

Registered Owner	Title	Application Number	Filing Date

Exclusive Copyright Licenses

Licensee	Licensor	Title	Copyright Number

2

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

[The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below.  The obligations of the Company under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement.  In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.]

Reference is made to the Credit Agreement dated as of December 20, 2017 (as amended, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”) among Diplomat Pharmacy, Inc. (“the Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement.

The undersigned hereby certifies, in his or her capacity as a Financial Officer of the Company and not in a personal capacity, as follows:

1.                                      I am a Financial Officer of the Company.

2.                                      [Attached as Schedule I hereto are (a) the audited consolidated balance sheet and audited consolidated statements of operations, shareholders’ equity and cash flows required to be delivered by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal year ended [•] setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, LLP(1), and (to the extent not already contained in the Company’s public disclosure for the applicable period) related narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal year and (b) reasonably detailed calculations (i) demonstrating compliance with the financial covenants contained in Section 6.12 of the Credit Agreement as of the last day of the most recent fiscal quarter included in the financial statements delivered herein, (ii) [of Excess Cash Flow for such fiscal year and (iii)](2) of Unrestricted Cash as of the last day of the most recent fiscal quarter included in the financial statements delivered herein.]

[or]

2.                                  [Attached as Schedule I hereto are (a) the unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows required to be

(1)  An independent registered public accounting firm of recognized national standing may be substituted for BDO USA, LLP in accordance with Section 5.01(a) of the Credit Agreement.

(2)  Only applicable for fiscal year ended 2018 or after.

delivered by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [•] and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, and (to the extent not already contained in the Company’s public disclosure for the applicable period) related narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal quarter and (b) reasonably detailed calculations (i) demonstrating compliance with the financial covenants contained in Section 6.12 of the Credit Agreement and (ii) of Unrestricted Cash, in each case as of the last day of the most recent fiscal quarter included in the financial statements delivered herein.  The financial statements referred to in clause (a) of this Section 2 present fairly in all material respects the financial condition, results of operations and cash flows of the Company and the Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes.]

3.                                      [Attached as Schedule II hereto is a completed Supplemental Perfection Certificate, setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating any changes in such information from [the most recently delivered Supplemental Perfection Certificate] / [the Perfection Certificate delivered on the Closing Date)].]

[or]

3.  [I hereby certify that there has been no change in any information set forth in [the most recently delivered Supplemental Perfection Certificate] / [the Perfection Certificate delivered on the Closing Date].]

4.  I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and the Subsidiaries during the accounting period covered by the attached financial statements.  The foregoing examination did not disclose, and I have no knowledge of (a) the existence of any condition or event that constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, specifying the details thereof and the action that the Company has taken or proposes to take with respect thereto or (b) any change in GAAP or in the application thereof since the date of the consolidated balance sheet [most recently delivered pursuant to Section 5.01(a) or 5.01(b) of the Credit Agreement] / [referred to in Section 3.04 of the Credit Agreement] that has had, or would reasonably be expected to have, a material effect on the calculations of the Total Net Leverage Ratio or Interest Coverage Ratio [, except as set forth in a separate attachment to this Certificate].

5.                                      Attached as Schedule [II][III] hereto is the name of each Subsidiary, if any, that (a) is an Excluded Subsidiary as of the date of this Certificate but has not been identified as an Excluded Subsidiary, as the case may be, in Schedule 3.11 or in any prior Compliance Certificate or (b) has previously been identified as an Excluded Subsidiary but has ceased to be an Excluded Subsidiary, as the case may be.

7.                                      The foregoing certifications are made and delivered on [•], pursuant to Section 5.01(d) of the Credit Agreement.

[Remainder of page intentionally left blank]

Very truly yours,

DIPLOMAT PHARMACY, INC.

By:
Name:
Title:

EXHIBIT D

FOR THE FISCAL [QUARTER] [YEAR] ENDED [mm/dd/yy].

Total Net Leverage Ratio: ((a)-(b)) / (c) =		[ ] to 1.0

(a)	Total Indebtedness:	$[ , , ]

(b)	Unrestricted Cash:	$[ , , ]

(c)	Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to the date referred to above:	$[ , , ]

Total Indebtedness = (a) =		$[ , , ]

(a)

the aggregate principal amount of Indebtedness of the Company and the Subsidiaries outstanding as at the end of the period referred to above, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a) of the Credit Agreement, or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness):

$[ , , ]

Consolidated EBITDA: ((a) + (b) + (c)) – (d)(1) =		$[ , , ]

(a)	Consolidated Net Income for such period:	$[ , , ]

(b)	without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:	$[ , , ]

	(i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations):	$[ , , ]

(1)  Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) non-cash foreign translation gains and losses. For purposes of calculating Consolidated EBITDA for any period to determine the Total Net Leverage Ratio or Interest Coverage Ratio, Consolidated EBITDA for such period shall be calculated on a Pro Forma Basis in accordance with Section 1.04(b) of the Credit Agreement.

(ii)                                  provision for taxes based on income, profits or losses, including foreign withholding taxes, and for corporate franchise, capital stock, net worth and value-added taxes, in each case during such period:

$[ , , ]

(iii) all amounts attributable to depreciation, depletion and amortization for such period (excluding amortization expense attributable to a prepaid cash expense that was paid in a prior period):	$[ , , ]

(iv) any extraordinary losses or charges for such period, determined on a consolidated basis in accordance with GAAP:	$[ , , ]

(v) any Non-Cash Charges for such period:(2)	$[ , , ]

(vi) any losses attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement:	$[ , , ]

(vii) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements or attributable solely to fluctuations in currency value;	$[ , , ]

(viii) the cumulative effect for such period of a change in accounting principles:	$[ , , ]

(ix)                              non-recurring out-of-pocket transactional fees, costs and expenses relating to (a) the Transactions, Permitted Acquisitions, Investments, Indebtedness, securities offerings and Dispositions, and (b) any attempted consummation of any Permitted Acquisition, Investment or securities offering, in each case, including legal fees, advisory fees and upfront financing fees:

$[ , , ]

(2)  Any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to clause (a)(v) above (or that would have been added back had the Credit Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made.

2

(x)                                 charges and expenses (whether cash or non-cash) comprised of earnouts and deferred purchase price obligations incurred in connection with the LDI Acquisition, acquisitions consummated prior to the Closing Date or any Permitted Acquisition:

$[ , , ]

	(xi) out-of-pocket transaction fees, costs and expenses incurred in connection with any amendments or waivers under the Credit Agreement or any other Loan Document:	$[ , , ]

	(xii) losses for which third party insurance or indemnity recovery is actually received in cash during such period:	$[ , , ]

	(xiii) non-recurring fees, costs and expenses related to the termination of vendor agreements in an aggregate amount not to exceed $2,000,000 in the aggregate in any Test Period:	$[ , , ]

(xiv)                       one-time non-recurring or unusual expenses or losses that are disclosed in the Borrower’s filings with the SEC, including, without limitation, relocation costs, restructuring costs, severance costs, losses in connection with non-ordinary course Dispositions and other one-time non-recurring or unusual expenses or losses not otherwise added back to Consolidated EBITDA in an aggregate amount for this clause (xiv) not to exceed 3.5% of Consolidated EBITDA (before giving effect to such addback) in the aggregate in any Test Period:

$[ , , ]

	(xv) payroll taxes paid in connection with the redemption of employee, officer, director or consultant options, not to exceed $3,000,000 in the aggregate in any Test Period:	$[ , , ]

(c)	Pro Forma Adjustments in connection with the LDI Acquisition, Permitted Acquisitions and other acquisitions consummated during such period, net of the amount of actual benefits realized(3):	$[ , , ]

(3)  The aggregate amount of all amounts under this clause (c) that increase Consolidated EBITDA in any Test Period shall not exceed, and shall be limited to, 10% of Consolidated EBITDA in respect of such Test Period (calculated before giving effect to such adjustments and all other adjustments to Consolidated EBITDA)

3

(d)	without duplication and to the extent included in determining such Consolidated Net Income:	$[ , , ]

	(i) any extraordinary gains for such period, determined on a consolidated basis in accordance with GAAP:	$[ , , ]

	(ii) any non-cash gains for such period, including with respect to write-ups of assets or goodwill, determined on a consolidated basis in accordance with GAAP:	$[ , , ]

	(iii) any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement, determined on a consolidated basis in accordance with GAAP:	$[ , , ]

	(iv) the cumulative effect for such period of a change in accounting principles:	$[ , , ]

	(v) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements or attributable solely to fluctuations in currency value:	$[ , , ]

Consolidated Net Income = (a) – ((b) + (c) + (d))(4) =		$[ , , ]

(a)	the net income or loss of the Company and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP for the period referred to above:	$[ , , ]

(b)

 the income of any Person (other than the Company) that is not a consolidated Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid by such Person to the Company or, subject to clauses (c) and (d) below, any other consolidated Subsidiary, during such period:

$[ , , ]

(c)	the income of, and any amounts referred to in clause (b) above paid to, any Subsidiary (other than a Subsidiary Loan Party) to the extent that, on the date of	$[ , , ]

(4)  Subject to clauses (c) and (d),  the amount of any cash dividends paid by any Unrestricted Subsidiary and received by the Company or the Subsidiaries during such period shall be included, without duplication, in the calculation of Consolidated Net Income for such period.

4

determination, the declaration or payment of cash dividends or other cash distributions by such Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other cash distributions have been legally and effectively waived for such period:

(d)

the income or loss of, and any amounts referred to in clause (b) of this proviso paid to, any consolidated Subsidiary that is not wholly-owned by the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary for such period:

$[ , , ]

Interest Coverage Ratio = (a) / (b) =		[ ] to 1.0

(a)	Consolidated EBITDA (as calculated above) for the Test Period most recently ended on or prior to the date referred to above:	$[ , , ]

(b)	consolidated cash interest expense for such Test Period(5):	$[ , , ]

Excess Cash Flow = (a) – (b) =		$[ , , ]

(a)	the sum, without duplication, of:	$[ , , ]

	(i) Consolidated Net Income for the fiscal year ended at the date referred to above, adjusted to exclude any gains or losses attributable to Prepayment Events:	$[ , , ]

(ii)                                  depreciation, depletion, amortization and other non-cash charges, expenses or losses, including the non-cash portion of interest expense, deducted in determining Consolidated Net Income or loss for such fiscal year:

$[ , , ]

	(iii) the sum of (x) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of	$[ , , ]

(5)  Consolidated cash interest expense to be calculated on a Pro Forma Basis in accordance with Section 1.04(b) of the Credit Agreement.

5

items from short-term to long-term or vice-versa) and (y) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries increased during such fiscal year:

	(iv) income tax expense, including penalties and interest, to the extent deducted in determining Consolidated Net Income for such fiscal year:	$[ , , ]

(b)	the sum, without duplication, of:

	(i) the amount of all non-cash gains included in arriving at such Consolidated Net Income for such fiscal year:	$[ , , ]

(ii)                                  the sum of (x) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa) and (ii) the net amount, if any, by which the consolidated deferred revenues of the Company and its consolidated Subsidiaries decreased during such fiscal year:

$[ , , ]

(iii)                               the sum of, in each case except to the extent financed with Excluded Sources, (x) the aggregate amount of Capital Expenditures by the Company and its consolidated Subsidiaries made in cash for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations), (y) the aggregate amount of cash consideration paid during such fiscal year by the Company and its consolidated Subsidiaries to make Permitted Acquisitions and other Investments (including contingent earn out payments and other purchase price adjustments) permitted under Section 6.04 (excluding intercompany Investments and Investments in cash and cash equivalents) and (z) payments in cash made by the Company and its consolidated Subsidiaries with respect to any noncash charges added back pursuant to clause (a)(ii) above in computing Excess Cash Flow for any prior fiscal year:

$[ , , ]

6

(iv)                              except to the extent financed with Excluded Sources, the aggregate principal amount of Long-Term Indebtedness repaid or prepaid in cash by the Company and its consolidated Subsidiaries during such fiscal year (together with any related premium, make-whole or penalty payments paid in cash), excluding (x) revolving extensions of credit (except to the extent that any repayment or prepayment of such Indebtedness is accompanied by a permanent reduction in related commitments and excluding in any event prepayments of Revolving Loans) and (y) optional prepayments of Term Loans pursuant to Section 2.11(a):

$[ , , ]

(v)                                 (x) income taxes, including penalties and interest, and (y) payments and other contributions to employee pension benefit, retirement or similar plans, in each case paid in cash during such fiscal year:

$[ , , ]

(vi)                              to the extent not deducted in the calculation of Consolidated Net Income, (x) transaction expenses incurred in connection with the Transactions and (y) transaction expenses incurred in connection with any Permitted Acquisition or other Investment permitted under Section 6.04 (excluding intercompany Investments and Investments in cash and cash equivalents), in each case paid in cash during such period:

(vii)                           without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Company and its consolidated Subsidiaries pursuant to binding contracts entered into prior to or during such period related to Permitted Acquisitions, other Investments permitted under Section 6.04 (excluding intercompany Investments and Investments in cash and cash equivalents), or Capital Expenditures to the extent expected to be made during the period of four consecutive fiscal quarters following the end of such period (provided that, to the extent such consideration is not actually paid in such future period, such amount shall increase Excess Cash Flow with respect to such future period):

$[ , , ]

7

EXHIBIT E

[FORM OF] INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,
as Administrative Agent
Loan and Agency Services Group
Attention: Darren Cunningham
Fax: 844-490-5663
Email: Darren.Cunningham@jpmorgan.com

Copy to:

JPMorgan Chase Bank, N.A.

1116 W Long Lake Road

Bloomfield Hills, Michigan 48302

Attention: Diane Forrest

Fax: 248-636-1376

Copy to:

JPMorgan Chase Bank, N.A.

Email: jpm.agency.servicing.1@jpmorgan.com

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of December 20, 2017 (as amended, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”), among Diplomat Pharmacy, Inc. (the “Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.  This notice constitutes an Interest Election Request and the Company hereby gives you notice, pursuant to Section 2.07 of the Credit Agreement, that it requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Company specifies the following information with respect to such Borrowing and each resulting Borrowing:

1.              Borrowing to which this request applies:

Borrower:	Diplomat Pharmacy, Inc.
Class:(1)
Principal Amount:

(1)    Specify Term Borrowing, Incremental Borrowing or Refinancing Borrowing of a particular Series or Revolving Borrowing of a particular Series.

Type:(2)
Interest Period:(3)

2. Effective date of this election:(4)

3. Resulting Borrowing[s](5)

Class:(6)
Principal Amount:(7)
Type:(8)
Interest Period:(9)

Very truly yours,

DIPLOMAT PHARMACY, INC.,

by
Name:
Title:

(2)    Specify ABR Borrowing or Eurocurrency.

(3)    In the case of a Eurocurrency Borrowing, specify the last day of the current Interest Period therefor.

(4)    Must be a Business Day.

(5)    If different options are being elected with respect to different portions of the Borrowing, provide the information required by this item 3 for each resulting Borrowing.  Each resulting Borrowing shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Borrowing of such Type in Section 2.02(c) of the Credit Agreement.

(6)    Specify whether the resulting Borrowing is to be a Term Borrowing, Incremental Borrowing or Refinancing Borrowing of a particular Series or Revolving Borrowing of a particular Series.

(7)    Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 1 above.

(8)    Specify whether the resulting Borrowing is to be an ABR Borrowing or Eurocurrency Borrowing.

(9)    Applicable only if the resulting Borrowing is to be a Eurocurrency Borrowing, shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months (or, to the extent made available by all Lenders participating in the requested Borrowing, twelve months), and cannot extend beyond the Maturity Date.  If an Interest Period is not specified, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

2

EXHIBIT F

[FORM OF] PERFECTION CERTIFICATE

[  ]

Reference is made to the Credit Agreement, dated as of December 20, 2017 (the “Credit Agreement”), among Diplomat Pharmacy, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement, as applicable.

The undersigned, a Financial Officer of the Borrower, hereby certifies to the Administrative Agent and each other Secured Party on behalf of the Loan Parties as follows:

SECTION 1.                            Names.

(a)                                 Set forth on Schedule 1(a) is (i) the exact legal name of each Loan Party, as such name appears in its certificate of organization or like document, (ii) each other legal name such Loan Party has had in the past five years, together with the date of the relevant name change and (iii) to our knowledge, each other name (including trade name or similar appellations) used by each Loan Party or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

(b)                                 Except as set forth on Schedule 1(b), no Loan Party has changed its identity or corporate structure or entered into a similar reorganization in any way within the past five years.  Changes in identity or corporate structure would include mergers, consolidations and acquisitions of all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) a Person or other acquisitions of material assets outside the ordinary course of business, as well as any change in the form, nature or jurisdiction of organization.  With respect to any such change that has occurred within the past five years, Schedules 1(a) and 2 set forth the information required by Sections 1(a) and 2 of this Perfection Certificate as to each acquiree or constituent party to such merger, consolidation or acquisition.

SECTION 2.                            Jurisdictions and Locations.  Set forth on Schedule 2 is (i) the jurisdiction of organization and the form of organization of each Loan Party, (ii) the organizational identification number, if any, assigned by such jurisdiction, (iii) the address (including, the county) of the chief executive office of such Loan Party or the registered office of such Loan Party, if applicable, and (iv) the federal taxpayer identification number of each Loan Party.

SECTION 3.                            Stock Ownership and other Equity Interests.  Set forth on Schedule 3 is a true and correct list, for each Loan Party, of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests owned, beneficially or of record, by such Loan Party, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Equity Interests.

SECTION 4.                            Debt Instruments.  Set forth on Schedule 4 is a true and correct list, for each Loan Party, of all promissory notes and other evidence of indebtedness (other than checks to be deposited in the ordinary course of business) held by such Loan Party in excess of $5,000,000 in aggregate principal amount, and to the extent applicable, specifying the creditor and debtor thereunder and the outstanding principal amount thereof.

SECTION 5.                            Mortgage Filings.  Set forth on Schedule 5 is a list of all real property owned by each Loan Party having a fair market value in excess of $5,000,000, together with (a) the fair market value of such real property, (b) the exact name of the Person that owns such real property as such name appears in its certificate of incorporation or other organizational document, (c) if different from the name identified pursuant to clause (c), the exact name of the current mortgagor/grantor of such real property reflected in the records of the filing office for such real property identified pursuant to the following clause and (d) the filing office in which a Mortgage with respect to such real property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

SECTION 6.                            Intellectual Property.

(a)                                 Set forth on Schedule 6(a) in proper form for filing with the United States Patent and Trademark Office is a true and correct list, with respect to each Loan Party, of all patents and patent applications owned by such Loan Party (except, for the avoidance of doubt, as otherwise indicated on Schedule 6(a)), including the name of the owner, title, registration or application number of any registrations or applications, the corresponding application number applicable to such patent application, in each case registered or applied for in the United States.

(b)                                 Set forth on Schedule 6(b) in proper form for filing with the United States Patent and Trademark Office is a true and correct list, with respect to each Loan Party, of all trademarks registrations and applications owned by such Loan Party, including the name of the registered owner and the registration or application number of any registrations and applications, in each case registered or applied for in the United States.

(c)                                  Set forth in Schedule 6(c) in proper form for filing with the United States Patent and Trademark Office is a true and correct list, with respect to each Loan Party, of all registered designs and design applications owned by such Loan Party including the name of the registered owner and the registration and/or application number of any registrations or applications, in each case registered or applied for in the United States.

(d)                                 Set forth on Schedule 6(d) in proper form for filing with the United States Copyright Office is a true and correct list, with respect to each Loan Party, of all U.S. copyright registrations owned by such Loan Party, including the name of the registered owner, title and the registration or serial number of any U.S. copyright registrations.

(e)                                  Set forth on Schedule 6(e) in proper form for filing with the United States Copyright Office is a true and correct list, with respect to each Loan Party, of all exclusive Copyright Licenses under which such Loan Party is a licensee of a U.S. Copyright registration thereto, including the name and address of the licensor under such exclusive Copyright License and, if applicable, the name of the registered owner, title and the registration or serial number of any copyright registration to which such exclusive Copyright License relates.

SECTION 7.                            Commercial Tort Claims.  Set forth on Schedule 7 is a true and correct list of commercial tort claims in excess of $5,000,000 (or its equivalent) held by any Loan Party, including a brief description thereof.

SECTION 8.                            Organizational Chart.  Set forth on Schedule 8 is a chart of the organizational structure of the Borrower.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

DIPLOMAT PHARMACY, INC.

Name:
Title:

D-1

Schedule 1(a)

Names

Loan Party’s Exact Legal Name	Other Legal Name (including date of change)	Other Name (including trade name or similar appellations)

Schedule 1(b)

Names

Loan Party	Changes in Corporate Structure

Schedule 2

Jurisdictions and Locations

Loan Party	Jurisdiction of Organization	Form of Organization	Organizational Identification Number (if any)	Chief Executive Office (including county)	Registered Office Address (including county)	Federal Taxpayer Identification Number

Schedule 3

Stock Ownership and Other Equity Interests

Loan Party	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership

Schedule 4

Debt Instruments

Instrument	Date	Loan Party	Lender	Amount Outstanding

Schedule 5

Real Property

Loan Party	Common Name and Address	Fair Market Value	Exact Name of Owner	Exact Name of Mortgagor / Grantor	Filing Office

Schedule 6(a)

Intellectual Property
Patents and Patent Applications

Schedule 6(b)

Intellectual Property
Trademarks and Trademark Applications

Schedule 6(c)

Intellectual Property
Registered Designs and Design Applications

Schedule 6(d)

Intellectual Property
Copyrights and Copyright Applications

Schedule 6(e)

Intellectual Property
Exclusive Copyright Licenses

Schedule 7

Commercial Tort Claims

Schedule 8

Organizational Chart

EXHIBIT G

[FORM OF] SUPPLEMENTAL PERFECTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of December 20, 2017 (the “Credit Agreement”), among Diplomat Pharmacy, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement, as applicable.

This Certificate is dated as of [  ], 20[  ] and is delivered pursuant to Section 5.01(a) of the Credit Agreement (this Certificate and each other Certificate heretofore delivered pursuant to Section 5.01(a) of the Credit Agreement being referred to as a “Supplemental Perfection Certificate”), and supplements the information set forth in the Perfection Certificate delivered on the Closing Date (as supplemented from time to time by the Supplemental Perfection Certificates delivered after the Effective Date and prior to the date hereof, the “Prior Perfection Certificate”).

The undersigned, an executive officer or a Financial Officer of the Parent, solely in his or her capacity as an officer, and not individually, hereby certifies on behalf of each Loan Party as follows:

SECTION 1.  Names.

(a)                                Except as set forth on Schedule 1(a) hereto, Schedule 1(a) to the Prior Perfection Certificate sets forth (i) the exact legal name of each Loan Party, as such name appears in its certificate of organization or like document, (ii) each other legal name such Loan Party has had in the past five years, together with the date of the relevant name change and (iii) to my knowledge, each other name (including trade names or similar appellations) used by each Loan Party or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

(b)                                Except as set forth on Schedule 1(b) hereto and Schedule 1(b) of the Prior Perfection Certificate, no Loan Party has changed its identity or corporate structure or entered into a similar reorganization in any way within the past five years.  Changes in identity or corporate structure would include mergers, consolidations and acquisitions of all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) a Person or other acquisitions of material assets outside the ordinary course of business, as well as any change in the form, nature or jurisdiction of organization.

SECTION 2.  Locations. Except as set forth on Schedule 2 hereto, Schedule 2 to the Prior Perfection Certificate sets forth (a) the jurisdiction of organization and the form of organization of each Loan Party, (b) the organizational identification number, if any, assigned by such jurisdiction, (c) the address (including, the county) of the chief executive office of such Loan Party or the registered office of such Loan Party, if applicable, and (d) the federal taxpayer identification number of each Loan Party.

SECTION 3.  Stock Ownership and other Equity Interests.  Except as set forth on Schedule 3 hereto, Schedule 3 to the Prior Perfection Certificate sets forth a true and correct list, for each Loan Party, of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests owned, beneficially or of record, by such Loan Party, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Equity Interests.

SECTION 4.  Debt Instruments.  Except as set forth on Schedule 4 hereto, Schedule 4 to the Prior Perfection Certificate sets forth a true and correct list, for each Loan Party, of all promissory notes and other evidence of indebtedness (other than checks to be deposited in the ordinary course of business) held by such Loan Party in excess of $5,000,000 in aggregate principal amount, and to the extent applicable, specifying the creditor and debtor thereunder and the outstanding principal amount thereof.

SECTION 5.  Mortgage Filings.  Except as set forth on Schedule 5 hereto, Schedule 5 to the Prior Perfection Certificate sets forth a list of all real property owned by each Loan Party having a fair market value in excess of $5,000,000, together with (a) the fair market value of such real property, (b) the exact name of the Person that owns such real property as such name appears in its certificate of incorporation or other organizational document, (c) if different from the name identified pursuant to clause (c), the exact name of the current mortgagor/grantor of such real property reflected in the records of the filing office for such real property identified pursuant to the following clause and (d) the filing office in which a Mortgage with respect to such real property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

SECTION 6.  Intellectual Property.

(a)                                 Except as set forth on Schedule 6(a) hereto, Schedule 6(a) to the Prior Perfection Certificate sets forth in proper form for filing with the United States Patent and Trademark Office a true and correct list, with respect to each Loan Party, of all patents and patent applications owned by such Loan Party (except, for the avoidance of doubt, as otherwise indicated on Schedule 6(a) of the Prior Perfection Certificate), including the name of the owner, title, registration or application number of any registrations or applications, the corresponding application number applicable to such patent application, in each case registered or applied for in the United States.

(b)                                 Except as set forth on Schedule 6(b) hereto, Schedule 6(b) to the Prior Perfection Certificate sets forth in proper form for filing with the United States Patent and Trademark Office a true and correct list, with respect to each Loan Party, of all trademarks registrations and applications owned by such Loan Party, including the name of the registered owner and the registration or application number of any registrations and applications, in each case registered or applied for in the United States.

(c)                                  Except as set forth on Schedule 6(c) hereto, Schedule 6(c) to the Prior Perfection Certificate sets forth in proper form for filing with the United States Patent and Trademark Office a true and correct list, with respect to each Loan Party, of all registered designs and design applications owned by such Loan Party including the name of the registered owner and the registration and/or application number of any registrations or applications, in each case registered or applied for in the United States.

(d)                                 Except as set forth on Schedule 6(d) hereto, Schedule 6(d) to the Prior Perfection Certificate sets forth in proper form for filing with the United States Copyright Office a true and correct list, with respect to each Loan Party, of all U.S. copyright registrations owned by such Loan Party, including the name of the registered owner, title and the registration or serial number of any U.S. copyright registrations.

(e)                                  Except as set forth on Schedule 6(e) hereto, Schedule 6(e) to the Prior Perfection Certificate sets forth in proper form for filing with the United States Copyright Office a true and correct list, with respect to each Loan Party, of all exclusive Copyright Licenses under which such Loan Party is a licensee of a U.S. Copyright registration thereto, including the name and address of the licensor under such exclusive Copyright License and, if applicable, the name of the registered owner, title and the registration or serial number of any copyright registration to which such exclusive Copyright License relates.

SECTION 7.                            Commercial Tort Claims.  Except as set forth on Schedule 7 hereto, Schedule 7 to the Prior Perfection Certificate sets forth a true and correct list of commercial tort claims in excess of $5,000,000 (or its equivalent) held by any Loan Party, including a brief description thereof.

SECTION 8.                            Organizational Chart.  Except as set forth on Schedule 8 hereto, Schedule 8 to the Prior Perfection Certificate sets forth a complete chart of the organizational structure of the Borrower.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

DIPLOMAT PHARMACY, INC.

Name:
Title:

EXHIBIT H

[FORM OF] SOLVENCY CERTIFICATE

OF

DIPLOMAT PHARMACY, INC.

AND ITS SUBSIDIARIES

Form of Solvency Certificate

Date:  [  ]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Diplomat Pharmacy, Inc. (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.                                      This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(i) of the Credit Agreement, dated as of December 20, 2017 (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.                                      For purposes of this certificate, the terms below shall have the following definitions:

(a)                                 “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)                                 “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)                                  “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d)                                 “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)                                  “Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

The Borrower and its subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)                                   “Do not have Unreasonably Small Capital”

The Borrower and its subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient capital to ensure that it is a going concern.

3.                                      For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)                                 I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 4.01(n) of the Credit Agreement.

(b)                                 I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)                                  As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4.                                      Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Borrower and its subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by the Chief Financial Officer as of the date first written above.

DIPLOMAT PHARMACY, INC.

By:
Name:
	Title:	Chief Financial Officer

EXHIBIT I-1

[FORM OF] U.S. TAX CERTIFICATE FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of December 20, 2017 (as amended, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”), among Diplomat Pharmacy, Inc. (the “Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (b) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which any payment is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER]

By:
Name:
Title:
Date:

EXHIBIT I-2

[FORM OF] U.S. TAX CERTIFICATE FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of December 20, 2017 (as amended, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”), among Diplomat Pharmacy, Inc. (the “Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio exemption: (a) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (b) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which any payment is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER]

By:
Name:
Title:
Date:

EXHIBIT I-3

[FORM OF] U.S. TAX CERTIFICATE FOR FOREIGN PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of December 20, 2017 (as amended, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”), among Diplomat Pharmacy, Inc. (the “Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which any payment is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER]

By:
Name:
Title:
Date:

EXHIBIT I-4

[FORM OF] U.S. TAX CERTIFICATE FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement dated as of December 20, 2017 (as amended, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”), among Diplomat Pharmacy, Inc. (the “Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which any payment is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER]

By:
Name:
Title:
Date:

EXHIBIT J

AUCTION PROCEDURES

This Exhibit J is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.24 of the Credit Agreement dated as of December 20, 2017 (as amended, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”) among Diplomat Pharmacy, Inc., the Lenders from party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”). This Exhibit J is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document.  None of the Administrative Agent, the Auction Manager, or any of their Affiliates makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to a Purchasing Company Party pursuant to any offering documents, nor shall the decision by the Administrative Agent or the Auction Manager (or any of their Affiliates) in its capacity as a Lender to sell its Term Loans to a Purchasing Company Party be deemed to constitute such a recommendation.  Each Lender should make its own decision as to whether to sell any of its Term Loans and as to the price to be sought for such Term Loans.  In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction Purchase Offer and the relevant offering documents. Capitalized terms not otherwise defined in this Exhibit J have the meanings assigned to them in the Credit Agreement.

1.     Notice Procedures.  In connection with each Auction Purchase Offer, the applicable Purchasing Company Party will provide notification to the Auction Manager (for distribution to the Lenders of the applicable Class(es)) of the Class or Classes of Term Loans (as determined by such Purchasing Company Party in its sole discretion) that will be the subject of such Auction Purchase Offer (each, an “Auction Notice”).  Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of each Class of Term Loans that the applicable Purchasing Company Party offers to purchase in such Auction Purchase Offer (the “Auction Amount”), which shall be no less than $10,000,000 (across all such Classes); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices (in increments of $5) per $1,000, at which such Purchasing Company Party would be willing to purchase Term Loans of each applicable Class in such Auction Purchase Offer; and (iii) the date on which such Auction Purchase Offer will conclude (which date shall not be fewer than three Business Days following the distribution of the Auction Notice to the Lenders of the applicable Class(es)), on which date Return Bids (as defined below) will be due by 1:00 p.m., New York City time (as such date and time may be extended by the Auction Manager, the “Expiration Time”).  Such Expiration Time may be extended for a period not exceeding three Business Days upon notice by the Purchasing Company Party to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, that only two extensions per offer shall be permitted (unless otherwise approved by the Auction Manager prior to the date of the applicable Auction Purchase Offer).  An Auction Purchase Offer shall be regarded as a “failed purchase offer” in the event that either (x) the applicable Purchasing Company Party withdraws such Auction Purchase Offer in accordance with the terms hereof or as set forth in Section 2.24(b) of the Credit Agreement or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received.  In the event of a failed purchase offer, no Purchasing Company Party shall be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be.  Notwithstanding anything to the contrary contained herein, the applicable Purchasing Company Party shall not initiate any Auction Purchase Offer by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction Purchase Offer (if any), whether such conclusion occurs by withdrawal of such previous Auction Purchase Offer or the occurrence of the Expiration Time of such previous Auction Purchase Offer.

2.     Reply Procedures.  In connection with any Auction Purchase Offer, each Lender of the Term Loans of the applicable Class(es) wishing to participate in such Auction Purchase Offer shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the applicable offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price (in increments of $5) per $1,000 in principal amount of Term Loans (the “Reply Price”) of the applicable Class(es) within the Discount Range and (ii) the principal amount of Term Loans of the applicable Class(es), in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”).  A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of the applicable Class(es) held by such Lender.  Lenders may only submit one Return Bid per Class per Auction Purchase Offer, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an Affiliated Assignment and Assumption.  No Purchasing Company Party will purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

3.     Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the applicable Purchasing Company Party, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction Purchase Offer within the Discount Range for such Auction Purchase Offer that will allow such Purchasing Company Party to complete the Auction Purchase Offer by purchasing the full Auction Amount (or such lesser amount of Term Loans for which such Purchasing Company Party has received Qualifying Bids).  Subject to the conditions contained in the Auction Notice, the applicable Purchasing Company Party shall purchase Term Loans of the applicable Class(es) from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All Term Loans of the applicable Class included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.  Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five business days from the date of the Expiration Time.

4.     Proration Procedures.  All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will

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be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans of the applicable Class(es) for which Qualifying Bids have been submitted in any given Auction Purchase Offer at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans of the applicable Class(es) to be purchased at prices below the Applicable Threshold Price), the applicable Purchasing Company Party shall purchase such Loans ratably based on the relative principal amounts offered by each Lender in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.  No Return Bids or any component bid thereof will be accepted above the Applicable Threshold Price.

5.     Notification Procedures.  The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York City time on the Business Day during which the Expiration Time occurs.  The Auction Manager will insert the principal amount of Term Loans of the applicable Class to be assigned and the applicable settlement date into each applicable Affiliated Assignment and Assumption received in connection with a Qualifying Bid.  Upon the request of the submitting Lender, the Auction Manager will promptly return any Affiliated Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

6.     Additional Procedures.  Once initiated by an Auction Notice, the applicable Purchasing Company Party may withdraw an Auction Purchase Offer only if no Qualifying Bid has been received by the Auction Manager at the time of withdrawal.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or canceled by a Lender.  However, an Auction Purchase Offer may become void if the conditions to the purchase set forth in Section 2.24 of the Credit Agreement are not met.  The purchase price in respect of each Qualifying Bid for which purchase by such Purchasing Company Party is required in accordance with the foregoing provisions shall be paid directly by such Purchasing Company Party to the respective assigning Lender on a settlement date as determined jointly by such Purchasing Company Party and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due).  The applicable Purchasing Company Party shall execute each applicable Affiliated Assignment and Assumption received in connection with a Qualifying Bid.  All questions as to the form of documents and eligibility of Term Loans that are the subject of an Auction Purchase Offer will be determined by the Auction Manager, in consultation with the applicable Purchasing Company Party, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.24 of the Credit Agreement or this Exhibit J.  The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the applicable Purchasing Company Party, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.24 of the Credit Agreement or this Exhibit J.  None of the Administrative Agent, the Auction Manager or any of their Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the applicable Purchasing Company Party, the Loan Parties, or any of their Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.  This Exhibit J shall not require any Purchasing Company Party to initiate any Auction Purchase Offers.

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EXHIBIT K

[FORM OF] CLOSING CERTIFICATE OF [LOAN PARTY]

[   ]

Reference is made to the Credit Agreement, dated as of December 20, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Diplomat Pharmacy, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 4.01(c) of the Credit Agreement, the undersigned officer of [   ] (the “Company”) certifies, in the name and on behalf of the Company, and not individually, that:

1.             Attached hereto as Exhibit A is a true and correct copy of the [Certificate of Formation] / [Certificate of Organization] / [Articles of Incorporation] of the Company as in effect on and as of the date hereof.

2.             Attached hereto as Exhibit B is a true and correct copy of the [By-Laws] / [Operating Agreement] of the Company as in effect on and as of the date hereof.

3.             Attached hereto as Exhibit C is a true and complete copy of the resolutions duly adopted by the [board of directors] / [members] of the Company on [  ], authorizing the actions contemplated by the Loan Documents to be taken by the Company pursuant to the Loan Documents.

4.             Attached hereto as Exhibit D is a good standing certificate, dated [  ], for the Company from the Secretary of State in the State in which the Company is [incorporated] / [organized].

5.             Each individual set forth below is duly qualified and acting as an elected or appointed officer, or an authorized representative, of the Company, and is authorized to sign the Loan Documents and all other agreements, documents and instruments relating thereto on behalf of the Company.  The signature written below opposite the name of such officer is his or her genuine signature.

Name	Office	Signature
[ ]	[ ]
[ ]	[ ]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

Name:
Title:

I, having the office set forth in Section 5 above, do hereby certify that the person whose signature appears immediately above is duly elected and qualified in the  office set forth above and the signature of such person set forth immediately above is true and genuine.

Name:
Title:

Exhibit A

[Certificate of Formation] / [Certificate of Organization] / [Articles of Incorporation]

Exhibit B

[By-Laws] / [Operating Agreement]

Exhibit C

Resolutions

Exhibit D

Good Standing Certificate